Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

CAESARS ENTERTAINMENT, INC.,

FERTITTA GAMING HOLDCO, LLC,

EMPIRE MERGER SUB, INC.,

LANDRY’S FERTITTA, LLC

(solely in its capacity as Parent Guarantor with respect to Section 9.14)

and

HOSPITALITY HEADQUARTERS, INC.

(solely for the purposes of Section 9.14(j))

Dated as of May 27, 2026

i

ii

EXHIBITS

Exhibit A    Rollover Stockholders

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of May 27, 2026, is entered into by and among Caesars Entertainment, Inc. (the “Company”), Fertitta Gaming Holdco, LLC (“Parent”), Empire Merger Sub, Inc., a Delaware corporation and a direct wholly owned Subsidiary (as defined below) of Parent (“Merger Sub”), Landry’s Fertitta, LLC, a Texas limited liability company (“Parent Guarantor”), solely for the purposes of Section 9.14 and Hospitality Headquarters, Inc., a Texas corporation (“Hospitality Headquarters”), solely for the purposes of Section 9.14(j). The Company, Parent and Merger Sub are each sometimes referred to herein as a “Party” and, collectively, as the “Parties.”

WHEREAS, the Parties intend that Merger Sub shall be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned Subsidiary of Parent;

WHEREAS, the Board of Directors of the Company (the “Company Board of Directors”) has, upon the terms and subject to the conditions set forth herein, (i) determined that it is fair to, and in the best interests of, the Company and its stockholders, and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and (iii) resolved to recommend the adoption of this Agreement by the stockholders of the Company and to submit this Agreement to the stockholders of the Company for adoption;

WHEREAS, the sole member of Parent has, upon the terms and subject to the conditions set forth herein, (i) determined that it is fair to, and in the best interests of, Parent and its stockholders, and declared it advisable, to enter into this Agreement, and (ii) adopted and approved the execution, delivery and performance by Parent of this Agreement and the consummation of the transactions contemplated hereby, including the Merger;

WHEREAS, the Board of Directors of Merger Sub has, upon the terms and subject to the conditions set forth herein, unanimously (i) determined that it is fair to, and in the best interests of, Merger Sub and its sole stockholder, and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance by Merger Sub of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and (iii) resolved to recommend the adoption of this Agreement by the sole stockholder of Merger Sub and to submit this Agreement to such stockholder for adoption, and Parent, as the sole stockholder of Merger Sub, has approved the execution, delivery and performance by Merger Sub of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and has adopted this Agreement;

WHEREAS, each of the Rollover Stockholders has or will, prior to Closing, enter into a Rollover Agreement with Fertitta Topco, LLC (the “Rollover Agreements”);

WHEREAS, each of the holders of Parent Rollover Shares has or will, prior to Closing, enter into a Parent Rollover Agreement (the “Parent Rollover Agreements”);

WHEREAS, concurrently with the execution of this Agreement, and as a condition of, and inducement to, the willingness of Parent to enter into this Agreement, Parent has entered in agreements with certain stockholders of the Company party thereto to vote in favor of the transactions contemplated hereby, including the Merger (the “Support Agreements”); and

WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated by this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I

Section 1.1 Definitions. As used in this Agreement, the following terms have the respective meanings set forth below:

“Acceptable Confidentiality Agreement” means an agreement with the Company that is either (i) in effect as of the execution and delivery of this Agreement or (ii) executed, delivered and effective after the execution and delivery of this Agreement, in either case containing provisions that require any counterparty thereto (and any of its Affiliates or Representatives) that receives non-public information of or with respect to the Company to keep such information confidential; provided, however, that, in each case, the provisions contained therein are no less restrictive in any material respect to such counterparty (and any of its Affiliates and Representatives named therein) than the terms of the Confidentiality Agreement, it being understood that such agreement (A) need not contain any “standstill” or similar provisions or otherwise prohibit the making of any Alternative Proposal, (B) shall not restrict, in any manner, the Company’s ability to comply with its obligations under this Agreement (including Section 6.3 and Section 6.4) and (C) shall not contain any provision requiring the Company or its Subsidiaries to pay or reimburse the counter-party’s fees, costs or expenses of any nature.

“Action” has the meaning set forth in Section 6.9(b).

“Adverse Recommendation Change” has the meaning set forth in Section 6.4(e).

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by, or is under common control with, such Person. For the purpose of this definition, “control” (including with correlative meanings, “controlled by” and “under common control with”), when used with respect to any specified Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by Contract or otherwise; provided, that in no event shall the Specified Individuals or any of their respective Subsidiaries or any entities owned or controlled by them or which they have any ownership interest in (other than Parent Guarantor and its Subsidiaries) be considered an “Affiliate” of Parent, Merger Sub or Parent Guarantor, other than for the purposes of the definition of “Parent Related Persons”.

“Agreement” has the meaning set forth in the Preamble.

“Alternate Financing” has the meaning set forth in Section 6.16(e).

“Alternative Proposal” means, with respect to the Company, (a) any inquiry, proposal, bid, indication of interest or offer for or with respect to (or expression by any Third Party that it is considering or may engage in) a merger, consolidation, business combination, recapitalization, reorganization, amalgamation, tender offer, share exchange, liquidation, dissolution, joint venture or other similar transaction involving the Company or any of its Subsidiaries (each, an “Acquisition Transaction”) pursuant to which any Third Party would acquire or beneficially own securities representing 10% or more of the equity or voting power of the Company after giving effect to such Acquisition Transaction(s), (b) any inquiry, proposal, bid, indication of interest or offer (including tender or exchange offers) to (or expression by any Third Party that it is considering or may seek to) acquire in any manner, directly or indirectly, in one or more transactions, 10% or more of the outstanding Company Common Stock, or securities of the Company representing 10% or more of the equity or voting power of the Company after giving effect to such transaction(s) or (c) any inquiry, proposal, bid, indication of interest or offer to (or expression by any Third Party that it is considering or may seek to) acquire in any manner (including the acquisition of stock in any Subsidiary of the Company), directly or indirectly, in one or more transactions, assets or businesses of the Company or its Subsidiaries, including pursuant to a joint venture, representing 10% or more of the consolidated assets, revenues or net income of the Company after giving effect to such transaction(s), in the case of each of the foregoing clauses (a) through (c) inclusive, other than any inquiry, proposal or offer by or from Parent, Merger Sub or their respective Affiliates, including the Merger.

“AML Laws” means all applicable Laws, rules and regulations of any jurisdiction applicable from time to time concerning or relating to anti-money laundering or counter-terrorist financing and corporate transparency including, without limitation, the U.S. Money Laundering Control Act of 1986 and the applicable financial recordkeeping and reporting requirements of the U.S. Currency and Foreign Transaction Reporting Act of 1970 (commonly known as the Bank Secrecy Act), as amended by the USA PATRIOT Act of 2001.

“Antitrust Laws” means the Sherman Antitrust Act, as amended, the Clayton Antitrust Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition or restraint of trade.

“Approvals” has the meaning set forth in Section 6.6(a).

“Book-Entry Shares” has the meaning set forth in Section 3.1(e).

“Business Day” means any day that is not a Saturday, a Sunday or other day on which commercial banks in the City of New York, New York are required or authorized by Law to be closed.

“Certificate” has the meaning set forth in Section 3.1(e).

“Certificate of Merger” has the meaning set forth in Section 2.3.

“Charter” has the meaning set forth in Section 2.2.

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Preamble.

“Company Board of Directors” has the meaning set forth in the Recitals.

“Company Common Stock” means the common stock of the Company, par value $0.00001 per share.

“Company Credit Agreement” means, that certain Credit Agreement, dated as of July 20, 2020 (as modified by that certain Incremental Assumption Agreement No. 1, dated as of July 20, 2020, as amended by that certain First Amendment to Credit Agreement, dated as of November 10, 2021, as amended by that certain Second Amendment to Credit Agreement, dated as of January 26, 2022, as amended by that certain Third Amendment to Credit Agreement, dated as of October 5, 2022, as modified by that certain Incremental Assumption Agreement No. 2, dated as of February 6, 2023, as modified by that certain Incremental Assumption Agreement No. 3, dated as of February 6, 2024, as amended by that certain Fourth Amendment to Credit Agreement, dated as of May 9, 2024, as amended by that certain Fifth Amendment to Credit Agreement, dated as of November 25, 2024), by and among the Company, JPMorgan Chase Bank, N.A., as administrative agent, U.S. Bank National Association, as collateral agent, and the other parties thereto, as may be further amended, restated, amended and restated, supplemented or otherwise modified from time to time after the date hereof in a manner not inconsistent with the terms of this Agreement.

“Company Disclosure Schedule” means the disclosure schedule delivered by the Company to Parent and Merger Sub concurrently with the execution and delivery of this Agreement.

“Company Equity Awards” means, collectively, the Company PSU Awards and the Company RSU Awards.

“Company Existing Indebtedness” means any existing Company Indebtedness.

“Company Group” means the Company and its Subsidiaries.

“Company Indebtedness” means any (a) indebtedness, liabilities and obligations, now existing or hereafter arising, for borrowed money of the Company and its Subsidiaries on a consolidated basis (including any principal, premium, accrued and unpaid interest, related expenses, prepayment penalties, commitment and other fees), including under the Company Credit Agreement, the Company Indentures, the CVA Credit Agreement or any other credit facilities or liabilities evidenced by bonds, debentures, notes or other similar instruments or debt securities, (b) any contingent liability for or guaranty by the Company and its Subsidiaries of any such obligation of any Person (including the pledge of any collateral or grant of any security interest by the Company and its Subsidiaries in any property as security for any such liability, guaranty or obligation), (c) liabilities pursuant to or in connection with letters of credit or banker’s acceptances or similar items (in each case to the extent drawn), (d) obligations to pay the deferred purchase price of property, services or equipment, (e) liabilities arising out of interest rate and currency swap arrangements, and any other arrangements designed to provide protection against fluctuations in interest or currency rates, and (f) liabilities in respect of any lease of (or arrangement conveying the right to use) real or personal property, or a combination thereof, which liabilities are required to be classified and accounted for under GAAP as capital leases; provided that, Company Indebtedness shall not include any indebtedness solely among the Company and its wholly-owned Subsidiaries.

“Company Indebtedness Available Baskets” means, collectively, and in each case without duplication, (A)(i) the baskets contained in clause (A) of the definition of Company Indebtedness Specified Baskets, (ii) the baskets contained in clause (A) of the definition of Company Indebtedness Investment Baskets and (iii) the baskets contained in clause (A) of the definition of Company Indebtedness RP Baskets and (B)(i) the baskets contained in clause (B) of the definition of Company Indebtedness Specified Baskets, (ii) the baskets contained in clause (B) of the definition of Company Indebtedness Investment Baskets and (iii) the baskets contained in clause (B) of the definition of Company Indebtedness RP Baskets.

“Company Indebtedness Investment Baskets” means, collectively, and in each case without duplication, (A) clauses (e), (j), (l), (q), (r), (s), (t) (to the extent the “Restricted Payment” permitted thereunder is made pursuant to a Company Indebtedness RP Basket), (v), (dd), (ff) and (ii) of Section 6.04 of the Company Credit Agreement and (B) clauses (6), (9), (10), (20), (23) and (38) of the definition of “Permitted Investments” under each of the Company Indentures.

“Company Indebtedness RP Baskets” means, collectively, and in each case without duplication, (A) clauses (c), (e), (h), (j), (l) and (m) of Section 6.06 of the Company Credit Agreement and (B) the Cumulative Credit (as defined in the Company Indentures) and clauses (iv), (vi), (vii), (ix), (x), and (xxi) of Section 4.04(b) of each of the Company Indentures.

“Company Indebtedness Specified Baskets” means, collectively, and in each case without duplication, (A) clauses (e) and (l) of Section 6.06 of the Company Credit Agreement and (B) the Cumulative Credit (as defined in the Company Indentures) and clauses (vii) and (x) of Section 4.04(b) of each of the Company Indentures.

“Company Indentures” means, collectively, (a) that certain indenture, dated as of September 24, 2021, by and among the Company, the guarantors party thereto and U.S. Bank Trust Company, National Association (as successor in interest to U.S. Bank National Association), as trustee, as supplemented by those certain supplemental indentures, dated as of October 4, 2022, November 3, 2023 and August 23, 2024, each by and among the Company, the guarantors party thereto and the trustee; (b) that certain indenture, dated as of February 6, 2023, by and among the Company, the guarantors party thereto, U.S. Bank Trust Company, National Association, as trustee, and U.S. Bank National Association, as collateral agent, as supplemented by those certain supplemental indentures, dated as of March 24, 2023, November 3, 2023 and August 23, 2024, each by and among the Company, the guarantors party thereto, the trustee and the collateral agent;

(c) that certain indenture, dated as of February 6, 2024, by and among the Company, the guarantors party thereto, U.S. Bank Trust Company, National Association, as trustee, and U.S. Bank National Association, as collateral agent, as supplemented by those certain supplemental indentures, dated as of March 1, 2024 and August 23, 2024, each by and among the Company, the guarantors party thereto, the trustee and the collateral agent; and (d) that certain indenture, dated as of October 17, 2024, by and among the Company, the guarantors party thereto and U.S. Bank Trust Company, National Association, as trustee.

“Company Intellectual Property” means any and all Intellectual Property owned or purported to be owned, in whole or in part, by the Company or any of its Subsidiaries.

“Company Intervening Event” means any material event or development or material change in circumstances with respect to the Company and its Subsidiaries, taken as a whole, first occurring or arising after the date of this Agreement and prior to the Company Stockholder Approval if and only if such event, development or change in circumstances was neither known nor reasonably foreseeable by the Company Board of Directors as of, or prior to, the date of this Agreement; provided, that in no event shall the following events, developments or changes in circumstances constitute a Company Intervening Event: (a) the receipt, existence or terms of an Alternative Proposal or a Superior Proposal, or any offer or proposal that constitutes, or would reasonably be expected to lead to, result in or constitute an Alternative Proposal or a Superior Proposal (which matters shall be addressed by and subject to Section 6.3 and Section 6.4), (b) events, occurrences, facts, conditions or changes arising out of, relating to or resulting from any steps taken by Parent described in Section 6.6(b), (c) changes in and of themselves in the market price or trading volume of Company Common Stock, (d) changes after the date of this Agreement in GAAP, IFRS or applicable Law of general applicability, (e) after the date of this Agreement, any change in geopolitical conditions, tariffs, any acts of terrorism, sabotage, military action, armed hostilities (whether foreign or domestic), acts of violence (whether foreign or domestic), acts of war (whether or not declared), or any escalation or worsening thereof (including widespread cyber-attacks), (f) general conditions (or changes therein) in the travel, hospitality or gaming industries or online betting and prediction markets or (g) the fact in and of itself that the Company meets or exceeds or fails to meet or exceed internal or published projections, forecasts or revenue or earnings predictions for any period; provided, that the exceptions in clause (e) and this clause (g) shall not exclude any event, development or change in circumstance underlying any such change in market price or trading volume, or meeting or exceeding, or failure to meet or exceed such projections, forecasts or predictions from being considered and taken into account to the extent not otherwise excluded under this definition.

“Company Plan” means, each “employee benefit plan” (within the meaning of section 3(3) of ERISA), and all stock purchase, stock option, other equity or equity-related, severance, employment, change-in-control, fringe benefit, bonus, incentive, deferred compensation, health and welfare, supplemental retirement benefits, paid time-off benefits and all other employee benefit or compensation plans, agreements, programs, policies or other arrangements, and any amendments thereto, in each case whether or not subject to ERISA and whether or not in writing, (a) under which any Employee or any current or former directors or individual independent contractors of the Company or its Subsidiaries has any present or future right to benefits, (b) sponsored or maintained by the Company or its Subsidiaries, or (c) under which the Company or its Subsidiaries has had or may have any present or future liability, contingent or otherwise, including to any Employee or any current or former directors or individual independent contractors of the Company or its Subsidiaries.

“Company Preferred Stock” means the preferred stock of the Company, par value $0.00001 per share.

“Company PSU Award” means a restricted stock unit award granted under the Company Stock Plan that corresponds to one or more shares of Company Common Stock and that is subject to performance or market-based vesting conditions (whether or not in addition to vesting conditions based on continued employment or service).

“Company PSU Consideration” has the meaning set forth in Section 3.5(b).

“Company Recommendation” has the meaning set forth in Section 4.5(b).

“Company RSU Award” means a restricted stock unit award (including, for the avoidance of doubt, any deferred stock units or any “phantom” or other similar equity or equity-based rights that are settled in shares of Company Common Stock) granted under the Company Stock Plan that corresponds to one or more shares of Company Common Stock and that is subject solely to vesting conditions based on continued employment or service.

“Company RSU Consideration” has the meaning set forth in Section 3.5(a).

“Company Software” means any and all Software that is owned or purported to be owned, in whole or in part, by the Company or any of its Subsidiaries.

“Company Stock” means, collectively, the Company Common Stock and the Company Preferred Stock.

“Company Stock Plan” means the Caesars Entertainment, Inc. Second Amended and Restated 2015 Equity Incentive Plan.

“Company Stockholder Approval” has the meaning set forth in Section 4.5(a).

“Company Stockholders’ Meeting” has the meaning set forth in Section 6.5(e).

“Company Systems” means any and all Systems owned, leased, licensed, used or held for use by or for the Company or any of its Subsidiaries.

“Company Termination Fee” has the meaning set forth in Section 8.3(c).

“Compliant” means, with respect to the Financing Information, (a) that such Financing Information does not contain any untrue statement of a material fact or omit to state any material fact, in each case with respect to the Company and its Subsidiaries, necessary in order to make the statements contained in such Financing Information, in the light of the circumstances under which they were made, not misleading, (b) Deloitte & Touche LLP shall not have withdrawn its audit opinion with respect to the portion of such Financing Information constituting audited financial statements (it being understood that in the event that such opinion is withdrawn, the

Financing Information shall not be thereafter deemed to be Compliant until the date that a new audit opinion is issued with respect to the audited Financing Information by Deloitte & Touche LLP, another “big four” accounting firm or another independent public accounting firm reasonably acceptable to Parent), (c) the Company has not determined to restate its historical financial statements contained in such Financing Information (it being understood that in the event that the Company has so determined, the Financing Information shall not be thereafter deemed to be Compliant until the date such restatement has been completed or the Company has indicated that it has concluded or otherwise determined that no such restatement shall be required) and (d) the financial statements and other financial information that are included in the Financing Information would not be deemed stale under Regulation S-X or under customary practices for offerings and private placements of debt securities under Rule 144A promulgated under the Securities Act and are sufficient to permit Deloitte & Touche LLP to issue a customary comfort letter to the Financing Sources, in order to consummate any offering of debt securities, to the extent required as part of the Debt Financing.

“Confidentiality Agreement” means that certain amended and restated confidentiality agreement, dated as of February 20, 2026, by and between the Company and Parent.

“Continuing Employees” means all employees of the Company or any of its Subsidiaries who, as of the Closing, continue their employment with Parent or its Subsidiaries (including the Company or any of its Subsidiaries).

“Contract” means, with respect to a Person, any contract, note, bond, mortgage, indenture, deed of trust, license, lease, agreement, arrangement, commitment or other instrument or obligation, whether oral or written, that is binding on such Person under applicable Law.

“control,” “controlled by” and “under common control with” have the meaning set forth in the definition of “Affiliate.”

“Copyleft Terms” means any terms of any license for Open Source Materials that require, as a condition of or in connection with the Company’s or any of its Subsidiaries’ use, incorporation, linking, reproduction, modification or distribution of such Open Source Materials as currently used, incorporated, linked, reproduced, modified, or distributed, that (a) the source code for any Company Software or other Company Intellectual Property be disclosed, made available, offered, delivered, or distributed in source code form; (b) any Company Software or other Company Intellectual Property be redistributable at no or minimal charge to subsequent licensees or be subject to any restriction on the consideration to be charged for the distribution thereof; (c) authorization is granted allowing the creation of, modifications to or derivatives works of any Company Software or other Company Intellectual Property; or (d) any Company Software or other Company Intellectual Property be subject to a requirement that any patents related to such Company Software or other Company Intellectual Property are either licensed to or may not be asserted against any Person.

“CVA Credit Agreement” means that certain Credit Agreement, dated as of April 26, 2024 (as amended by that certain Amendment No. 1 to Credit Agreement, dated as of September 15, 2025), by and among Caesars Virginia, LLC, a Subsidiary of the Company, as borrower, Wells Fargo Bank, National Association, as administrative agent and as collateral agent, and the other parties thereto, as amended, restated, amended and restated, supplemented or otherwise modified from time to time in a manner not inconsistent with the terms of this Agreement.

“Debt Financing” has the meaning set forth in Section 5.9.

“Debt Financing Commitment” has the meaning set forth in Section 5.9.

“DGCL” has the meaning set forth in Section 2.1.

“DGCL 262” has the meaning set forth in Section 3.2(a).

“Dissenting Shares” has the meaning set forth in Section 3.2(a).

“Earned PSUs” means, with respect to any Company PSU Award, the number of restricted stock units underlying such Company PSU Award, determined based on the terms of the Company Stock Plan and the underlying award agreements, which shall be based upon the greater of the “target” performance level and the actual performance level attained as of the Effective Time (based on actual achievement of applicable performance goals, as reasonably determined by the Company’s Board of Directors in the ordinary course of business consistent with past practice) to the extent provided for and in accordance with the applicable award agreement.

“Effective Time” has the meaning set forth in Section 2.3.

“Employees” means the current and former employees of the Company and its Subsidiaries.

“End Date” has the meaning set forth in Section 8.1(b).

“Environment” means indoor and outdoor ambient air, vapors, surface water, groundwater, wetlands, drinking water supply, land surface, natural resources, flora and fauna or subsurface strata and biota.

“Environmental Claims” means all written claims, demands or proceedings alleging liabilities (including all reasonable and documented out-of-pocket fees, disbursements and expenses of counsel, expert and consulting fees and costs of investigations, remediation and other response actions), fines, penalties and monetary damages arising under any Environmental Law.

“Environmental Laws” means all legally enforceable federal, state and local Laws relating to Hazardous Substances, pollution, protection of the Environment or, to the extent relating to exposure to Hazardous Substances, health or safety, including the Federal Water Pollution Control Act (33 U.S.C. §1251 et seq.), Resource Conservation and Recovery Act (42 U.S.C. §6901 et seq.), Safe Drinking Water Act (42 U.S.C. §3000(f) et seq.), Toxic Substances Control Act (15 U.S.C. §2601 et seq.), Clean Air Act (42 U.S.C. §7401 et seq.), Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. §9601 et seq.), ISRA and other similar state and local Laws, in effect as of the date hereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and all regulations and rules issued thereunder, or any successor Law.

“Exchange Fund” has the meaning set forth in Section 3.4(a).

“Excluded Information” means (a) consolidated financial statements (to the extent not so provided in SEC filings that have been filed in accordance with applicable Laws and regulations), “segment reporting” (to the extent not so provided in SEC filings that have been filed in accordance with applicable Laws and regulations), separate Subsidiary financial statements and financial statements and data that would be required by Rule 3-05, 3-09, 3-10 or 3-16 of Regulation S-X (unless previously filed by the Company with the SEC and other than guarantor/non-guarantor data and data with respect to unrestricted subsidiaries that is customary in an offering memorandum for debt securities issued pursuant to Rule 144A), under the Securities Act, (b) information regarding officers or directors prior to consummation of the Merger (except biographical information if any of such persons will remain officers or directors after consummation of the Merger), executive compensation and related party disclosure or any Compensation Discussion and Analysis or information required by Item 302 (to the extent not so provided in SEC filings) or Item 402 of Regulation S-K under the Securities Act and any other information that would be required by Part III of Form 10-K (except to the extent previously filed with the SEC), (c) any description of all or any component of the Debt Financing, including any such description to be included in liquidity and capital resources disclosure or any “description of notes” or “description of other indebtedness,” or other information customarily provided by the Financing Sources or their respective counsel, (d) risk factors relating to all or any component of the Debt Financing, (e) information regarding affiliate transactions that may exist following consummation of the Merger (unless the Company or any of its Subsidiaries was party to any such transactions prior to consummation of the Merger), (f) information regarding any post-Closing pro forma cost savings, synergies, capitalization, ownership or other post-Closing pro forma adjustments (excluding information that is historical financial information of the Company and is derivable by the Company from the books and records of the Company or any Subsidiary of the Company), (g) information necessary for the preparation of any projected or forward-looking financial statements, monthly financial statements or any other information, in each case, that is not readily available to the Company without undue effort or expense and, in the case of financial information, prepared or available in the ordinary course of its financial reporting practice or from its books and records and (h) in the case of a Rule 144A financing, other information customarily excluded from a Rule 144A offering memorandum.

“Excluded Party” means any Third Party from whom the Company or any of its Representatives has received a written bona fide Alternative Proposal after the execution of this Agreement and prior to the No-Shop Period Start Date, which written Alternative Proposal the Company Board of Directors has determined in good faith prior to the No-Shop Period Start Date (after consultation with its outside counsel and outside financial advisors) constitutes, or would reasonably be expected to lead to, result in or constitute, a Superior Proposal; provided, that any such Third Party shall cease to be an Excluded Party upon the earliest to occur of the following: (A) such Third Party’s Alternative Proposal is withdrawn, terminated or expires; (B) the Company Board of Directors determines in good faith (after consultation with its outside counsel and outside financial advisors) that such Third Party’s Alternative Proposal no longer constitutes a Superior Proposal or would no longer reasonably be expected to lead to, result in or constitute a Superior Proposal; and (C) 5:00 p.m. (Pacific time) on the seventy-fifth (75th) day following the date hereof.

“Excluded Shares” has the meaning set forth in Section 3.1(b).

“Financing” means the Debt Financing.

“Financing Agreement” means any credit agreement, indenture, purchase agreement, note or similar agreement, in each case, evidencing or relating to indebtedness to be incurred in connection with any Debt Financing.

“Financing Information” means (a)(i) audited consolidated balance sheets of the Company and its consolidated Subsidiaries as of, and related audited consolidated statements of operations, comprehensive income/(loss), stockholders’ equity/(deficit) and cash flows of the Company and its consolidated Subsidiaries as of and for the fiscal years ended, December 31, 2023, December 31, 2024 and December 31, 2025, and (ii) if the Closing Date is to occur more than sixty (60) days after December 31, 2026, an audited consolidated balance sheet of the Company and its consolidated Subsidiaries as of, and related audited consolidated statements of operations, comprehensive income/(loss), stockholders’ equity/(deficit) and cash flows of the Company and its consolidated Subsidiaries as of and for the fiscal year ended December 31, 2026, (b) an unaudited consolidated balance sheet and the related unaudited consolidated condensed statements of operations, comprehensive income/(loss), changes in stockholders’ equity/(deficit) and cash flows of the Company and its consolidated Subsidiaries as of the end (in the case of such balance sheet) and for the period commencing after the end of the fiscal year covered by the most recent audited financial statements of the Company which has been provided pursuant to clause (a) above and ending on the last day of the most recent fiscal quarter (other than the fourth fiscal quarter of any fiscal year) ended and at least (40) days prior to the Closing Date, and including, in the case of the statements of operations and comprehensive income/(loss) and cash flows, comparative information for the same period in the prior fiscal year, (c) to the extent not already provided under clause (a) or (b) above, other financial data, audit reports, business and other information (including a customary “Management’s Discussion and Analysis of Financial Condition and Results of Operations” with respect to the Company and its consolidated Subsidiaries) reasonably requested by the Parent of the Company and its Subsidiaries (i) required by paragraph (d) of Schedule I to the Debt Financing Commitment (as of the date of this Agreement), (ii) that would be necessary for the underwriters or initial purchasers for a Debt Financing that is an offering of securities to receive customary “comfort” (including “negative assurance” comfort) from the independent accountants of the Company with respect to the financial information of the Company and its Subsidiaries included in the offering memorandum or prospectus for such Financing, or (iii) that would be necessary to prepare pro forma financial statements reflecting the Financing and the other transactions contemplated by this Agreement and (d) solely in the event deemed necessary by the SEC in connection with the Proxy Statement, “carve out” financial statements as of the dates specified in clauses (a) and (b) above for the Company, giving effect to any sale, divestiture or disposition of the assets, properties or businesses of the Company or its Subsidiaries made in connection with the matters described in Section 6.6; provided, that nothing in clauses (a), (b) or (c) shall include or require any Excluded Information; provided, further, that, for purposes of determining whether the Financing Information has been received by Parent to commence the ten (10) consecutive Business Day period referenced in the definition of “Marketing Period,” the forty (40)-day or sixty (60)-day, as applicable, period referenced therein shall be measured based on the last day of such ten (10) consecutive Business Day period and not the Closing Date; provided, further that the Company shall furnish to the Parent such Financing Information, as applicable, within the times required by the Exchange Act, Securities Act, Regulation S-X or the SEC, as applicable.

“Financing Sources” means the Lenders and any other financial institutions that have committed to provide or have otherwise entered into agreements in connection with any part of the Debt Financing (including the parties to any joinder agreements, credit agreements or other definitive agreements relating thereto), Financing Agreements or other Contracts entered into pursuant thereto or relating thereto, and, to the extent Alternate Financing from alternative Persons is obtained in accordance with this Agreement, such other Persons and their respective former, current and future direct or indirect Affiliates and each of their and their Affiliates’ representatives, shareholders, members, managers, controlling persons, general or limited partners, management companies, investment vehicles, officers, directors, employees, agents, advisors and representatives and each of their respective successors and assigns; provided, however, in no event shall Parent or any of its Affiliates be a “Financing Source.”

“Financing Uses” has the meaning set forth in Section 5.9(b).

“First Extended End Date” has the meaning set forth in Section 8.1(b).

“Foreign Corrupt Practices Act” has the meaning set forth in Section 4.10(c).

“Foreign Plan” means each Company Plan that is primarily subject to the laws of a jurisdiction outside of the United States, excluding any such plan required to be maintained or contributed to by applicable Law, custom or rule of the relevant jurisdiction.

“GAAP” means generally accepted accounting principles in the United States.

“Gaming” or “Gaming Activities” means the conduct of gaming and gambling activities, race or sports books and sports pools, or the use of gaming devices, equipment and supplies in the operation of a casino, simulcasting facility, race track, card club or other enterprise, including slot machines, gaming tables, cards, dice, gaming chips, player tracking systems, cashless wagering systems, mobile gaming systems, online real money gaming, online real money poker, video lottery terminals, i-gaming poker tournaments, inter-casino linked systems and related and associated equipment, supplies and systems.

“Gaming Approvals” means all licenses, permits, Approvals, Orders, authorizations, registrations, findings of suitability, determinations of qualification, franchises, exemptions, waivers, concessions and entitlements issued by any Gaming Authority or under any Gaming Laws that are required of the applicable Party.

“Gaming Authorities” means all international, national, foreign, domestic, federal, state, provincial, regional, local, tribal, municipal and other regulatory and licensing bodies, instrumentalities, departments, commissions, authorities, boards, officials, tribunals and agencies with authority over or responsibility for the regulation of Gaming within any Gaming Jurisdiction.

“Gaming Jurisdictions” means all jurisdictions, domestic and foreign, and their political subdivisions, in which Gaming Activities are or may be lawfully conducted, including all Gaming Jurisdictions in which any of the Parties or their respective Subsidiaries or Affiliates currently conducts or may in the future conduct Gaming Activities.

“Gaming Laws” means all Laws pursuant to which any Gaming Authority possesses regulatory, permit or licensing authority over the conduct of Gaming Activities, or the ownership or control of an interest in a Person that conducts Gaming Activities, in any Gaming Jurisdiction, all written and unwritten policies of any Gaming Authority and all written and unwritten interpretations by any Gaming Authority of such Laws or policies.

“Generative AI Tools” means any artificial intelligence or machine learning code, algorithms, Systems, or tools capable of producing various types of content, including source code, text, images, audio, and synthetic data, based on user-supplied prompts.

“Go-Shop Period” has the meaning set forth in Section 6.3.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or that govern any Person’s internal affairs. For example, the “Governing Documents” of a corporation are its certificate or articles of incorporation and bylaws, the “Governing Documents” of a limited partnership are its limited partnership agreement and certificate of limited partnership and the “Governing Documents” of a limited liability company are its operating agreement and certificate of formation or articles of organization.

“Governmental Entities” means, in any jurisdiction, any (a) federal, state, local, tribal, foreign or international government, (b) court, arbitral or other tribunal, (c) governmental or quasi-governmental authority of any nature (including any political subdivision, instrumentality, branch, department, official or entity) or (d) agency, commission, authority or body properly exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature, including any Gaming Authority.

“Hazardous Substance” means any pollutant, chemical, substance, material or waste that is subject to regulation, control or remediation, defined as a “pollutant”, “contaminant”, “hazardous” or “toxic”, or pursuant to which liability may be imposed under Environmental Laws.

“Holders” has the meaning set forth in Section 3.3.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indemnified Party” has the meaning set forth in Section 6.9(b).

“Initial End Date” has the meaning set forth in Section 8.1(b).

“Intellectual Property” means any and all intellectual property of every kind and all right, title, and interest therein or thereto, whether registered or unregistered or foreign or domestic, including all right, title, and interest in and to any and all of the following, in each case, in any jurisdiction in the world: (a) patents, patent applications, continuations, divisionals, continuations-in-part, reissues, reexaminations, renewals, extensions, substitutions, revisions, provisionals, inventions (whether or not patentable), inventor’s certificates and all foreign counterparts of any of the foregoing; (b) Trade Secrets; (c) trademarks, trademark registrations and applications, renewals and applications to register the same, logos, slogans, domain name registrations, social media addresses, usernames, handles, and accounts, trade dress, service marks, service mark registrations and applications, trade names, service names, brand names, business names, corporate names, and other indicia of origin, together with all goodwill associated with or symbolized by any of the foregoing; (d) original works of authorship (whether copyrightable or not), copyright registrations, copyright applications, and all extensions and reversions thereof and all associated moral rights and similar rights of authorship and attribution, copyrightable and copyrighted works, data, database rights, and databases, and Software; (e) rights of publicity, rights of privacy, rights to personal information, customer lists and confidential marketing and customer information; (f) industrial designs and all registrations and applications therefor; and (g) the right to sue at law or in equity for any past, present or future infringement, misappropriation or other impairment of any of the foregoing, including the right to receive all proceeds and damages therefrom.

“IRS” means the U.S. Internal Revenue Service.

“ISRA” means the New Jersey Industrial Site Recovery Act, N.J.S.A. 13:1K-6 et seq. and N.J.A.C. 7:26B, and any amendments thereto.

“knowledge” means, with respect to Parent and Parent Guarantor, as applicable, the actual knowledge, after reasonable inquiry, of the individuals listed in Section 1.1(a) of the Parent Disclosure Schedule, and, with respect to the Company, the actual knowledge, after reasonable inquiry, of the individuals listed in Section 1.1(a) of the Company Disclosure Schedule.

“Labor Contract” means any master collective bargaining agreement or other material labor-related written agreement with any labor union, works council, or other labor organization that covers the terms and conditions of employment of any employee of the Company or any of its Subsidiaries.

“Law” means all applicable laws, principles of common law, statutes, constitutions, treaties, rules, regulations, ordinances, codes, rulings, Orders, decisions, subpoenas, verdicts and licenses of all Governmental Entities.

“Leased Property” has the meaning set forth in Section 4.12.

“Lenders” has the meaning set forth in Section 5.9.

“Letter of Transmittal” has the meaning set forth in Section 3.4(b).

“Licensed Parties” has the meaning set forth in Section 5.7.

“Licensing Affiliates” has the meaning set forth in Section 5.7.

“Lien” means any mortgage, deed of trust, pledge, license, encumbrance, option, right of first refusal or first offer, conditional sale, lien, security interest, conditional or installment sale agreement, charge, proxy, voting trust or agreement, transfer restriction or other restriction on the use, voting, receipt of income or other exercise of any attribution of ownership under any stockholder or similar agreement.

“Marketing Period” means the first period of ten (10) consecutive Business Days (a) commencing no earlier than (x) the date that is twenty (20) Business Days prior to the Closing Date and (y) the date that is three (3) Business Days after the date on which Parent shall have received the Financing Information and such Financing Information is Compliant (it being understood and agreed that if the Financing Information is not Compliant at any time during such ten (10) consecutive Business Day period, the Marketing Period shall terminate and restart when such Financing Information is Compliant) and (b) throughout and at the end of which Parent shall have the Financing Information and such Financing Information is Compliant (it being understood and agreed that if the Financing Information is not Compliant at any time during such ten (10) consecutive Business Day period, the Marketing Period shall terminate and restart when such Financing Information is Compliant); provided, that if the Company shall in good faith reasonably believe it has provided the Financing Information and such Financing Information is Compliant (it being understood and agreed that if the Financing Information is not Compliant at any time during such ten (10) consecutive Business Day period, the Marketing Period shall terminate and restart when such Financing Information is Compliant), it may deliver to Parent a written notice to that effect (stating when it believes it completed such delivery), in which case Parent shall be deemed to have such Financing Information and such Financing Information shall be deemed to be Compliant unless Parent in good faith reasonably believes the Company has not completed the delivery of the Financing Information or that such Financing Information is not Compliant and, within four (4) Business Days after the delivery of such notice by the Company, delivers a written notice to the Company to that effect (stating with reasonable specificity which Financing Information the Company has not delivered or what is not Compliant). Notwithstanding anything to the contrary herein, (i) (I) May 25, 2026, (II) June 19, 2026, (III) July 3, 2026, (IV) November 26, 2026, (V) January 18, 2027, (VI) February 15, 2027, (VII) March 26, 2027, (VIII) May 31, 2027, (IX) June 18, 2027 (X) July 5, 2027 and (XI) November 25, 2027 shall be excluded from the determination of the Marketing Period and (ii) if such ten (10) consecutive Business Day period has not ended by August 21, 2026, December 18, 2026, or August 20, 2027, respectively, then such ten (10) consecutive Business Day period will not commence until September 8, 2026, January 2, 2027 or September 7, 2027, as applicable.

“Material Adverse Effect” means, with respect to the Company, any event, occurrence, fact, effect, development, condition or change (each, an “Effect”) that, individually or in the aggregate, (a) is or would reasonably be expected to be materially adverse to the business, results of operations, liabilities, condition (financial or otherwise) or assets of the Company and its Subsidiaries, taken as a whole, or (b) would or would reasonably be expected to prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement in accordance with its terms prior to the End Date; provided, however, that, for the purposes of clause (a), a “Material Adverse Effect” shall not be deemed to include events, occurrences, facts, conditions or changes arising out of, relating to or resulting from: (i) any Effect generally affecting the economy or financial, banking or securities markets (including any disruption thereof, banking failures or changes in prevailing interest rates or the price of any security or market index); (ii)(A) any Party’s execution, delivery or performance of this Agreement or (B) the announcement, pendency or consummation of the transactions contemplated by this Agreement, including the impact thereof on the relationships, contractual or otherwise, of the Company with suppliers, customers and vendors; provided, however, that this clause (ii) shall not apply to any representation or warranty contained in Section 4.6; (iii) changes after the date of this Agreement in GAAP, IFRS or applicable Law of general applicability or, in each case, the interpretation or enforcement thereof; (iv) any change in geopolitical conditions, international trade related matters, trade agreements, tariffs, any acts of terrorism, sabotage, military action, armed hostilities (whether foreign or domestic), acts of violence (whether foreign or domestic), acts of war (whether or not declared), or any escalation or worsening thereof (including cyber-attacks); (v) any damage, destruction, loss or casualty to any of the properties or assets of the Company and its Subsidiaries to the extent covered by insurance; (vi) man-made disasters, earthquakes, weather, meteorological events, hurricanes, tornadoes, floods, mudslides, wildfires, other natural disasters, severe weather conditions or any epidemic, pandemic, disease outbreak, public health emergency, or any applicable Law (including any outbreak measures), directive, guidelines or recommendations issued by a Governmental Entity, the Centers for Disease Control and Prevention, the World Health Organization or industry group providing for business closures, “sheltering-in-place,” curfews or other restrictions that relate to, or arise out of, an epidemic, pandemic, disease outbreak or public health emergency; (vii) the failure, in and of itself, to meet internal or published projections, forecasts, budgets or revenue, sales or earnings predictions for any period (but not the facts or circumstances underlying or contributing to any such failure); (viii) general conditions (or changes therein) in the travel, hospitality or gaming industries or online betting and prediction markets; (ix) any labor strike, request for representation, organizing campaign, slowdown, work stoppage, lockout or Labor Contract negotiation, in each case, pending or threatened, by or with respect to the Company or its Subsidiaries, or any of their respective employees or union; (x) actions taken, or omitted to be taken, with Parent’s prior written consent; (xi) any change, in and of itself, in the market price or trading volume of Company Common Stock, as applicable or the Company’s credit ratings (but not the facts or circumstances underlying or contributing to any such change); or (xii) any Transaction Litigation (except as it relates to breaches of this Agreement by the Company or Parent, as applicable); provided, further, that any event, occurrence, fact, condition or change referred to in clauses (i), (iii), (iv), (vi), or (viii) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred, or would reasonably be expected to occur, to the extent that such event, occurrence, fact, condition or change has a materially disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, compared to other participants in the industries in which the Company and its Subsidiaries conduct their respective businesses.

“Material Contract” has the meaning set forth in Section 4.11(a).

“Maximum Amount” has the meaning set forth in Section 6.9(c).

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” has the meaning set forth in Section 3.1(a).

“Merger Sub” has the meaning set forth in the Preamble.

“Multiemployer Plan” has the meaning set forth in Section 4.14(b).

“Nasdaq” means the Nasdaq Global Select Market.

“No-Shop Period Start Date” has the meaning set forth in Section 6.3.

“Non-Paying Party” has the meaning set forth in Section 8.3(f).

“Obligations” has the meaning set forth in Section 9.14(a).

“Open Source Materials” means any Software or other Intellectual Property that is distributed under an open source license, including the GNU General Public License, GNU Lesser General Public License, Affero General Public License, Apache License, Mozilla Public License, BSD License, MIT License, Common Public License, the Artistic License, the Eclipse Public License, Netscape Public License, the Open Software License, the Common Development and Distribution License, Server Side License, Creative Commons Share Alike License, Sybase Open Watcom Public License, Design Science License, MongoDB Server Side Public License, or any other license approved as an open source license by the Open Source Initiative or any similar license commonly referred to as an “open source”, “free software”, “copyleft”, or “community source code” license.

“Order” means any order, writ, injunction, judgment, decree, ruling, determination, directive, award or settlement, whether civil, criminal or administrative by or of any Governmental Entity.

“Owned Property” has the meaning set forth in Section 4.12.

“Parent” has the meaning set forth in the Preamble.

“Parent Benefit Plans” has the meaning set forth in Section 6.15(c).

“Parent Disclosure Schedule” means the disclosure schedule delivered by Parent to the Company concurrently with the execution and delivery of this Agreement.

“Parent Guarantor” has the meaning set forth in the Preamble.

“Parent Related Persons” means, collectively, Parent, Merger Sub or any of their respective former, current or future equity holders, controlling persons, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners, successors or assignees or any former, current or future equity holder, controlling Persons, director, officer, employee, agent, Affiliate, member, manager, general or limited partner, successor or assignee of any of the foregoing.

“Parent Rollover Agreements” has the meaning set forth in the Recitals.

“Parent Rollover Shares” means, collectively, each share of Company Common Stock held, directly or indirectly, by Parent Guarantor, Parent or Merger Sub or any of their wholly-owned Subsidiaries that are designated by such holder as “Parent Rollover Shares” prior to the Closing.

“Parties” and “Party” have the meaning set forth in the Preamble.

“Paying Agent” has the meaning set forth in Section 3.3.

“Per Share Ticking Fee” means if the Closing Date has not occurred as of June 26, 2027 (the “Ticking Fee Date”), an aggregate amount equal to (a) $0.007150, multiplied by (b) the number of days during the period beginning on (and including) the first calendar day of the month following the Ticking Fee Date and ending on (and including) the day immediately prior to the Closing Date; provided, however, “Per Share Ticking Fee” means an aggregate amount equal to $0 if the Closing Date occurs on or prior to the first calendar day of the month following the Ticking Fee Date.

“Person” means an individual, firm, corporation (including any non-profit corporation), partnership (general or limited), limited liability company, joint venture, association, trust, Governmental Entity or other entity or organization.

“Previously Disclosed” means, with respect to any specific section or subsection of this Agreement, the information in (a) the corresponding section or subsection of the Company Disclosure Schedule, (b) any other section or subsection of the Company Disclosure Schedule to the extent it is reasonably apparent on the face of such disclosure that the disclosure in such other section or subsection of the Company Disclosure Schedule is applicable to such specific section or subsection of this Agreement or (c) the Company’s SEC Filings filed on or after January 1, 2024, and at least two (2) Business Days prior to the date of this Agreement (excluding, in each case, any disclosures set forth in any risk factor section or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature) and it being agreed that any matter disclosed under this clause (c) shall not be deemed to be disclosed for purposes of Section 4.1, Section 4.2, Section 4.4, Section 4.5, Section 4.16 and Section 4.20).

“Properties” and “Property” have the meaning set forth in Section 4.12.

“Proxy Statement” has the meaning set forth in Section 6.5(a).

“Recovery Costs” has the meaning set forth in Section 8.3(f).

“Regulatory Breach Termination” means a termination of this Agreement by either Parent or the Company pursuant to (a) Section 8.1(c) in connection with any Law relating to Antitrust Laws or Gaming Laws or (b) Section 8.1(b) and at the time of such termination pursuant to Section 8.1(b), any of the conditions set forth in Section 7.1(b) (if the applicable Law relates to Antitrust Laws or Gaming Laws) or Section 7.1(c) shall not have been satisfied and the conditions in Section 7.1(a) and Section 7.3 shall have been satisfied or are capable of being satisfied at or prior to the Closing, in the case of the foregoing clause (a) or (b), if at the time of such termination, Parent shall have been in willful and material breach of its obligations with respect to Antitrust Laws or Gaming Laws under Section 6.6(b).

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the Environment, including the abandonment or discarding of barrels, containers and other closed receptacles containing any Hazardous Substance.

“Representatives” means, with respect to any Person, such Person’s directors, officers, employees, agents, consultants, advisors and other representatives, including legal counsel, accountants and financial advisors.

“Requisite Gaming Approvals” means the Gaming Approvals set forth on Section 1.1(b) of the Company Disclosure Schedule, as amended in accordance with the terms set forth thereon.

“Reverse Termination Fee” has the meaning set forth in Section 8.3(d).

“Rights” means, with respect to any Person, securities or obligations convertible into or exercisable or exchangeable for, or giving any other Person any right to subscribe for or acquire, or any options, calls or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock of such first Person.

“Rollover Agreements” has the meaning set forth in the Recitals.

“Rollover Shares” means, collectively, the shares of Company Common Stock contributed to Fertitta Topco, LLC, by the Rollover Stockholders pursuant to the Rollover Agreements, as set forth in Exhibit A.

“Rollover Stockholders” means the stockholders of the Company set forth in Exhibit A each of whom is party to a Rollover Agreement.

“Sanctioned Person” means any Person: (i) that is designated on any list of Persons targeted by Sanctions; (ii) that is located, organized, or resident in, or directly or indirectly owned or controlled by the government of, a Sanctioned Territory; (iii) who is the target or subject of Sanctions due to any direct or indirect relationship of ownership, control, or agency with, a Person described in (i) or (ii); or (iv) that is otherwise the target or subject of any Sanctions.

“Sanctioned Territory” means any country or territory that is, or has been, since April 24, 2019, the subject of comprehensive country-wide or territory-wide Sanctions (currently Cuba, Iran, North Korea, the Crimea region and the so-called Donetsk People’s Republic and so-called Luhansk People’s Republic regions of Ukraine, as this list may be amended from time to time) and Syria (before July 1, 2025).

“Sanctions” means any and all economic or financial trade sanctions, trade embargos, restrictive measures, or export controls, imposed, administered or enforced by (i) the United States (including, without limitation, the Office of Foreign Assets Control of the U.S. Department of the Treasury and the U.S. Department of State), (ii) the European Union or any of its member states, (iii) the United Nations, (iv) the United Kingdom including, without limitation, His Majesty’s Treasury, (v) any other applicable jurisdiction, and (vi) the respective governmental entities, institutions, authorities, agencies or instrumentalities of any of the foregoing.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the U.S. Securities and Exchange Commission.

“SEC Filings” has the meaning set forth in Section 4.7(a).

“Second Extended End Date” has the meaning set forth in Section 8.1(b).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Settlement Date” has the meaning set forth in Section 8.3(b).

“Severance Arrangement” means each employment or severance agreement that provides for severance payments or benefits and each other severance plan, policy, or program maintained by the Company or its Subsidiaries.

“Software” means any and all (a) computer software programs, including any and all software compilers, middleware, development tools, files, records, algorithms, heuristics, models, methodologies, systems and code, whether in source code, object code or human readable form, including, for the avoidance of doubt, patches, new versions or updates thereto; (b) artificial intelligence or machine learning code, algorithms, or systems; (c) descriptions, flow-charts, and other work product used to design, plan, organize or develop any of the foregoing; and (d) source code annotations, and all related documentation relating to any of the foregoing, including user and installation manuals and training software.

“Solvent” has the meaning set forth in Section 5.10.

“Specified Individuals” means the individuals set forth on Section 1.1(b) of the Parent Disclosure Schedule.

“Standard IP Agreements” means any (a) non-exclusive licenses of Company Intellectual Property granted in the ordinary course of business; (b) invention assignment or similar agreements pursuant to which current or former employees, contractors or other contributors to Company Intellectual Property assign any right, title, or interest in and to such Intellectual Property to the Company or any of its Subsidiaries in the ordinary course of business; (c) licenses to any Open Source Materials; and (d) non-exclusive licenses granted to the Company and its Subsidiaries of “shrink wrap,” “off-the-shelf,” or other uncustomized, generally commercially available Software or Systems (including “software as a service,” “infrastructure as a service,” or similar services) with a license fee of less than $1,500,000 annually.

“Subsidiary” has the meaning ascribed to such term in Rule 1-02 of Regulation S-X promulgated by the SEC.

“Superior Proposal” means a bona fide unsolicited (except to the extent such Person was solicited either (x) solely prior to the date hereof or (y) during the Go-Shop Period pursuant to and in compliance with Section 6.3) written Alternative Proposal made after the date of this Agreement (a) that the Company Board of Directors determines in good faith, after consultation with its outside financial advisor and outside legal counsel, is reasonably capable of being completed, taking into account all financial, legal, regulatory, timing and other aspects of such proposal (including certainty of closing), including all conditions contained therein and the Person making such Alternative Proposal and (b) that the Company Board of Directors determines in good faith after consultation with its outside financial advisors and outside legal counsel (taking into account any changes to this Agreement proposed in writing by Parent in response to such Alternative Proposal, and all financial, legal, regulatory, timing and other aspects (including certainty of closing) of such Alternative Proposal, including all conditions contained therein and the Person making such proposal, and this Agreement) is more favorable to the stockholders of the Company from a financial point of view than the transactions contemplated by this Agreement. For the purposes of the references in this definition to Alternative Proposal, all references to “10% or more” in such definition will be deemed to be references to “more than 50%”.

“Superior Proposal Action” has the meaning set forth in Section 6.4(f).

“Support Agreements” has the meaning set forth in the Recitals.

“Surviving Corporation” has the meaning set forth in Section 2.1.

“Systems” means any and all computers, Software, computer firmware, computer hardware, middleware, servers, workstations, routers, hubs, switches, data communications lines, databases, information technology, websites, platforms, devices and all other information technology equipment rights and assets, including those provided pursuant to outsourced or cloud computing arrangements.

“Takeover Laws” has the meaning set forth in Section 4.16.

“Takeover Provisions” has the meaning set forth in Section 4.16.

“Tax” or “Taxes” means all taxes and other levies, customs, imposts, duties and similar assessments in the nature of a tax, including any income, alternative minimum or add-on tax, estimated, gross income, gross receipts, sales, use, real property transfer, documentary transfer, controlling interest, transactions, intangibles, ad valorem, value-added, franchise, registration, title, license, capital, paid-up capital, profits, withholding, employee withholding, payroll, workers’

compensation, unemployment insurance, social security, employment, excise, severance, stamp, transfer occupation, premium, recording, real property, personal property, federal highway use, commercial rent, environmental, windfall profit or other tax or levy, custom, impost, duty or other similar assessment, in each case, in the nature of a tax, together with any interest, penalties, fines, additions to tax or additional amounts that may become payable in respect thereof, in each case, imposed by any country, any Governmental Entity or subdivision or agency thereof, whether or not disputed.

“Tax Return” means any return, report, certificate, form or similar statement or document (including any related or supporting information or schedule attached thereto and any information return, amended tax return, claim for refund or declaration of estimated tax) supplied or required to be supplied to, or filed or required to be filed with, a Governmental Entity in connection with the determination, assessment or collection of any Tax or the administration of any Laws relating to any Tax.

“Termination Date” has the meaning set forth in Section 6.1(a).

“Termination Fee Payment” has the meaning set forth in Section 8.3(e).

“Third Party” means any Person, including any “group” as defined in Section 13(d) of the Exchange Act, other than Parent or any of its Affiliates or any “group” that includes Parent or any of its Affiliates.

“Third-Party Consents” has the meaning set forth in Section 6.6(g).

“Trade Secrets” means all trade secrets, confidential information and confidential know-how, including the following: processes, schematics, business methods, formulae, drawings, prototypes, models, designs, customer lists and supplier lists, procedures, technologies, discoveries, methods (whether or not patentable), ideas, analyses, specifications, compositions, unpatented inventions, invention disclosures, business plans, financial and accounting data, technical data, source code, techniques, research and development information, and data collections.

“Transaction Litigation” has the meaning set forth in Section 6.12.

“Transfer Taxes” means, all direct and indirect transfer, documentary, sales, use, stamp, court, registration and other similar Taxes (including any real estate transfer Taxes), and all conveyance fees, recording charges and other similar fees and charges incurred in connection with the consummation of the transactions contemplated hereby.

“Treasury Regulations” means the regulations promulgated by the U.S. Department of the Treasury under the Code.

“UK Bribery Act” has the meaning set forth in Section 4.10(e).

“Unpaid Party” has the meaning set forth in Section 8.3(f).

Section 1.2 Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, unless the context otherwise requires. Whenever the word “or” is used in this Agreement, it shall not be deemed exclusive. References to “$” mean U.S. dollars. References to “written” or “in writing” include any writing in electronic form. The phrases “the Company and its Subsidiaries,” “Parent and its Subsidiaries” and words of similar import when used in this Agreement shall be deemed to be followed by the words “taken as a whole.” All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. References in this Agreement to specific Laws or to specific provisions of Laws shall include all rules and regulations promulgated thereunder, and any statute defined or referred to herein or in any agreement or instrument referred to herein shall mean such statute as from time to time may be amended, modified or supplemented, including by succession of comparable successor statutes (provided, that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, references to any statute shall be deemed to refer to such statute, as amended, and to any rules or regulations promulgated thereunder, in each case, as of such date). When used in reference to information or documents, other than with respect to any information or documents publicly available on the SEC’s Electronic Data Gathering and Retrieval System, the terms “made available,” “provided” and “delivered” mean that the information or documents referred to have been made available in the virtual data rooms established by the Company or Parent, as applicable, by no later than two (2) days prior to the date of this Agreement. The inclusion of any item in the Company Disclosure Schedule or the Parent Disclosure Schedule shall not be deemed to be an admission or evidence of materiality of such item, nor shall it establish any standard of materiality for any purpose whatsoever. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period will be excluded and if the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day. Each of the Parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of authorship of any of the provisions of this Agreement.

ARTICLE II

THE MERGER

Section 2.1 The Merger. At the Effective Time, upon the terms and subject to the satisfaction or valid waiver of the conditions set forth in this Agreement, and in accordance with the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”), Merger Sub shall be merged with and into the Company, whereupon the separate corporate existence of Merger Sub shall cease, and the Company shall continue its existence under the Laws of the State of Delaware as the surviving company in the Merger (the “Surviving Corporation”) and a wholly owned Subsidiary of Parent.

Section 2.2 Closing. The closing of the Merger (the “Closing”) shall take place by electronic exchange of documents on the tenth (10th) Business Day after the satisfaction or waiver (to the extent permitted by applicable Law) of the last of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted by applicable Law) of all conditions at the Closing), or at such other place, date and time as the Company and Parent may agree in writing; provided, however, that if the Marketing Period has not ended at such time, the Closing shall occur instead on (a) the earlier to occur of (i) any Business Day during the Marketing Period to be specified by Parent to the Company on no less than three (3) Business Days’ written notice and (ii) the third (3rd) Business Day following the last day of the Marketing Period or (b) such other date and time as agreed to in writing by Parent and the Company; provided, further, that if the End Date occurs on or prior to such third (3rd) Business Day, then the Closing shall occur on the End Date if the conditions set forth in Article VIII are satisfied or waived (to the extent permitted by applicable Law and other than those conditions that by their nature are to be satisfied at the Closing but subject to the satisfaction or waiver of such conditions) as of the End Date and the Marketing Period has ended at such time. The date on which the Closing actually occurs is referred to as the “Closing Date.”

Section 2.3 Effective Time. On the Closing Date, the Company and Merger Sub shall cause to be filed with the Secretary of State of the State of Delaware a certificate of merger (the “Certificate of Merger”), executed and filed in accordance with, and containing such information as is required by, the relevant provisions of the DGCL, in order to effect the Merger. The Merger shall become effective at such time as the Certificate of Merger has been filed with the Secretary of State of the State of Delaware or at such other, later date and time as the Company and Parent may agree and specify in the Certificate of Merger, executed and filed in accordance with, and containing such information as is required by, the relevant provisions of the DGCL (the time the Merger becomes effective, the “Effective Time”).

Section 2.4 Effects of the Merger. The effects of the Merger shall be as provided in this Agreement and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, claims, obligations, liabilities and duties of the Company and Merger Sub shall become the debts, claims, obligations, liabilities and duties of the Surviving Corporation, all as provided under the DGCL.

Section 2.5 Governing Documents.

(a) Certificate of Incorporation of the Surviving Corporation. At the Effective Time, the certificate of incorporation of Merger Sub in effect immediately prior to the Effective Time shall, by virtue of the Merger, be the certificate of incorporation of the Surviving Corporation (the “Charter”), until thereafter amended in accordance with the provisions thereof, Section 6.9 and applicable Law.

(b) Bylaws of the Surviving Corporation. The Parties shall take all actions necessary so that the bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation, except that references to Merger Sub’s name shall be replaced with references to the Surviving Corporation’s name, and as so amended shall be the bylaws of the Surviving Corporation until thereafter amended, restated or amended and restated in accordance with the provisions thereof, by the Charter and/or by applicable Law.

Section 2.6 Directors and Officers.

(a) Directors of the Surviving Corporation. At the Effective Time, the initial directors of the Surviving Corporation will be the directors of Merger Sub as of immediately prior to the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

(b) Officers of the Surviving Corporation. At the Effective Time, the initial officers of the Surviving Corporation will be the officers of the Company as of immediately prior to the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly appointed or until their earlier death, resignation or removal. Notwithstanding the foregoing, from and after the Effective Time, Parent may in its sole discretion direct that different and/or additional individuals be appointed as officers of the Surviving Corporation with titles as determined by Parent.

Section 2.7 Further Assurances. If at any time after the Effective Time, Parent or the Company reasonably believes or is advised that any further instruments, deeds, assignments or assurances are reasonably necessary or desirable to consummate the Merger or to carry out the purposes and intent of this Agreement at or after the Effective Time, then the Parties and the Surviving Corporation and their respective officers and directors, as applicable, shall execute and deliver all such proper instruments, deeds, assignments or assurances and do all other things reasonably necessary or desirable to consummate the Merger and to carry out the purposes and intent of this Agreement.

ARTICLE III

CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES

Section 3.1 Effect on Capital Stock. At the Effective Time, by virtue of the Merger, and without any action on the part of Parent, Merger Sub, the Company or the holder of any shares or securities of Parent or the Company:

(a) Conversion of Company Common Stock. Subject to the other provisions of this Article III, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any Excluded Shares, any Parent Rollover Shares and any Dissenting Shares) shall be converted automatically into, and shall thereafter represent, the right of the holder thereof to receive an amount in cash equal to the sum of (i) $31.00 and (ii) the Per Share Ticking Fee, if applicable (such sum, the “Merger Consideration”), in each case without interest thereon and subject to any applicable withholding Tax in accordance with Section 3.4(h).

(b) Treatment of Excluded Shares. (i) Each share of Company Common Stock held in the treasury of the Company or owned by any wholly-owned Subsidiary of the Company and (ii) each Rollover Share, shall automatically be cancelled without any conversion thereof and no payment or distribution shall be made with respect thereto (such shares of Company Common Stock described in clauses (i) and (ii), collectively, the “Excluded Shares”).

(c) Treatment of Parent Rollover Shares. The Parent Rollover Shares shall be automatically converted into and become a number of fully paid and nonassessable shares of common stock of the Surviving Corporation that has an aggregate equivalent value to the value of the Parent Rollover Shares immediately prior to the Effective Time.

(d) Conversion of Merger Sub Common Stock. Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be automatically converted into and become one (1) fully paid and nonassessable share of common stock of the Surviving Corporation and shall, collectively with any shares of capital stock of the Surviving Corporation converted from the Parent Rollover Shares pursuant to Section 3.1(c), constitute the only outstanding shares of capital stock of the Surviving Corporation.

(e) Treatment of Company Common Stock. From and after the Effective Time, all of the shares of Company Common Stock converted into the right to receive the Merger Consideration pursuant to this Section 3.1 shall no longer be outstanding, shall automatically be cancelled and shall cease to exist as of the Effective Time, and uncertificated shares of Company Common Stock represented by book-entry form (“Book-Entry Shares”) and each certificate that, immediately prior to the Effective Time, represented any such shares of Company Common Stock (each, a “Certificate”) shall thereafter represent only the right to receive the Merger Consideration into which the shares of Company Common Stock represented by such Book-Entry Share or Certificate have been converted pursuant to this Section 3.1.

(f) Rollover Shares. The Rollover Shares shall not be entitled to receive the Merger Consideration pursuant to this Agreement and shall, immediately prior to the Effective Time, be contributed to Fertitta Topco, LLC, pursuant to the terms of the Rollover Agreements and shall otherwise be treated in accordance with Section 3.1(b).

(g) Parent Rollover Shares. The Rollover Shares shall not be entitled to receive the Merger Consideration pursuant to this Agreement and shall otherwise be treated in accordance with Section 3.1(c).

Section 3.2 Payment for Securities; Exchange of Company Common Stock.

(a) Shares of Dissenting Stockholders. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time and held by a holder of record who did not vote in favor of the adoption of this Agreement (or consent thereto in writing) and is entitled to demand and properly demands appraisal of such shares of Company Common Stock pursuant to, and who complies in all respects with, Section 262 of the DGCL (“DGCL 262” and any such shares meeting the requirement of this sentence, “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration, but instead at the Effective Time shall be converted into the right to receive payment of such amounts as are payable in accordance with DGCL 262 (it being understood and acknowledged that at the Effective Time, such Dissenting Shares shall no longer be outstanding, shall automatically be cancelled and shall cease to exist, and such holder shall cease to have any rights with respect thereto other than the right to receive the fair value of such Dissenting Shares to the extent afforded by DGCL 262); provided, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to payment of the fair value of such Dissenting Shares under DGCL 262, then the right of such holder to be paid the fair value of such holder’s Dissenting Shares shall cease and such Dissenting Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for the right to receive, without interest or duplication, the Merger Consideration. The Company shall (i) give prompt written notice to Parent of any demands received by the Company for fair value of any shares of Company Common Stock pursuant to DGCL 262 and of any withdrawals of such demands, and, (ii) not participate in any negotiations or proceedings with respect to any written demand for appraisal under DGCL 262 without giving Parent or its Representatives an opportunity to participate, including any determination to make any payment or deposit with respect of any Dissenting Shares under Section 262(h) of the DGCL prior to the entry of judgment in the proceedings regarding appraisal. Parent shall be entitled to lead the negotiations and proceedings with respect to any such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, voluntarily make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demand, or agree to do any of the foregoing.

(b) Certain Adjustments. If, between the date of this Agreement and the Effective Time (and as permitted by Article VI), the outstanding shares of Company Common Stock shall have been changed into a different number of shares or a different class of shares by reason of any stock dividend, subdivision, reorganization, reclassification, recapitalization, stock split, reverse stock split, combination or exchange of shares, or any similar event shall have occurred, then the Merger Consideration shall be equitably adjusted, without duplication, to proportionally reflect such change; provided, that nothing in this Section 3.2(b) shall be construed to permit the Company or Parent to take any action with respect to its securities that is prohibited by the terms of this Agreement.

Section 3.3 Appointment of Paying Agent. Prior to the Effective Time, Parent shall (i) appoint a bank or trust company reasonably acceptable to the Company (such acceptance not to be unreasonably conditioned, withheld or delayed) to act as paying agent (the “Paying Agent”), for the purpose of effecting payments to the holders of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time and entitled to receive the Merger Consideration pursuant to Section 3.1(a) (collectively, the “Holders”) and (ii) enter into a paying agent agreement, in form and substance reasonably acceptable to the Company, with such Paying Agent for the payment of the Merger Consideration to the Holders in accordance with this Agreement.

Section 3.4 Payment for Company Securities.

(a) Deposit of Company Merger Consideration. Substantially concurrently with the Effective Time, but in no event later than the wire cut off deadline on the Closing Date, Parent shall deposit, or shall cause to be deposited (including by the Surviving Corporation), with the Paying Agent, cash in an amount sufficient to pay the Merger Consideration, in each case, payable in the Merger to all Holders. Such cash provided to the Paying Agent is referred to in this Agreement as the “Exchange Fund.”

(b) Exchange Procedures. As soon as reasonably practicable after the Effective Time and in any event within five (5) Business Days of the Closing Date, Parent shall cause the Paying Agent to mail to each holder of record of shares of Company Common Stock whose shares of Company Common Stock were converted pursuant to Section 3.1(a) into the right to receive the Merger Consideration (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares shall pass, only upon, (A) with respect to shares evidenced by Certificates, delivery of the Certificates (or affidavits of loss in lieu thereof) and (B) with respect to Book-Entry Shares, proper delivery of an “agent’s message” regarding the book-entry transfer of Book-Entry Shares (or such other evidence, if any, of the transfer as the Paying Agent may reasonably request), as applicable, to the Paying Agent and shall be in such form and have such other provisions as Parent and the Company may reasonably agree upon prior to the Effective Time) (the “Letter of Transmittal”) and (ii) instructions for use in effecting the surrender of Certificates or Book-Entry Shares in exchange for the Merger Consideration.

(c) Surrender of Certificates or Book-Entry Shares. Upon surrender of Certificates or Book-Entry Shares to the Paying Agent, together with a Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may customarily be required by the Paying Agent, the holder of such Certificates or Book-Entry Shares shall be entitled to receive, within two (2) Business Days following the later to occur of (i) the Effective Time or (ii) the Paying Agent’s receipt of such Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share, in exchange therefor the Merger Consideration into which the shares represented by such Certificates or Book-Entry Shares have been converted pursuant to this Agreement. In the event of a transfer of ownership of shares of Company Common Stock that is not registered in the transfer or stock records of the Company, any cash to be paid upon, due surrender of the Certificate or Book-Entry Share formerly representing such shares of Company Common Stock may be paid to such a transferee if such Certificate or Book-Entry Share is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer or other similar Taxes have been paid or are not applicable. No interest shall be paid or shall accrue on the cash payable upon surrender of any Certificate or Book-Entry Share. Until surrendered as contemplated by this Section 3.4(c), each Certificate and Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive, upon such surrender, the Merger Consideration into which the shares represented by such Certificates or Book-Entry Shares have been converted pursuant to this Agreement.

(d) No Further Ownership Rights. The cash paid in accordance with the terms of this Article III upon conversion of any shares of Company Common Stock shall be deemed to have been delivered and paid in full satisfaction of all rights pertaining to such shares of Company Common Stock. From and after the Effective Time, (i) all holders of Certificates and Book-Entry Shares shall cease to have any rights as stockholders of the Company other than the right to receive the Merger Consideration into which the shares represented by such Certificates or Book-Entry Shares have been converted pursuant to this Agreement upon the surrender of such Certificates or Book-Entry Shares in accordance with Section 3.4(c), without interest, and (ii) the stock transfer books of the Company shall be closed with respect to all shares of Company Common Stock outstanding immediately prior to the Effective Time. From and after the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates or Book-Entry Shares formerly representing shares of Company Common Stock are presented to the Surviving Corporation, Parent or the Paying Agent for any reason, such Certificates or Book-Entry Shares shall be cancelled and exchanged as provided in this Article III.

(e) Investment of Exchange Fund. The Paying Agent shall invest any cash included in the Exchange Fund as directed by Parent; provided, however, that no such investment or loss thereon shall affect the amounts payable to holders of Company Common Stock pursuant to this Article III, and following any losses from any such investment, Parent shall, or shall cause the Surviving Corporation to, promptly provide additional funds to the Paying Agent for the benefit of the holders of shares of Company Common Stock at the Effective Time so as to ensure that the Exchange Fund is at all times fully available for distribution and maintained at a level sufficient for the Paying Agent to make the payments contemplated by Section 3.1(a), which additional funds will be deemed to be part of the Exchange Fund, and such investments shall only be in short-term obligations of the United States of America with maturities of no more than thirty (30) days or guaranteed by the United States of America and backed by the full faith and credit of the United States of America, in commercial paper obligations of issuers organized under the Laws of a state of the United States of America, rated A-1 or P-1 or better by S&P Global Ratings or Moody’s Investors Service, Inc., respectively, or certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $10,000,000,000 (based on the most recent financial statements of such bank that are then publicly available). Parent shall cause the Exchange Fund to be (i) held for the benefit of the holders of Company Common Stock and (ii) applied promptly to making the payments pursuant to Section 3.1. The Exchange Fund shall not be used for any purpose other than to fund payments pursuant to Section 3.1, except as expressly provided for in this Agreement. Any interest or other income resulting from investment of the Exchange Fund shall be paid to Parent or the Surviving Corporation, as Parent directs.

(f) Termination of Exchange Fund. Any portion of the Exchange Fund (including any interest or other amounts received with respect thereto) that remains unclaimed by, or otherwise undistributed to, the holders of Certificates and Book-Entry Shares for twelve (12) months after the Effective Time shall be delivered to Parent (as directed by Parent), upon demand, and any holder of Certificates or Book-Entry Shares who has not theretofore complied with this Article III shall thereafter look only to Parent or the Surviving Corporation (subject to applicable abandoned property, escheat or other similar Laws), as general creditors thereof, for satisfaction of its claim for Merger Consideration and any dividends and distributions that such holder has the right to receive pursuant to this Article III without any interest thereon.

(g) No Liability. None of the Parties or the Paying Agent shall be liable to any Person in respect of any portion of the Exchange Fund or the Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Notwithstanding any other provision of this Agreement, any portion of the Merger Consideration or the cash to be paid in accordance with this Article III that remains undistributed to the holders of Certificates and Book-Entry Shares as of immediately prior to the date on which the Merger Consideration or such cash would otherwise escheat to or become the property of any Governmental Entity shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

(h) Withholding Rights. Each of the Surviving Corporation, Parent and the Paying Agent (without duplication) shall be entitled to deduct and withhold from the amounts otherwise payable pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under any applicable Tax Law. Any amounts so deducted and withheld shall be paid over to the appropriate Governmental Entity and shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction or withholding was made.

(i) Lost Certificates. If any Certificate shall have been lost, stolen, mutilated or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen, mutilated or destroyed and, if required by Parent or the Paying Agent, the posting by such Person of a bond in such amount as Parent or the Paying Agent may determine is reasonably necessary as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Paying Agent (or, if subsequent to the termination of the Exchange Fund and subject to Section 3.4(f), Parent) shall deliver, in exchange for such lost, stolen, mutilated or destroyed Certificate, the Merger Consideration and any dividends and distributions deliverable in respect thereof pursuant to this Agreement.

Section 3.5 Company Equity Awards.

(a) Company RSU Awards. At the Effective Time, by virtue of the Merger and without any action on behalf of the Company, Parent or the holder thereof, each Company RSU Award, whether vested or unvested, that is outstanding immediately prior to the Effective Time, will be fully cancelled and converted into the right to receive an amount in cash, without interest, equal to the product of (i) the aggregate number of shares of Company Common Stock subject to such Company RSU Award, multiplied by (ii) the Merger Consideration (the “Company RSU Consideration”).

(b) Company PSU Awards. At the Effective Time, by virtue of the Merger and without any action on behalf of the Company, Parent or the holder thereof, each Company PSU Award, whether vested or unvested, that is outstanding as of immediately prior to the Effective Time will be cancelled and converted into the right to receive an amount in cash, without interest, equal to the product of (i) the number of Earned PSUs with respect to such Company PSU Award, multiplied by (ii) the Merger Consideration (the “Company PSU Consideration”).

(c) Payment Procedures. The Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, pay through the payroll of the Surviving Corporation or any of its Subsidiaries (to the extent applicable) to each holder of a Company RSU Award or a Company PSU Award, the Company RSU Consideration and the Company PSU Consideration, as applicable, less any required withholding Taxes, as promptly as practicable (and in no event later than the next regularly scheduled payroll date at least five (5) Business Days after the Closing) following the Effective Time. Notwithstanding anything to the contrary contained in this Agreement, to the extent that any payment in respect of any Company Equity Award constitutes “nonqualified deferred compensation” subject to Section 409A of the Code, any payment contemplated hereby with respect to such award shall be made on the applicable settlement date for such Company Equity Award in accordance with the applicable award’s terms to the extent required in order to comply with Section 409A of the Code.

(d) Company Actions. Prior to the Effective Time, (i) the Company shall take all actions reasonably necessary (including adopting resolutions of the Company Board of Directors or any committee thereof) to effectuate the treatment of the Company Equity Awards contemplated by this Section 3.5 and (ii) cause the Company Stock Plan to terminate at or immediately prior to the Effective Time.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

With respect to any Section of this Article IV, except as Previously Disclosed, the Company hereby represents and warrants to Parent and Merger Sub as follows:

Section 4.1 Organization, Standing and Authority.

(a) The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.

(b) The Company is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or assets or its conduct of business requires it to be so qualified, except where the failure to be so qualified or to be in good standing has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company has made available to Parent a complete and correct copy of its Governing Documents, each as amended to the date hereof, and such Governing Documents are in full force and effect as of the date hereof.

Section 4.2 Capital Stock.

(a) The authorized capital stock of the Company consists of 500,000,000 shares of Company Common Stock and 150,000,000 shares of Company Preferred Stock. As of the date of this Agreement, 203,693,576 shares of Company Common Stock were outstanding, and no shares of Company Preferred Stock were outstanding. As of the date of this Agreement, no shares of Company Common Stock were issued and held by the Company in its treasury. As of the date of this Agreement, 5,174,334 shares of Company Common Stock are subject to Company RSU Awards, and 2,413,096 shares of Company Common Stock are subject to Company PSU Awards (assuming the issuance of the maximum amount of Company Common Stock issuable pursuant to such Company PSU Awards). As of the date of this Agreement, no shares of Company Common Stock were reserved for issuance other than 5,417,765 shares of Company Common Stock reserved for future grants under the Company Stock Plan. All outstanding shares of Company Common Stock and Company Preferred Stock have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and are not subject to any preemptive rights (and were not issued in violation of any preemptive rights and are not subject to, or issued in violation of, any purchase option, call option, right of first refusal, or any similar right pursuant to any provision of applicable Law or any Contract to which the Company or any of its Subsidiaries is a party or otherwise bound). All of the issued and outstanding shares of Company Common Stock have been issued in compliance in all material respects with all applicable foreign, federal or other securities Laws. Upon any issuance of any shares of Company Common Stock in accordance with the terms of the Company Stock Plan, such shares will be duly authorized, validly issued, fully paid and nonassessable and free and clear of any Liens (other than Liens pursuant to applicable securities Laws and Gaming Laws). Except as set forth above and except for shares issuable pursuant to the Company Stock Plan, as of the date of this Agreement, there are no shares of Company Stock reserved for issuance or other voting or equity securities or interests of the Company are issued, reserved for issuance or outstanding and, there are no outstanding subscriptions, options, warrants, puts, calls, convertible securities, exchangeable securities or other equity or equity-based rights or similar rights, agreements or commitments to which the Company or any of its Subsidiaries is a party (whether or not currently exercisable) (A) obligating the Company or any of its Subsidiaries to (1) issue, transfer, exchange, sell or register for sale, or make any payment with respect to, any shares of Company Stock or other equity securities or interests of the Company or any of its Subsidiaries or securities convertible into or exchangeable for, or that correspond to or with a value that is linked to (including any “phantom” stock, “phantom” stock rights, stock appreciation rights, stock-based units or any other similar interests), such shares or equity securities or interests, (2) grant, extend or enter into any such subscription, option, warrant, convertible security or equity or equity-based right or other similar right, agreement or arrangement, (3) redeem or otherwise acquire any such shares of capital stock or other equity securities or interests or (4) make any payment to any person the value of which is derived from or calculated based on the value of the Company Stock, or (B) granting any right of first refusal, rights of repurchase, right of participating, preemptive or antidilutive or similar rights with respect to any security or interest issued by the Company or its Subsidiaries. Except as set forth above, the Company does not have any Rights outstanding with respect to Company Stock, and the Company does not have any commitment to authorize, make grants in respect of, issue or sell any Company Stock or Rights, except as required by this Agreement. As of the date of this Agreement, the Company has no contractual obligations to redeem, repurchase or otherwise acquire, or to register with the SEC, any shares of Company Stock. No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which its stockholders may vote are issued and outstanding. The Company Common Stock constitutes the only outstanding class of securities of the Company or its Subsidiaries registered under the Exchange Act.

(b) Section 4.2(b) of the Company Disclosure Schedule sets forth a correct and complete list, as of the date of this Agreement, of all outstanding Company Equity Awards as of the date of this Agreement, on an individual-by-individual basis, setting forth with respect to each such Company Equity Award: (i) the name or identification number of the holder, (ii) the Company Stock Plan pursuant to which such Company Equity Award was granted, (iii) the date of grant, (iv) the total number of shares of Company Common Stock subject to such Company Equity Award (at target and maximum, if applicable), (v) the vesting schedule and current vesting status and (vi) the expiration date, if applicable. Each Company Equity Award was granted in compliance with all applicable Laws and the terms and conditions of the Company Stock Plan.

Section 4.3 Subsidiaries.

(a) The Company has Previously Disclosed a list of all of its Subsidiaries.

(b) (i) The Company and each of its Subsidiaries owns, directly or indirectly, all the outstanding equity securities of each of its Subsidiaries free and clear of any Liens (other than Liens pursuant to applicable securities Laws and Gaming Laws), (ii) no equity securities of any of its Subsidiaries are or may become required to be issued (other than to it or its wholly owned Subsidiaries) by reason of any Right or otherwise, (iii) there are no Contracts by which it or any of such Subsidiaries is or may be bound to sell or otherwise transfer any equity securities of any such Subsidiaries (other than to it or its wholly owned Subsidiaries), (iv) there are no Contracts relating to its rights to vote or to dispose of such securities and (v) all the equity securities of each Subsidiary held by it or its Subsidiaries have been duly authorized and are validly issued and outstanding, and if such Subsidiary is a corporation, fully paid and nonassessable.

(c) Each of the Company’s Subsidiaries has been duly organized, is validly existing and in good standing under the Laws of the jurisdiction of its organization and is duly qualified to do business and in good standing in all jurisdictions where its ownership or leasing of property or its conduct of business requires it to be so qualified, except where the failure to be so qualified or to be in good standing has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(d) The Company has Previously Disclosed (i) a list of all equity securities (other than equity securities of its Subsidiaries) that the Company and its Subsidiaries own, control or hold for their own account and (ii) a list of all bonds, debentures, notes or other similar obligations that it or any of its Subsidiaries has issued.

Section 4.4 Power. Each of the Company and its Subsidiaries has the corporate (or comparable) power and authority to carry on its respective businesses as such businesses are now being conducted and to own all their respective properties and assets, except where the failure to have such power or authority has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.5 Authority.

(a) The Company has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, including the Merger. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, including the Merger, by it, have been duly and validly authorized by all necessary corporate action (including valid authorization and approval of this Agreement by its duly constituted board of directors), subject only to the receipt of the adoption of the agreement of merger (as such term is defined in Section 251 of the DGCL) contained in this Agreement and the approval of the Merger by the holders of at least a majority of all of the outstanding shares of Company Common Stock in accordance with the Company’s Governing Documents (collectively, the “Company Stockholder Approval”). Assuming due authorization, execution and delivery of this Agreement by Parent and Merger Sub, this Agreement represents a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any Action may be brought).

(b) On or prior to the date of this Agreement, the Company Board of Directors has, upon the terms and subject to the conditions set forth herein, (i) determined that it is fair to, and in the best interests of, the Company and its stockholders, and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and (iii) resolved to recommend the adoption of this Agreement by the stockholders of the Company and to submit this Agreement to the stockholders of the Company for adoption (the “Company Recommendation”).

Section 4.6 Regulatory Approvals; No Conflict.

(a) No consent from, or filing with, any Governmental Entity, including any Gaming Authority, is required to be made or obtained by the Company in connection with the execution, delivery and performance by the Company of its obligations under this Agreement and the other agreements, documents and instruments to which the Company is or will be a party, or the consummation by the Company of the transactions contemplated hereby and thereby, except for (i) filings of applications and notices with, and receipt of approvals or nonobjections from, the SEC, the state securities authorities and applicable securities exchanges, (ii) filing of the Proxy Statement with the SEC, (iii) the filing of the Certificate of Merger, (iv) filings required to be made pursuant to the HSR Act and any other filings that may be required under any other applicable Antitrust Law, (v) the Requisite Gaming Approvals and (vi) consents required under liquor Laws and licenses, if any.

(b) Subject to receipt of the regulatory consents and approvals referred to in Section 4.6(a) and Section 5.5(a) (including the Requisite Gaming Approvals), and assuming the accuracy of the representations and warranties set forth in Section 5.5, the expiration of related waiting periods and required filings under federal and state securities Laws, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) constitute a breach or violation of, or a default under, or give rise to any Lien or result in an offer to purchase or a redemption of any obligation or result in the acceleration of any obligation under, or give any third Person any acceleration of remedies, penalty, increase in benefit payable or right of termination under, any applicable Law, or any Order, governmental permit or license, or Contract of the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries or any of its properties is subject or bound, (ii) constitute a breach or violation of its or any of its Subsidiaries’ Governing Documents, (iii) require any consent or approval of, or notice to, a third Person under any such Law, Order, governmental permit or license, or Contract or (iv) give rise to or result in any Person having, or having the right to exercise, any preemptive rights, rights of first refusal, rights to acquire or similar rights with respect to any capital stock of the Company or any of its Subsidiaries or any of their respective assets or properties, except in the case of clauses (i), (iii) and (iv), for such breaches, violations, defaults, creations, accelerations, penalties, increases, consents or approvals the failure of which to make or obtain has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.7 Financial Reports and Regulatory Documents; Material Adverse Effect.

(a) The Company’s Annual Reports on Form 10-K (as amended) for the fiscal years ended December 31, 2024 and 2025, and all other reports, registration statements, definitive proxy statements or information statements filed or furnished by the Company or any of its Subsidiaries subsequent to December 31, 2025 under the Securities Act or under the Exchange Act (as amended, collectively, “SEC Filings”), in the form filed with the SEC as of the date filed, (i) complied (and any SEC Filings filed after the date hereof will comply) in all material respects with applicable Law and the applicable requirements under the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations thereunder, each as in effect on the date that such SEC Filing was made, and (ii) did not (and any SEC Filings filed after the date hereof will not) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, taken as a whole and in the light of the circumstances under which they were made, not materially misleading. Each of the balance sheets contained in or incorporated by reference into any such SEC Filing (including the related notes and schedules thereto) fairly presented (and any such statements contained in any SEC Filings filed after the date hereof will fairly present) in all material respects the Company’s financial position and that of its Subsidiaries on a consolidated basis as of the date of such statement, and each of the statements of operations, comprehensive income/(loss), stockholders’ equity/(deficit) and cash flows or equivalent statements in such SEC Filing (including any related notes and schedules thereto) fairly presented (and any such statements contained in any SEC Filings filed after the date hereof will fairly present) in all material respects the results of operations and changes in income, stockholders’ equity and cash flows, as the case may be, of the Company and its Subsidiaries on a consolidated basis for the periods to which those statements relate, in each case, in accordance with GAAP consistently applied during the periods involved, except as may be noted therein, and subject to normal year-end audit adjustments and as permitted by Form 10-Q in the case of unaudited statements.

(b) The Company and its Subsidiaries have no liabilities, whether or not accrued, contingent or otherwise, that would be required to be reflected on, or disclosed in, a consolidated balance sheet of it and its Subsidiaries prepared in accordance with GAAP, other than those reflected or reserved against in its balance sheets (and the notes thereto) included in the Company’s SEC Filings filed prior to the date of this Agreement and those incurred in the ordinary course of business consistent with past practice since December 31, 2025, except for such liabilities that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c) From December 31, 2024 through the date of this Agreement, (i) the Company and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with past practice (excluding the incurrence of expenses related to this Agreement and the transactions contemplated hereby), (ii) no event has occurred or circumstance has arisen that, individually or taken together with all other facts, circumstances and events (described in this Article IV or otherwise), has had, or would reasonably be expected to have, a Material Adverse Effect with respect to the Company and (iii) neither the Company nor any of its Subsidiaries has taken, or agreed, committed, arranged, authorized or entered into any other binding arrangement to take, any action that, if taken on or after the date of this Agreement, would (without Parent’s prior written consent) constitute a breach of any of the covenants set forth in

Section 6.1(b)(i), Section 6.1(b)(ii), Section 6.1(b)(v), Section 6.1(b)(vi), Section 6.1(b)(xii), Section 6.1(b)(xvi), Section 6.1(b)(xix) and Section 6.1(b)(xx). Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any off-balance sheet joint venture, off-balance sheet partnership or any similar Contract or arrangement (including any Contract or arrangement relating to any transaction or relationship between or among the Company and/or one or more of its Subsidiaries, on the one hand, and any other Person, including any structured finance, special purpose or limited purpose entity or Person, on the other hand), or any material “off-balance sheet arrangement” as defined in Item 303(a)(4) of Regulation S-K, in each case, that would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(d) The Company has made available to Parent true, correct and complete copies of all material written correspondence between the SEC and the Company and any of the Company’s Subsidiaries occurring since December 31, 2025, and prior to the date hereof. There are no (i) outstanding or unresolved comments from, or unresolved issues raised by, the SEC in comment letters with respect to any of the Company’s SEC Filings and (ii) to the Company’s knowledge, none of the Company’s SEC Filings is the subject of outstanding or unresolved comments in comment letters received from the SEC staff. None of its Subsidiaries is required to file periodic reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act.

(e) The information supplied or to be supplied by the Company for inclusion in the Proxy Statement will not, at the time the Proxy Statement is first disseminated to stockholders of the Company or at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing provisions of this Section 4.7, no representation or warranty is made by the Company with respect to information or statements made or incorporated by reference in the registration statement or Proxy Statement that were supplied by or on behalf of Parent or Merger Sub for use therein.

Section 4.8 Litigation. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, there is no (a) Action pending or, to the Company’s knowledge, threatened in writing against or affecting the Company or any of its Subsidiaries or any of their respective Properties or assets or (b) Order imposed upon or entered into by the Company or any of its Subsidiaries or the assets of the Company or any of its Subsidiaries.

Section 4.9 Regulatory Matters; Licensure. Neither the Company nor any of its Subsidiaries is subject to, or has been advised that it is reasonably likely to become subject to, any material special procedures, conditions or restrictions imposed by any Orders, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, or adopted any board resolutions at the request of, any Governmental Entity charged with the supervision or regulation of it or any of its Subsidiaries. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, there are no formal or informal investigations relating to any regulatory matters pending before any Governmental Entity with respect to the Company or its Subsidiaries, other than investigations by any Gaming Authority in the ordinary course of business consistent with past practice.

Section 4.10 Compliance with Laws.

(a) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, each of the Company and its Subsidiaries:

(i) has since December 31, 2024, conducted its business in compliance with all Laws applicable thereto;

(ii) has and since December 31, 2024, has had, all permits, licenses, authorizations, Orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities that are required in order to permit them to own or lease their Properties and to conduct their businesses as presently conducted; and all such permits, licenses, certificates of authority, Orders and approvals are in full force and effect and, to its knowledge, no suspension or cancellation of any of them is threatened;

(iii) has not received, since December 31, 2024, any written or, to its knowledge, other notification from any Governmental Entity (i) asserting that it or any of its Subsidiaries is not in compliance with any of the statutes, regulations, rules or ordinances that such Governmental Entity enforces, (ii) threatening to revoke any license, franchise, permit or authorization of a Governmental Entity, (iii) requiring it or any of its Subsidiaries to enter into or consent to the issuance of any written Order, decree, agreement, memorandum of understanding or similar arrangement, commitment letter or similar submission, or extraordinary supervisory letter, or (iv) imposing or threatening to impose any monetary penalty, except, in each case, for regulatory violation letters and similar notifications from Governmental Entities received by it and its Subsidiaries in the ordinary course of business consistent with past practice that are not material to it and its Subsidiaries, taken as a whole; and

(iv) is not subject to any pending, or to its knowledge, threatened, investigation, review or disciplinary proceedings by any Governmental Entity against either of it or any of its Subsidiaries or any director or officer thereof in such capacity, except for such investigations, reviews and disciplinary proceedings instituted or conducted by Governmental Entities against it and its Subsidiaries in the ordinary course of business consistent with past practice that are not material to it and its Subsidiaries, taken as a whole.

(b) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, each of the Company and its Subsidiaries, and except as set forth in Section 4.10(b) of the Company Disclosure Schedule, (A) has in place, adheres to and maintains policies and procedures designed to ensure at all times compliance with all applicable AML Laws and guidelines, (B) to the knowledge of the Company, no Action by or before any Governmental Entity against or affecting the Company or its Subsidiaries with respect to any AML Laws or guidelines is pending or threatened and (C) neither the Company nor any of its Subsidiaries, or any of their respective directors, officers, employees, or to the knowledge of the Company, any of its Representatives or Affiliates, has violated any applicable AML Laws.

(c) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, in the last five (5) years, none of the Company nor its Subsidiaries, nor their respective directors, officers, and employees, nor to the knowledge of the Company, their respective agents or other Representatives acting on their behalf has directly or indirectly paid, offered, given, promised to pay, or authorized the payment of any money or anything of value (including any gift, sample, rebate, travel, meal and lodging expense, entertainment, service, equipment, debt forgiveness, donation, grant or other thing of value, however characterized) to any official of a Governmental Entity or any other Person at the suggestion, request, direction or for the benefit of any official of a Governmental Entity or other Person for the purpose of (i) influencing any act or decision of such official in his official capacity, (ii) inducing such official to do or omit to do any act in relation to his lawful duty, (iii) securing any improper advantage, (iv) inducing such official to influence or affect any act or decision of any Governmental Entity, or (v) assisting the Company in obtaining or retaining business for or with, or directing business to another Person, in each case, in violation of the U.S. Foreign Corrupt Practices Act of 1977, as amended, (the “Foreign Corrupt Practices Act”), the UK Bribery Act 2010 (the “UK Bribery Act”), and other applicable anti-corruption laws (collectively, “Anti-Corruption Laws”). The Company complies with all Anti-Corruption Laws. Neither the Company nor any of its Affiliates has received any written notice or communication from any Person that alleges, that the Company or its Affiliates or Representatives or any other Persons acting on behalf of the Company in violation of any Anti-Corruption Laws. The Company maintains in effect policies and procedures designed to ensure compliance by the Company and its Subsidiaries, and their respective directors, officers, employees, agents, and representatives with Anti-Corruption Laws.

(d) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, none of the Company nor its Subsidiaries, nor, to the knowledge of the Company, their respective directors, officers, employees, agents or other representatives acting on their behalf: (i) is a Sanctioned Person; (ii) has, since April 24, 2019, engaged in or is now engaged in any dealings or transactions with, or on behalf of, or for the benefit of a Sanctioned Person or in or involving a Sanctioned Territory; (iii) has, since April 24, 2019, engaged in or is now engaged in any activity, practice or conduct which would constitute a violation of Sanctions or that would result in designation or status as a Sanctioned Person; or (iv) is otherwise in violation of Sanctions.

(e) Except as has not, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, none of the Company nor its Subsidiaries, nor their respective directors, officers, and employees, nor to the knowledge of the Company, their respective agents or other representatives acting on their behalf has, since April 24, 2019, made any voluntary disclosure with respect to an actual or apparent violation of Sanctions or has been subject to civil or criminal penalties imposed by any Governmental Entity administering Sanctions. No material investigation, charge, proceeding, investigation, or inquiry with respect to an apparent or actual violation of any Sanctions is now pending or has been asserted or threatened in writing with respect to the Company or its Subsidiaries, or their respective directors or officers. The Company, its Subsidiaries, and their respective directors and officers, have, since April 24, 2019, complied with, and are in compliance with, Sanctions, in all material respects. The Company and its Subsidiaries have implemented and currently maintain in effect policies and procedures reasonably designed to ensure compliance with Sanctions in all material respects.

Section 4.11 Material Contracts; Defaults.

(a) Except for this Agreement, the Company Plans or as Previously Disclosed (including, for the avoidance of doubt, agreements filed as exhibits to the Company’s SEC Filings and incorporated by reference thereto), as of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to or bound by:

(i) except for any Labor Contract, any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Securities Act);

(ii) any Contract with a third Person that involved individual or aggregate payments or consideration of more than $15,000,000 in the twelve (12)-month period ended December 31, 2025, or is expected by its terms to involve individual or aggregate payments or consideration of more than $15,000,000 in any twelve (12)-month period after December 31, 2025 (it being understood that the Company is not making any representation or warranty as to the actual amount of future payments that will be received under any such Contract), for goods and services furnished by or to the Company or any of its Subsidiaries (other than those that are terminable on no more than sixty (60) days’ notice and without liability or financial obligation to the Company or any of its Subsidiaries, it being understood and agreed that in no event will such Contracts be deemed Material Contracts for purposes of this Agreement);

(iii) any leases, subleases, licenses, sublicenses or other use or occupancy agreements relating to Leased Property having a remaining term of more than twelve (12) months and involving a payment of more than $10,000,000 annually;

(iv) any Contract under which the Company or any of its Subsidiaries has continuing material indemnification, earnout or similar obligations to any third Person in connection with the acquisition or disposition of a business;

(v) any Contract with a third Person for capital expenditures involving outstanding payments of more than $10,000,000, individually or in the aggregate, by or on behalf of the Company or any of its Subsidiaries;

(vi) any Contract involving a joint venture or strategic alliance, partnership or management agreement or other sharing of profits or losses with any third Person requiring the commitment of capital or the contribution of assets by it or other obligations of it in excess of $10,000,000 in each case, individually or in the aggregate, but expressly excluding any leases, subleases, licenses, sublicenses or other use or occupancy agreements involving any sharing of profits or losses between the parties thereto;

(vii) any mortgages, indentures, guarantees, loans, credit agreements, security agreements or other Contracts relating to the borrowing of money or extension of credit, in each case, in excess of $10,000,000 other than (A) accounts receivable and accounts payable; (B) loans to or guarantees for its direct or indirect wholly owned Subsidiaries; and (C) capital lease obligations, purchase money debt and letter of credit, bank guaranty and similar facilities, in each case, in the ordinary course of business consistent with past practice;

(viii) any Contract relating to the, direct or indirect, acquisition or disposition of any capital stock or other securities, assets or business (whether by merger, sale of stock, sale of assets or otherwise) (A) that was entered into after January 1, 2025 and (B) in each case with a fair market value or purchase price in excess of $15,000,000 and pursuant to which the Company or any of its Subsidiaries would reasonably be expected to be required to pay or receive any earn-out, deferred or other contingent payments;

(ix) any Contract that contains a put, call, right of first refusal, right of first offer or similar right or obligation or any other obligation pursuant to which the Company or any of its Subsidiaries would be required to, directly or indirectly, purchase or sell, as applicable, any securities, capital stock or other interests, assets or business other than inventory or other goods in the ordinary course of business consistent with past practice;

(x) any Contract with an Affiliate or other Person that would be required to be disclosed under Item 404(a) of Regulation S-K of the Exchange Act;

(xi) any Contract (A) pursuant to which the Company or any of its Subsidiaries (1) grants any license, assignment, right, immunity, or covenant under any material Company Intellectual Property to any third Person (including sponsorship, branding or advertising Contracts involving use of the Company’s names, marks and logos) that is exclusive or otherwise material; (2) is restricted in any material respect from using any material Company Intellectual Property; or (3) receives any license, assignment, right, immunity, or covenant under any Intellectual Property or Systems material to the businesses of the Company and its Subsidiaries, taken as a whole; or (B) pursuant to which any material Company Intellectual Property is or was created, conceived or developed by or with any third Person, in each case (A) and (B), excluding Standard IP Agreements;

(xii) any Contract containing covenants by the Company or any of its Affiliates (A) not to compete with any third Person, (B) not to engage in any line of business or activity in any geographic location or (C) pursuant to which any Person is granted a most favored nation pricing restriction, in each case that would be material to it and its Subsidiaries, taken as a whole; and

(xiii) any Order or settlement or conciliation agreement with any Governmental Entity that imposes any outstanding material obligation on the Company or its Subsidiaries after the date of this Agreement (other than as otherwise disclosed pursuant to Section 4.11(a)(xi) above);

Each contract of the type referred to in clauses (i) through (xiii) above is referred to herein as a “Material Contract.”

(b) Each Material Contract is a valid and legally binding agreement of the Company or one of its Subsidiaries and, to the Company’s knowledge, the counterparty or counterparties thereto, is enforceable in accordance with its terms and is in full force and effect, except as such enforceability may be limited under applicable bankruptcy, insolvency, moratorium, reorganization or similar laws from time to time in effect affecting the enforcement of creditors’ rights generally, or by general principles of equity. Neither the Company nor any of its Subsidiaries or, to the Company’s knowledge, any counterparty or counterparties thereto is in breach of any provision of any Material Contract, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default, except for such breaches and defaults that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. No party to any Material Contract has (i) exercised any termination rights with respect thereto, or (ii) given written notice of any material breach with respect to, or intent not to renew, any Material Contract, in the case of clauses (i) and (ii) except as had not had, individually or in the aggregate, a Material Adverse Effect.

(c) Except as set forth on Section 4.11(c) of the Company Disclosure Schedule, none of the execution and delivery of this Agreement by the Company and each instrument required by this Agreement to be executed and delivered by the Company at the Closing, the compliance by the Company with the provisions of this Agreement and each instrument required by this Agreement to be executed and delivered by the Company at the Closing, or the consummation of the transactions contemplated by this Agreement will conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under any Contract that the Company nor any of its Subsidiaries is a party to or bound by with individual or aggregate annual payments or consideration of more than $15,000,000.

Section 4.12 Real Property. As of the date of this Agreement, all real property and interests in real property owned in fee by the Company or any of its Subsidiaries (individually, an “Owned Property”) and all real property and interests in real property leased, subleased, licensed, sublicensed, used or otherwise occupied by the Company or one of its Subsidiaries and any prime or underlying leases, subleases, licenses, sublicenses or other use or occupancy agreements relating thereto (individually, a “Leased Property”) are set forth or described in the Form 10-K filed by it with the SEC for the year ended December 31, 2025 or otherwise Previously Disclosed, except for any Owned Property or Leased Property that is not, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. Each of the Company and its Subsidiaries has good and valid fee title to all Owned Property and good and valid leasehold title to all Leased Property (an Owned Property or Leased Property being sometimes referred to herein, individually, as a “Property” and, collectively, the “Properties”), in each case subject only to (a) (i) Liens described in the Form 10-K filed by it with the SEC for the year ended December 31, 2025, (ii) Liens that are Previously Disclosed or of record and not, individually or in the aggregate, material or (iii) inchoate workmen’s, repairmen’s or other similar Liens arising or incurred in the ordinary course of business consistent with past practice relating to obligations as to which there is no default on the part of it or any of its Subsidiaries or that individually or in the aggregate, do not impair, and would not reasonably be expected to impair, in each case, in any material respect, the continued use and operation of the Property to which they relate in the conduct of the business of the Company or its Subsidiaries as presently conducted, (b) leases, subleases and similar agreements Previously Disclosed or for the benefit of the Company or its Affiliates or that are not material to the Company and its Subsidiaries taken as a whole or to the operation of the Property to which they relate and that were entered into in the ordinary course of business consistent with past practice and (c) easements, covenants, rights-of-way and other similar restrictions of record, if any, that, (i) are for the benefit of the Company or its Affiliates or (ii) are granted to third parties and, individually or in the aggregate, do not impair, and would not reasonably be expected to impair, in each case, in any material respect, the continued use and operation of the Property to which they relate in the conduct of the business of the Company or its Subsidiaries as presently conducted. Any reciprocal easements, option agreements, rights of first refusal or rights of first offer with respect to any Property at which a casino, hotel or golf project is operated are Previously Disclosed (or with respect to reciprocal easements, are of record), except with respect to any such Property that is not, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. To the knowledge of the Company, there are no physical conditions or defects at any of the Properties at which casino or hotel operations are conducted that impair or would be reasonably expected to impair the continued operation and conduct of the casino, hotel and related businesses as presently conducted at each such Property. To the knowledge of the Company, all leases, subleases, licenses, sublicenses and other use or occupancy agreements pursuant to which the Company or its Subsidiaries leases, subleases, licenses, sublicenses, uses or occupies any Leased Property are valid and in full force and effect, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as Previously Disclosed, no uncured default of a material nature on the part of each of the Company or, if applicable, its Subsidiary or, to the Company’s knowledge, the landlord or sublandlord thereunder (as applicable), exists under any lease, sublease, license or sublicense pursuant to which any of them uses any Leased Property, and no event has occurred or circumstance exists which, with the giving of notice, the passage of time, or both, would constitute a material breach or default thereunder.

Section 4.13 Environmental Matters. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (a) there has been no Release of any Hazardous Substance by, under the direction of, or on behalf of the Company or any of its Subsidiaries, from, at, on or under any Property of the Company or its Subsidiaries, (b) there are no unresolved, pending, or to its knowledge, threatened, Environmental Claims relating to the Company or its Subsidiaries and their respective Properties, (c) since December 31, 2023, neither the Company nor any of its Subsidiaries has received a written notice from any Governmental Entity or third party alleging a violation of any Environmental Law that has not been resolved, (d) the Company and its Subsidiaries possess all licenses, permits and other governmental approvals required under, and are in compliance with the terms and conditions thereof and all applicable Environmental Laws, and (e) to the Company’s knowledge, there are no facts, circumstances or conditions that would reasonably be expected to give rise to any Environmental Claim. Except as Previously Disclosed, the Company has made available to Parent complete and accurate copies of (i) all material final environmental or health and safety audits, studies, reports, and results of investigations with respect to the Company or its Subsidiaries or their respective Properties prepared since December 31, 2023, and (ii) all material correspondence with any Governmental Entity related to any current or outstanding Environmental Claim of the Company under Environmental Laws as of December 31, 2023, through the date of this Agreement, in each case to the extent such reports, documentation or correspondence is in the Company’s possession, custody or reasonable control. The representations and warranties in this Section 4.13 constitute the sole and exclusive representations and warranties of the Company relating to environmental matters under this Agreement.

Section 4.14 Company Plans and Labor Matters.

(a) Section 4.14(a) of the Company Disclosure Schedule sets forth a true and complete list, as of the date of this Agreement, of each material Company Plan, excluding (i) any Company Plan that is an employment offer letter or individual independent contractor agreement that does not provide for any change in control, retention or severance payments or benefits (other than statutory payments or benefits under applicable Law or that are not terminable on less than thirty (30) days notice) and (ii) any individual award agreement evidencing Company Equity Awards (but including a form of each award agreement for Company Equity Awards and, for the avoidance of doubt, listing any individual award agreement that materially differs from the form award agreements included). True and complete copies of all material Company Plans that are disclosed on Section 4.14(a) of the Company Disclosure Schedule, including any trust instruments, financial statements and insurance contracts and all amendments thereto, have been made available to Parent. As of the date of this Agreement, with respect to each material Company Plan, the Company has made available to Parent (1) the most recently prepared actuarial report (if any), (2) the most recent summary plan description together with the summary or summaries of all material modifications thereto, (3) with respect to the Company Stock Plan, the form of agreement evidencing each Company Equity Award and any other award agreements to the extent there are material variations from the form of agreement, specifically identifying the Person(s) to whom such variant forms apply, (4) the most recent IRS determination or opinion letter, (5) the most recent annual report (Form 5500 or 990 series and all schedules and financial statements attached thereto), and (6) all material non-routine correspondence to or from the IRS, the United States Department of Labor, the Pension Benefit Guaranty Corporation or any other Governmental Entity received in the last year with respect to any Company Plan.

(b) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, (i) all Company Plans, other than “multiemployer plans” within the meaning of Section 4001(a)(3) of ERISA (each, a “Multiemployer Plan”), are in compliance, in form and operation, with their terms and ERISA, the Code and other applicable Laws and (ii) there are no pending, or to the knowledge of the Company, threatened claims (other than routine claims for benefits) by, on behalf of or against any Company Plan or any trust related thereto which would reasonably be expected to result in any liability to the Company or any of its Subsidiaries, and no audit or other proceeding by a Governmental Entity is pending, or to the knowledge of the Company, threatened with respect to any Company Plan.

(c) All Company Plans intended to be qualified under Section 401 of the Code either has received a currently effective IRS determination or opinion letter regarding its tax-qualified status or may rely upon a favorable prototype opinion letter from the IRS as to its qualified status, and, to the knowledge of the Company, there are no existing circumstances that would reasonably be expected to adversely affect the qualified status of any such Company Plan.

With respect to any Company Plans that are Multiemployer Plans, (i) such Multiemployer Plans are Previously Disclosed, (ii) to the Company’s knowledge, no event has occurred that would be reasonably likely to present a risk of a partial or complete withdrawal from such Multiemployer Plan, within the meaning of Sections 4203 and 4205 of ERISA, (iii) the transactions contemplated by this Agreement will not give rise to any material liability under Title IV of ERISA and (iv) the Company has no current intention to withdraw from any Multiemployer Plan.

(d) Except as set forth in Section 4.14(d) of the Company Disclosure Schedule, during the six (6)-year period ending on the date hereof, (i) none of the Company, any Subsidiary or any of their ERISA Affiliates has sponsored, maintained or been obligated to contribute to a single-employer plan subject to Title IV of ERISA (a “Title IV Plan”) and (ii) no Title IV Plan has been terminated and no proceedings have been initiated to terminate or appoint a trustee under Title IV of ERISA to administer such plan. No Title IV Plan has failed to satisfy the minimum funding standard within the meaning of Section 412 of the Code or Section 302 of ERISA, or obtained a waiver of any minimum funding standard or an extension of any amortization period under Section 412 of the Code or Section 302 or 304 of ERISA. Except as designated in Section 4.14(d) of the Company Disclosure Schedule, no Title IV Plan is, or is expected to be, considered an at-risk plan within the meaning of Section 430 of the Code or Section 303 of ERISA.

(e) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, all contributions required to be made under each Company Plan have been timely made or have been reflected in the consolidated financial statements filed with its SEC Filings. There is no pending or, to the Company’s knowledge, threatened, Action relating to any Company Plans, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(f) None of the execution of this Agreement, stockholder approval of this Agreement or the consummation of the transactions contemplated hereby will (either alone or in combination with any other event) (i) entitle any Employees to material severance pay or any material increase in severance pay upon any termination of employment, (ii) accelerate the time of payment or vesting or result in any payment of compensation or benefits under, or materially increase the amount payable under, any Company Plan, (iii) directly or indirectly cause the Company or any Subsidiary to transfer or set aside any assets to fund any benefits under any Company Plan or funding (through a grantor trust or otherwise), or (iv) result in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code. Neither the Company nor any of its Subsidiaries is obligated to provide any Person with a “gross up” or similar payment in respect of any excise tax that may become payable under Section 409A of the Code or Section 4999 of the Code.

(g) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, each Foreign Plan: (i) has been established, maintained, funded, operated and administered in all respects in accordance with its terms and applicable Laws, and if intended to qualify for special Tax treatment, meets all the requirements for such treatment, or if intended to be filed, registered or approved by a Governmental Entity, has been duly and timely filed, registered or approved, as applicable, (ii) is funded, book-reserved or secured by an insurance policy to the extent required by the terms of the applicable Foreign Plan or applicable Law, based on reasonable actuarial assumptions in accordance with applicable accounting principles, and (iii) to the extent such Foreign Plan is required to be registered, has been registered and has been maintained in good standing with applicable regulatory authorities.

(h) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, neither the Company, any Company Plan nor, to the knowledge of the Company, any trustee, administrator or other third-party fiduciary and/or party-in-interest thereof, has engaged in any breach of fiduciary responsibility or any “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) to which Section 406 of ERISA or Section 4975 of the Code applies and which could subject the Company or any ERISA Affiliate to the tax or penalty on prohibited transactions imposed by Section 4975 of the Code.

(i) No Company Plan is (i) a “multiple employer plan” (within the meaning of the Code or ERISA), (ii) a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA), or (iii) a “funded welfare plan” within the meaning of Section 419 of the Code or (iv) sponsored by a human resources or benefits outsourcing entity, professional employer organization or other similar vendor or provider.

(j) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, each Company Plan which is a “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) is and has been in compliance with Section 409A of the Code.

(k) As of the date of this Agreement, the Company has made available to Parent copies of all Labor Contracts (i) to which the Company or any of its Subsidiaries is a party or by which any of them is bound, and (ii) that govern the terms and conditions of employment of any current Employees in their capacities as such. There is no pending or, to the Company’s knowledge, threatened, material strike, concerted slowdown, concerted work stoppage, or lockout by or with respect to any current Employees, and since December 31, 2023 no such material strike, concerted slowdown, concerted work stoppage, or lockout has occurred in each case that, individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect on the Company. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, other than as set forth in Section 4.14(k) of the Company Disclosure Schedule, to the Company’s knowledge, except with respect to any existing Labor Contracts, there are no activities or proceedings of any labor union or other labor organization to organize any current Employees and no demand for recognition or certification as the exclusive bargaining representative of any current Employees has been made by or on behalf of any labor union or other labor organization. With respect to any Labor Contract to which the Company or any of its Subsidiaries is a party or otherwise bound and that governs the terms and conditions of employment of any current Employee, no consent from or consultation with any labor or trade union, works council or other employee representative body or any Governmental Entity with jurisdiction over labor matters is required for the Company to enter into this Agreement.

(l) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, the Company and its Subsidiaries are in compliance with (i) the terms of all Labor Contracts, (ii) all applicable Laws respecting employment and employment practices, including Laws with respect to the terms and conditions of employment, health and safety, wages and hours, “exempt” and “non-exempt” classifications in the United States, classifications of employees and independent contractors, child labor, immigration, employment discrimination, disability rights or benefits, equal opportunity, termination of employment, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues and unemployment insurance and (iii) all applicable employee licensing, registration and qualification requirements, and the Company has taken commercially reasonable measures to ensure that any current Employee who is required to have a gaming or other license, registration and qualification under any Gaming Laws or other Laws maintains such license in current and valid form.

(m) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, there is no pending or, to the knowledge of the Company, threatened charge, complaint, arbitration, audit or investigation before any Governmental Entity that was brought by or on behalf of or, to the knowledge of the Company, threatened to be brought by or on behalf of, any Employee, any person alleged to be an Employee, any applicant for employment with the Company or any of its Subsidiaries, or any class of the foregoing, that regards the labor or employment relations and practices of the Company or any of its Subsidiaries.

(n) Neither the Company nor any of its Subsidiaries has incurred any material liability or obligation under the Worker Adjustment and Retraining Notification Act or any similar state or local Law that remains unsatisfied.

(o) To the knowledge of the Company, in the three (3) years prior to the date hereof, (i) no current member of the Company Board of Directors or executive officer has been the subject of allegations of sexual harassment or assault, and (ii) the Company and its Subsidiaries (A) have investigated all allegations of sexual harassment that have been properly reported through the Company’s designated internal complaint reporting channels against any current director, officer, or Employee with a title of Vice President or above, and (B) have taken remedial action that the Company or its Subsidiaries deemed appropriate with regard to all such allegations that the Company or its Subsidiaries determined after an investigation to have merit.

(p) To the knowledge of the Company, no senior executive of the Company or any of its Subsidiaries has provided notice of his or her intention to terminate his or her employment as a result of or within the one-year period following the consummation of the transactions contemplated by this Agreement.

(q) Other than (i) as Previously Disclosed, (ii) as required by Law or (iii) for continued health benefits, insurance or coverage provided pursuant to individual severance arrangements which do not exceed twenty-four (24) months following termination of service, none of the Company Plans provide for, and neither the Company nor any of its Subsidiaries has any obligation or liability to provide or with respect to the provision of, post-retirement or post-termination health, medical, life, hospitalization or other similar benefits, insurance or coverage, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(r) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, the Company and its Subsidiaries are in compliance in all respects with all applicable requirements of the Immigration Reform and Control Act and have in their files properly completed copies of Form I-9 for all employees with respect to whom that form is required. The Company and its Subsidiaries are enrolled in and use E-Verify where required by applicable law.

Section 4.15 Taxes. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company:

(a) All Tax Returns that are required to be filed or delivered (taking into account any extensions of time within which to file or deliver) by or with respect to the Company and its Subsidiaries have been duly and timely filed or delivered, and all such Tax Returns are true, complete and accurate in all respects.

(b) All Taxes due or required to be paid by the Company or its Subsidiaries have been timely paid in full (whether or not shown to be due on the Tax Returns referred to in Section 4.15(a)).

(c) All Taxes required to be withheld or collected by the Company or any of its Subsidiaries from amounts owing to any employee, creditor or third party have been paid over to the proper Governmental Entity in a timely manner in accordance with applicable Law.

(d) No extensions or waivers of statutes of limitations for the assessment or collection of Taxes (other than pursuant to an extension of time to file any Tax Return obtained in the ordinary course of business) have been given by or requested in writing with respect to any Taxes of the Company and its Subsidiaries where such statute of limitations remains open.

(e) None of the Tax Returns referred to in Section 4.15(a) or any Taxes of the Company or any of its Subsidiaries is currently under any audit, suit, proceeding, examination, assessment or other Action by the IRS or the relevant state, local or foreign Governmental Entity and neither the Company nor its Subsidiaries has received written notice from any taxing authority that an audit, suit, proceeding, examination, assessment or other Action in respect of such Tax Returns or any Taxes is pending or threatened.

(f) No outstanding or unsettled claims, deficiencies or assessments have been asserted or made against the Company or its Subsidiaries by the relevant Governmental Entity with respect to any of the Tax Returns referred to in Section 4.15(a) or Taxes.

(g) During the prior three (3)-year period, no written claim has been made by a Governmental Entity in a jurisdiction where the Company or any of its Subsidiaries has not paid any Tax or does not file Tax Returns that the Company or applicable Subsidiary is or may be subject to taxation by, or required to file a Tax Return in, such jurisdiction.

(h) Neither the Company nor any of its Subsidiaries is a party to or is otherwise bound by any Tax sharing, Tax allocation or Tax indemnification agreement or arrangement (other than such an agreement or arrangement (i) exclusively between or among the Company and its Subsidiaries or (ii) the primary purpose of which is not the allocation or payment of Tax liability).

(i) During the two (2)-year period ending on the date hereof, neither the Company nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify for tax-free treatment under Section 355 of the Code.

(j) Neither the Company nor any of its Subsidiaries has participated in or been a party to a transaction that constitutes a “listed transaction” within the meaning of Section 1.6011-4(b)(2) of the Treasury Regulations or any other transaction requiring disclosure under analogous provisions of state, local or non-U.S. Tax Law.

(k) There are no Liens for Taxes upon the property and assets of the Company or its Subsidiaries except for Liens for Taxes not yet due and owing or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP.

(l) Neither the Company nor any of its Subsidiaries has been a member of an affiliated group filing a consolidated federal income Tax Return or any other similar group for U.S. state or local or foreign Tax purposes (in each case, other than a group the common parent of which is the Company or any of its Subsidiaries (or predecessors thereof)). Neither the Company nor any of its Subsidiaries has liability for the Taxes of any Person (other than Taxes of the Company or its Subsidiaries (including any predecessors thereof)) under Treasury Regulations Section 1.1502-6 (or any corresponding or similar provisions of applicable Tax Law) or as a transferee or successor.

(m) Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) adjustment under Section 481(a) of the Code (or any corresponding or similar provisions of applicable state, local or non-U.S. Tax Law) or change in, or use of an improper, method of accounting, in each case, for a taxable period (or portion thereof) ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of applicable state, local or non-U.S. Tax Law) executed on or prior to the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date; or (iv) advance or prepaid amount received or deferred revenue accrued outside the ordinary course of business on or before the Closing Date.

(n) The Company is in compliance with applicable escheat or unclaimed property Laws.

Section 4.16 Takeover Laws and Provisions. The Company and its Subsidiaries have taken, or as of immediately prior to the Effective Time will have taken, all action required to be taken by them in order to exempt this Agreement and the transactions contemplated hereby in all material respects from, and this Agreement and the transactions contemplated hereby are, or as of immediately prior to the Effective Time will be, exempt in all material respects from, the requirements of any “moratorium,” “control share,” “fair price,” “affiliate transaction,” “business combination,” or other antitakeover Laws of any state (collectively, “Takeover Laws”). The Company and its Subsidiaries have taken, or as of immediately prior to the Effective Time will have taken, all action required to be taken by them in order to make this Agreement and the transactions contemplated hereby comply in all material respects with, and this Agreement and the transactions contemplated hereby do, or as of immediately prior to the Effective Time will, comply in all material respects with, the requirements of any articles, sections or provisions of its Governing Documents concerning “business combination,” “fair price,” “voting requirement,” “constituency requirement,” or other related provisions (collectively, “Takeover Provisions”).

Section 4.17 Intellectual Property.

(a) Section 4.17(a)(i) of the Company Disclosure Schedule contains a true, complete, and accurate list, in all material respects, as of the date of this Agreement, of all Company Intellectual Property that (A) has been registered, filed or issued with, under or by the authority of any Governmental Entity or domain name registrar, including the U.S. Patent and Trademark Office, the U.S. Copyright Office or in any similar office or agency anywhere in the world or for which an application for such registration has been filed, and (B) is material to the businesses of the Company and its Subsidiaries, taken as a whole (collectively, the “Company Registered Intellectual Property”). The Company Registered Intellectual Property is subsisting, valid and enforceable. Section 4.17(a)(ii) of the Company Disclosure Schedule contains a true, complete, and accurate list, in all material respects, as of the date of this Agreement, of all material unregistered trademarks.

(b) The Company and each of its Subsidiaries (i) possesses and solely owns, free and clear of all Liens, all right, title and interest in and to their respective material Company Intellectual Property; and (ii) owns or has a valid and enforceable license to use all material Intellectual Property or material Systems used in and necessary for the operation of their respective businesses. Upon the consummation of the transactions contemplated by this Agreement, all of the Company’s and its Subsidiaries’ Intellectual Property foregoing rights shall survive and be available to the Company or its Subsidiaries, as applicable, for use in the same manner and on substantially the same terms as of immediately prior to the date hereof, except, as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c) The Company, its Subsidiaries, the operation of its and their respective businesses, and their respective products and services do not infringe, dilute, misappropriate or otherwise violate the Intellectual Property rights of any third Person in any material respect nor have done so since December 31, 2024; provided that, with respect to patents rights, each of the foregoing representations are being made subject to the Company’s knowledge. To the Company’s knowledge, no third Person is infringing, diluting, misappropriating or otherwise violating its or its Subsidiaries’ Intellectual Property rights in any material respect. No Action is pending or threatened in writing (and no written claim has been received since December 31, 2024) challenging the validity, enforceability, registration, ownership or use of the Company’s or its Subsidiaries’ Intellectual Property rights in any material respect. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, neither the Company nor any of its Subsidiaries has received any written claims (including any invitations to license or requests or demands to cease using any Intellectual Property rights of any third Person) either (i) alleging that the Company or any of its Subsidiaries has infringed, misappropriated, or otherwise violated the Intellectual Property rights of any other Person; or (ii) contesting the ownership, validity, enforceability, or use of any Company Intellectual Property (other than routine prosecution activities of intellectual property offices in the ordinary course that do not involve adversarial claims by third Persons).

(d) The Company and its Subsidiaries have taken reasonable measures to protect and preserve (i) their rights in their respective Company Intellectual Property and (ii) the confidentiality of all material Trade Secrets included in such Company Intellectual Property and to the Company’s knowledge, such material Trade Secrets have not been used, disclosed to or discovered by any Person (including any current or former employee, officer, advisor, consultant, or contractor of the Company or its Subsidiaries) except pursuant to the terms of a written confidentiality agreement with such Person that contains appropriate non-disclosure obligations which, to the Company’s knowledge, has not been breached.

(e) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, all Persons who have contributed to the development of any Intellectual Property for the Company or its Subsidiaries have signed a valid written agreement pursuant to which such Persons validly assign to the Company or such Subsidiary all right, title and interest in and to all such Intellectual Property (or all such right, title, and interest have vested in the Company or such Subsidiary by operation of Law) and, to the Company’s knowledge, no such Person is in violation of any such assignment agreement.

(f) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, no funding, facilities, personnel, or resources of any Governmental Entity, university, college, other educational institution or research center contributed to the development, creation, or invention of any Company Intellectual Property.

(g) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) the Company and each of its Subsidiaries is in material compliance with all licenses of Open Source Software; (ii) no source code for any Company Software incorporates, links to, distributes or makes available any Open Source Materials in a manner that would require the Company or any of its Subsidiaries to comply with any Copyleft Terms; and (iii) no Person has been granted access to, or has an actual or contingent right to access or possess, a copy in any form of any source code of any material Company Software or other Company Intellectual Property, including pursuant to escrow or similar Contracts or arrangements, other than access granted to Company employees, contractors, or other Persons that have contributed to the development, creation, or invention of such Company Intellectual Property pursuant to the terms of a valid, written confidentiality agreement with such Person that contains appropriate non-disclosure obligations which, to the Company’s knowledge, has not been breached.

(h) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and its Subsidiaries do not use, and have not in the past used, (A) Generative AI Tools in their respective businesses to generate any Company Software in a manner that would adversely affect the Company’s or its Subsidiaries’ ownership or rights therein; (B) any material Trade Secrets in any prompts or inputs to any Generative AI Tools, except in cases where such Generative AI Tools do not use such information to train such Generative AI Tools or improve the services related to such Generative AI Tools; and (C) any Generative AI Tool in a manner that does not comply with its applicable license terms.

(i) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company Systems (i) are reasonably sufficient for the current needs of the Company and its Subsidiaries in the operation of their respective businesses as currently conducted; and (ii) have not, in the prior three (3) years, suffered any material failure or malfunction, except such malfunctions that have been remediated in all material respects. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and its Subsidiaries have implemented and maintain commercially reasonable security measures, including (a) data backup, intrusion detection, access controls, data encryption and disaster recovery technology; (b) policies and procedures including relating to incident response, vendor management and information technology security; and (c) all other security and incident detection and response measures, in each case, designed to protect the Company Systems and the data thereon consistent with applicable regulatory standards and industry best practices.

(j) The Company and each of its Subsidiaries have during the three (3) year periods ending on the date hereof, complied with and currently comply, in all material respects with (i) applicable Law, as well as its own written rules, policies, and procedures, relating to privacy, data protection, cybersecurity, security breach notification or the collection, retention, processing, protection and use of personal information collected, used or held for use by the Company and its Subsidiaries, (ii) the applicable Payment Card Industry Data Security Standard with respect to any payment card data that the Company and its Subsidiaries has collected or handled, and (iii) all Material Contracts under which the Company or any Subsidiary is a party to or bound by relating to privacy, data protection, cybersecurity, security breach notification or the collection, retention, processing, protection and use of personal information collected, used or held for use by the Company and its Subsidiaries.

(k) No material claims, regulatory enforcement actions, nor, to the Knowledge of the Company, investigations, have been asserted against the Company or its Subsidiaries during the three (3)-year period ending on the date hereof alleging a violation of any applicable Law or Contract relating to privacy, data protection, cybersecurity, security breach notification, or the collection, retention, processing, protection and use of personal information collected, used or held for use by the Company and its Subsidiaries. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, during the three (3)-year period ending on the date hereof, the Company has not notified in writing, or been required by applicable Law or Contract to notify in writing, any Person of any security incident resulting in the unauthorized processing of personal information by or on behalf of the Company or unauthorized access to the Company Systems.

(l) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) the Company and each of its Subsidiaries have all material rights in any data or information that the Company or its Subsidiaries has used and/or currently uses to develop, train, improve, and operate artificial intelligence product or services developed and deployed by the Company or its Subsidiaries, and (ii) the Company and its Subsidiaries develop and deploy artificial intelligence products and services in compliance in all material respects with applicable Law.

(m) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and its Subsidiaries have not, in the three (3) year period ending on the date hereof, suffered any security breaches or other impacts that adversely affected the confidentiality, integrity or availability of the Company Systems or the data and information stored thereon. The Company Systems do not contain any “time bombs,” “Trojan horses,” “back doors,” “trap doors,” worms, viruses, spyware, keylogger software or other vulnerability, faults or malicious code or damaging devices designed or reasonably expected to adversely impact the functionality of or permit unauthorized access or to disable or otherwise harm any of their information technology or software applications (collectively, “Malicious Code”). The Company has taken commercially reasonable measures to prevent the introduction of Malicious Code into their Company Systems.

Section 4.18 Insurance. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) each of the insurance policies with third-party insurers relating to the business, assets and operations of the Company and its Subsidiaries (each, an “Insurance Policy”) is in full force and effect and all premiums due with respect to such material Insurance Policies have been paid; (ii) the Company and each of its Subsidiaries maintain adequate insurance coverage for all normal risks incident to their respective businesses and their respective properties and assets; (iii) the Company and its Subsidiaries are not in breach or default, and the Company has not taken any action or failed to take any action which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification of, any such policy; and (iv) neither the Company nor its Subsidiaries has received any written notice of cancellation or termination of any such insurance policy. There are no material claims pending under any Insurance Policy as to which coverage has been questioned, denied or disputed by the underwriters of such Insurance Policy or in respect of which such underwriters have reserved their rights, other than ordinary course reservations of rights.

Section 4.19 Accounting and Internal Controls.

(a) The Company and its Subsidiaries have devised, maintain, adhere and enforce a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company and its Subsidiaries; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and that receipts and expenditures of the Company and its Subsidiaries are being made only in accordance with appropriate authorizations of the Company’s management and the Company Board of Directors; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company and its Subsidiaries.

(b) The Company has designed, implemented, maintains and enforces “disclosure controls and procedures” and “internal controls over financial reporting” (in each case within the meaning of Rules 13a 15(e) and 15d-15(e) of the Exchange Act) to ensure that all material information relating to it and its Subsidiaries required to be disclosed by the Company in the reports and other documents that it files or furnishes pursuant to the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and such material information is made known to its management, auditors and the audit committee of the Company Board of Directors by others within those entities as appropriate to allow timely decisions regarding required disclosure and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act. The Company’s management has completed an assessment of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended December 31, 2025, have made all certifications required pursuant to the applicable provisions of the Sarbanes-Oxley Act and the statements contained in such certifications are complete and correct.

(c) The Company has previously disclosed, based on its most recent evaluation prior to the date hereof, to its auditors and the audit committee of its board of directors (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting, (ii) any fraud, whether or not material, that involves management or other employees who have a role in its internal controls over financial reporting and (iii) any material claim or allegation regarding the foregoing.

(d) As of the date of this Agreement, neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any director or officer of the Company, has received or otherwise had or obtained knowledge of any written unresolved complaint, allegation, assertion or claim, in each case that would reasonably be expected to result in material liability to the Company and its Subsidiaries, taken as a whole, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls.

(e) At all times since December 31, 2024, the Company has established and maintains a system of internal accounting controls which are designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company and its Subsidiaries; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and that receipts and expenditures of the Company and its Subsidiaries are being made only in accordance with appropriate authorizations of the Company’s management and the Company Board of Directors; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company and its Subsidiaries that could have a material effect on the financial statements.

Section 4.20 Financial Advisors, Etc. None of the Company, its Subsidiaries or any of their officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder’s fees in connection with the transactions contemplated herein, except that, in connection with this Agreement, the Company Board of Directors has retained PJT Partners LP as its financial advisor. The Company Board of Directors has received the opinion of PJT Partners LP to the effect that, as of the date thereof, and based upon and subject to, among other things, the assumptions made, procedures followed, matters considered, qualifications and limitations on the review undertaken, and other matters set forth in such opinion, the Merger Consideration to be paid to holders of Company Common Stock other than holders of Parent Rollover Shares and Excluded Shares in the Merger pursuant to this Agreement is fair, from a financial point of view, to such holders. Promptly following the execution of this Agreement, the Company will make available to Parent a written copy of such opinion solely for informational purposes.

Section 4.21 Affiliate Transactions. Since January 1, 2025, there have been no transactions, agreements, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and any of its Affiliates (other than its Subsidiaries), on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K promulgated by the SEC that have not been Previously Disclosed.

Section 4.22 Compliance with Parent Board Appointment. The Company has the corporate power and authority to comply with its obligations under Section 6.18, and neither the Governing Documents of the Company nor any provisions of the DGCL or any Contract to which the Company or any of its Subsidiaries is a party or by which any of them is bound would prohibit or restrict the Company from complying with its obligations under Section 6.18, including (i) increasing the size of the Company Board of Directors to the extent necessary to accommodate the appointment of any nominee designated by Parent pursuant to Section 6.18, (ii) amending the Governing Documents of the Company to the extent required to permit any such increase in the size of the Company Board of Directors and (iii) appointing any such nominee to the Company Board of Directors as of the time requested by Parent pursuant to Section 6.18.

Section 4.23 Financing.

(a) Section 4.23(a) of the Company Disclosure Schedule accurately sets forth a true and complete list of each Subsidiary of the Company designated as an “unrestricted” subsidiary under any Company Indebtedness on the date hereof, which list identifies (i) the legal name of such Subsidiary, (ii) the purpose of such legal entity and (iii) the Company Indebtedness under which such designation is made, in each case, as of the date hereof.

(b) Except as set forth on Section 4.23(b) of the Company Disclosure Schedule, there are no contracts material to the business, operations or assets of any Subsidiary of the Company designated as an “unrestricted” subsidiary under any Company Indebtedness.

(c) For the twelve months ended March 31, 2026 (or, in the case of clauses (ii), (iii), (iv) and (v), as of March 31, 2026), (i) the EBITDA (as defined in the Company Indentures and the Company Credit Agreement) was not less than the amount set forth in Section 4.23(c) of the Company Disclosure Schedule, (ii) the aggregate amount of all Unrestricted Cash and

Permitted Investments (in each case, as defined in the Company Credit Agreement) was not less than the amount set forth in Section 4.23(c) of the Company Disclosure Schedule, (iii) the aggregate amount of Cash Equivalents (in each case, as defined in each of the Company Indentures) in excess of Restricted Cash (in each case, as defined in each of the Company Indentures) was not less than the amount set forth in Section 4.23(c) of the Company Disclosure Schedule, (iv) the Total First Lien Senior Secured Net Debt, Total Net Debt and Total Senior Secured Net Debt (in each case, as defined in the Company Credit Agreement) was not more than the amount set forth on Section 4.23(c) of the Company Disclosure Schedule, (v) the First Priority Lien Obligations, Consolidated Total Indebtedness, Secured Indebtedness, Qualified Non-Recourse Debt, Discharged Indebtedness, and Escrowed Indebtedness was not more than, and Development Expenses was not less than (in each case, as defined in each of the applicable Company Indentures), the amount set forth in Section 4.23(c) of the Company Disclosure Schedule, (vi) the Cash Interest Expense (as defined in the Company Credit Agreement) as calculated in accordance with clause (b) of the definition of “Fixed Charge Coverage Ratio” (as defined in the Company Credit Agreement) after giving effect to deductions in such clause (b) was not more than the amount set forth in Section 4.23(c) of the Company Disclosure Schedule and (vii) the Fixed Charges (as defined in each of the Company Indentures) as calculated in accordance with the definition of “Fixed Charge Coverage Ratio” (as defined in each of the Company Indentures) was not more than the amount set forth in Section 4.23(c) of the Company Disclosure Schedule.

(d) As of the date hereof, the outstanding amount of (i) Restricted Payments (as defined in the Company Indentures) made pursuant to each of the baskets set forth in clause (B) of the Company Indebtedness RP Baskets (other than Section 4.04(b)(xxi) of the Company Indentures) and any Investment (as defined in the Company Indentures) made pursuant to each of the baskets set forth in clause (B) of the Company Indebtedness Investments Baskets and (ii) Investments (as defined in the Company Credit Agreement) made pursuant to each of the baskets set forth in clause (A) of the Company Indebtedness Investments Baskets (other than Section 6.04(dd) of the Company Credit Agreement) and Restricted Payments (as defined in the Company Credit Agreement) made pursuant to each of the baskets set forth in clause (A) of the Company Indebtedness RP Baskets (other than Section 6.06(h) of the Company Credit Agreement), in each case of clauses (i) and (ii), is not greater than the amounts permitted under such baskets.

(e) As of the date hereof, the full amount of capacity under (i) clause (1) of the definition of “Incremental Amount” (as defined in the Company Credit Agreement) remains available to be used to incur indebtedness pursuant to the terms of the Company Credit Agreement and such amount is equal to the amount set forth in clause (1)(a) of such definition (with the amount in clause 1(b) of such definition equal to 0), (ii) Section 6.01(k) of the Company Credit Agreement remains available to be used to incur indebtedness pursuant to the terms of the Company Credit Agreement, (iii) Section 4.03(b)(i)(y) of each of the Company Indentures remains available to be used to incur indebtedness pursuant to the terms of each of the Company Indentures, (iv) Section 4.03(b)(xii) of each of the Company Indentures remains available to be used to incur indebtedness pursuant to the terms of each of the Company Indentures, (v) Section 6.02(hh) of the Company Credit Agreement remains available to be used to incur Liens (as defined in the Company Credit Agreement), (vi) clause 6(C) of the definition of “Permitted Liens” of each of the Company Indentures solely as it relates to Liens securing Indebtedness permitted to be Incurred pursuant to clause (xii) of Section 4.03(b) of each of the Company Indentures remains available to be used to incur Liens (as defined in each of the Company Indentures) pursuant to the terms of each of the Company Indentures and (vii) clause (25) of the definition of “Permitted Liens” of each of the Company Indentures remains available to be used to incur Liens (as defined in each of the Company Indentures) pursuant to the terms of each of the Company Indentures.

(f) As of the date hereof, (i) the available capacity under Section 6.06(e) (excluding any Below Threshold Asset Sale Proceeds (as defined in the Company Credit Agreement)) of the Company Credit Agreement (as determined by the Company in good faith) is not less than the amount set forth in Section 4.23(f) of the Company Disclosure Schedule, (ii) the available capacity under Section 6.06(l) of the Company Credit Agreement is not less than the amount set forth in Section 4.23(f) of the Company Disclosure Schedule, (iii) the Cumulative Credit (as defined in the Company Indentures) under the Company Indentures (as determined by the Company in good faith) is not less than the amounts set forth in Section 4.23(f) of the Company Disclosure Schedule and (iv) the available capacity under Section 4.04(b)(x) of the Company Indentures is not less than the amount set forth in Section 4.23(f) of the Company Disclosure Schedule.

(g) As of the date hereof, (i) no “Default” or “Event of Default” (in each case as defined in the Company Credit Agreement) exists under the Company Credit Agreement and (ii) no “Default” or “Event of Default” (in each case as defined in each of the Company Indentures) exists under any Company Indenture.

(h) As of the date hereof, no event or transaction described in the second paragraph of the definition of “Fixed Charge Coverage Ratio” in each of the Company Indentures has occurred since March 31, 2026, for which the financial effect of such event or transaction has increased the aggregate outstanding principal amount of indebtedness for borrowed money of the Company and its Subsidiaries by more than $20.0 million, except as set forth in Section 4.23(h) of the Company Disclosure Schedule.

Section 4.24 No Other Representations or Warranties. Except for the representations and warranties expressly contained in this Article IV, none of the Company, its Affiliates or its Representatives or any other Person makes any express or implied representations or warranties with respect to the Company or its Subsidiaries, their businesses, operations, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding the Company or its Subsidiaries or any other matter furnished or provided to Parent and Merger Sub or made available to Parent and Merger Sub in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, this Agreement or the transactions contemplated hereby. The Company disclaims any other representations or warranties, whether made by the Company, any of the Company’s Affiliates or its Representatives. The Company acknowledges that, except for the representations and warranties of Parent and Merger Sub expressly set forth in Article V, none of Parent, Merger Sub or any of their respective Representatives makes any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to the Company or its Representatives, and that the Company is not executing or authorizing the execution of this Agreement in reliance upon any such representation or warranty not explicitly set forth in Article V.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

With respect to any Section of this Article V, except as set forth on the Parent Disclosure Schedule, Parent and Merger Sub hereby represent and warrant to the Company as follows:

Section 5.1 Organization, Standing and Authority.

(a) (i) Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Texas and (ii) Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, except, in the case of each of clause (i) and (ii), where the failure to be so duly organized, validly existing or to be in good standing has not, and would not reasonably be expected to, individually or in the aggregate, prevent or materially delay the consummation of the Merger and any other transactions contemplated by this Agreement or the ability of Parent and Merger Sub to fully perform their respective covenants and obligations pursuant to this Agreement.

(b) Each of Parent and Merger Sub is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or assets or its conduct of business requires it to be so qualified, except where the failure to be so qualified or to be in good standing has not, and would not reasonably be expected to, individually or in the aggregate, prevent or materially delay the consummation of the Merger and any other transactions contemplated by this Agreement in accordance with its terms prior to the End Date or the ability of Parent and Merger Sub to fully perform their respective covenants and obligations pursuant to this Agreement. Parent and Merger Sub have made available to the Company a complete and correct copy of their respective Governing Documents, each as amended to the date hereof, and such Governing Documents are in full force and effect as of the date hereof.

Section 5.2 Subsidiary. As of the date of this Agreement and as of immediately prior to the Effective Time, Merger Sub is a wholly owned direct Subsidiary of Parent. Since its date of incorporation, Merger Sub has not carried on any business or incurred any liabilities, nor has Merger Sub conducted any operations, other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto.

Section 5.3 Power.

(a) Parent and each of its Subsidiaries has the corporate (or comparable) power and authority to carry on its respective businesses as such businesses are now being conducted and to own all its respective properties and assets, except where the failure to have such power or authority has not had, and would not reasonably be expected to have, individually or in the aggregate, prevent or materially delay the consummation of the Merger and any other transactions contemplated by this Agreement in accordance with its terms prior to the End Date or the ability of Parent and Merger Sub to fully perform their respective covenants and obligations pursuant to this Agreement.

(b) Each of Parent and Merger Sub has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement (in the case of Parent) and to consummate the transactions contemplated hereby, including the Merger. The execution, delivery and performance of this Agreement (in the case of Parent), and the consummation of the transactions contemplated hereby, including the Merger, by Parent and Merger Sub, have been duly and validly authorized by all necessary corporate action (including valid authorization and approval of this Agreement by its duly constituted board of directors). Assuming due authorization, execution and delivery of this Agreement by the Company, this Agreement represents a legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any Action may be brought).

Section 5.4 Authority.

(a) On or prior to the date of this Agreement, the sole member of Parent has unanimously approved and declared advisable and adopted the execution, delivery and performance by Parent of this Agreement and the transactions contemplated hereby, including the Merger.

(b) On or prior to the date of this Agreement, the Board of Directors of Merger Sub has, upon the terms and subject to the conditions set forth herein, unanimously (i) determined that it is fair to, and in the best interests of, Merger Sub and its sole stockholder, and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance by Merger Sub of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and (iii) resolved to recommend the adoption of this Agreement by the sole stockholder of Merger Sub and to submit this Agreement to such stockholder for adoption, and Parent, as the sole stockholder of Merger Sub, has approved the execution, delivery and performance by Merger Sub of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and has adopted this Agreement.

Section 5.5 Regulatory Approvals; No Conflict.

(a) No consent from, or filing with, any Governmental Entity, including any Gaming Authority, is required to be made or obtained by Parent or Merger Sub in connection with the execution, delivery and performance by Parent or Merger Sub of its obligations under this Agreement and the other agreements, documents and instruments to which Parent or Merger Sub is or will be a party, or the consummation by Parent or Merger Sub of the transactions contemplated hereby and thereby, except for (i) the filing of the Certificate of Merger, (ii) filings required to be made pursuant to the HSR Act and any other filings that may be required under any other applicable Antitrust Law, (iii) the Requisite Gaming Approvals and (iv) consents required under liquor Laws and licenses, if any.

(b) Subject to receipt of the regulatory consents and approvals referred to in Section 5.5(a), the expiration of related waiting periods and required filings under federal and state securities Laws, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) constitute a breach or violation of, or a default under, or give rise to any Lien or give any third Person any acceleration of remedies, penalty, increase in benefit payable or right of termination under, any applicable Law, or any Order, governmental permit or license, or Contract of Parent, Merger Sub or any of their respective Subsidiaries or to which Parent, Merger Sub or any of their respective Subsidiaries or any of their respective properties is subject or bound, (ii) constitute a breach or violation of its Governing Documents or (iii) require any consent or approval of a third Person under any such Law, Order, governmental permit or license, or Contract, except in the case of clauses (i) and (iii), for such breaches, violations, defaults, creations, accelerations, penalties, increases, consents or approvals the failure of which to make or obtain has not, and would not reasonably be expected to, individually or in the aggregate, prevent or materially delay the ability of Parent or Merger Sub to consummate the Merger and any other transactions contemplated by this Agreement in accordance with its terms prior to the End Date.

Section 5.6 Litigation. There is no (a) Action pending or, to Parent’s knowledge, threatened in writing against or affecting Parent, Merger Sub or any of their Subsidiaries or (b) Order imposed upon or entered into by Parent, Merger Sub or any of their Subsidiaries or the assets of Parent, Merger Sub or any of their Subsidiaries, except in each case, as has not, and would not reasonably be expected to, individually or in the aggregate, prevent or materially delay the ability of Parent or Merger Sub to consummate the Merger and any other transactions contemplated by this Agreement in accordance with its terms prior to the End Date.

Section 5.7 Regulatory Matters; Licensure. None of Parent, Merger Sub or any of their respective officers, directors, partners, managers, members, principals or Affiliates that may reasonably be considered in the process of determining the suitability of Parent and Merger Sub for a Gaming Approval by a Gaming Authority, or any holders of capital stock or other equity interests of Parent or Merger Sub who will be required to be licensed or found suitable under applicable Gaming Laws (the foregoing persons collectively, the “Licensing Affiliates”), has ever abandoned or withdrawn (in each case, in response to a communication from a Gaming Authority regarding a likely or impending denial, suspension or revocation) or been denied or had suspended or revoked a Gaming Approval, or an application for a Gaming Approval, by a Gaming Authority. Parent, Merger Sub and each of their respective Licensing Affiliates that is licensed or holds any Gaming Approval pursuant to applicable Gaming Laws (collectively, the “Licensed Parties”) is in good standing in each of the jurisdictions in which any such Licensed Party owns, operates or manages gaming facilities. To the knowledge of Parent, there are no facts that, if known to any Gaming Authority, would be reasonably likely to (i) result in the denial, revocation, limitation or suspension of a Gaming Approval of any of the Licensed Parties or (ii) result in a negative outcome to any finding of suitability proceedings of any of the Licensed Parties currently pending, or under the licensing, suitability, registration or approval proceedings necessary for the consummation of the Merger.

Section 5.8 Ownership of Company Common Stock. Immediately following the Effective Time, no person or group (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) will be the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or group shall be deemed to have beneficial ownership of all equity interests that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than fifty percent (50%) of the equity interests of the Company entitled to vote for members of the board of directors (or equivalent governing body).

Section 5.9 Financing.

(a) As of the date hereof, Parent has delivered to the Company a true, complete and correct copy of one or more fully executed debt commitment letters, dated as of the date of this Agreement, and fully executed fee letters relating thereto (such commitment letter(s) and fee letter(s), including all exhibits, schedules, annexes and joinders thereto, as the same may be amended, modified, supplemented, extended or replaced from time to time in compliance with Section 6.16(d) is referred to herein as the “Debt Financing Commitment”), among Merger Sub and the Financing Sources party thereto (collectively, the “Lenders”), pursuant to which, among other things, such Financing Sources have agreed, upon the terms and subject solely to the conditions expressly set forth in the Debt Financing Commitment, to provide or cause to be provided, on a several and not joint basis, the financing commitments described therein (which financing commitments may be incurred, at the option of Parent, on or after the Closing, as indebtedness obligations of Merger Sub, the Company (including in the form of indebtedness incurred under the Company Credit Agreement and/or the Company Indentures) and/or any combination thereof); provided, that except for disclosure to the Company and its board of directors, executive officers, accountants, attorneys and other professional advisors, such fee letters may be redacted to remove fee amounts, the economic portion of any “market flex” provisions, and other economic terms that are customarily redacted in connection with merger agreements of this type, set forth therein, none of which adversely affect the availability or net amount of the Debt Financing. The debt financing contemplated under the Debt Financing Commitment (including any debt securities and credit facilities issued in lieu of any portion of such debt financing as contemplated in the Debt Financing Commitment) is referred to herein as the “Debt Financing.”

(b) The Debt Financing Commitment is, as of the date hereof, in full force and effect. As of the date hereof, the Debt Financing Commitment is the legal, valid, binding and enforceable obligation of Merger Sub and, to the knowledge of Merger Sub, the other parties thereto (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any Action may be brought). As of the date hereof, the Debt Financing Commitment has not been amended, modified, supplemented, extended or replaced, and from and after the date hereof has not been and will not be amended, modified, supplemented, extended or replaced, except as permitted under Section 6.16(d). As of the date hereof, (i) neither Merger Sub nor, to the knowledge of Parent, any other party to the Debt Financing Commitment is in breach or default of any of its covenants or other obligations set forth in the Debt Financing Commitment and (ii) no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to (A) constitute or result in a breach or default on the part of Merger Sub (or, to the knowledge of Parent, any other party to the Debt Financing Commitment) under the Debt Financing Commitment, (B) constitute or result in a failure to satisfy a condition or other contingency set forth in the Debt Financing Commitment or (C) otherwise result in any portion of the amount of the Debt Financing necessary to fund the Financing Uses to not be available at or prior to the Closing (after taking into account any funds otherwise available to Parent or Merger Sub and the Company and its Subsidiaries as of the Closing Date). As of the date hereof, Merger Sub has not received any notice or other communication from any party to the Debt Financing

Commitment with respect to (i) any actual or potential breach or default on the part of Merger Sub or any other party to the Debt Financing Commitment or (ii) any intention of such party to terminate the Debt Financing Commitment or to not provide all or any portion of the Debt Financing necessary to fund the Funding Uses on the Closing Date (after taking into account any funds otherwise available to Parent or Merger Sub and the Company and its Subsidiaries as of the Closing Date). As of the date hereof, Parent and Merger Sub (i) have no reason to believe (both before and after giving effect to any “flex” provisions contained in the Debt Financing Commitment) that, assuming the satisfaction of the conditions set forth in Section 7.1 and Section 7.3, they will be unable to satisfy on a timely basis each term and condition relating to the closing or funding of the Debt Financing and (ii) are not aware of any fact, occurrence, circumstance or condition that, assuming the satisfaction of the conditions set forth in Section 7.1 and Section 7.3, would reasonably be expected to (A) cause the conditions to the Debt Financing Commitment to fail to be satisfied or cause the Debt Financing Commitment to be withdrawn, modified, repudiated or rescinded or (B) otherwise cause any portion of the amount of the Debt Financing necessary to fund the Financing Uses (after taking into account any funds otherwise available to Parent or Merger Sub and the Company and its Subsidiaries as of the Closing Date) not to be made available to Merger Sub and/or the Company, as applicable, in full on the Closing Date. The aggregate proceeds contemplated by the Debt Financing Commitment (both before and after giving effect to any “flex” provisions contained in the Debt Financing Commitment), together with available cash on hand of Parent and Merger Sub and the Company and its Subsidiaries as of the Closing Date, will be sufficient for Parent and Merger Sub to (i) pay all amounts payable in connection with the Merger and any other transactions contemplated by this Agreement upon the terms and subject to the conditions set forth in this Agreement, including (A) the payment of the Merger Consideration and (B) any funds to be provided by Parent to the Company to enable the Company to fund payments (if any) required to be made in connection with the transactions contemplated by this Agreement in accordance with Section 3.5, (ii) repay any indebtedness required to be repaid, redeemed, retired, cancelled, terminated or otherwise satisfied or discharged in connection with the Merger (if any) and (iii) pay all fees, costs and expenses (including any premiums or penalties) in connection therewith on the Closing Date (clauses (i), (ii) and (iii), the “Financing Uses”). There are no conditions precedent or other contingencies related to the funding of the full amount of the Debt Financing other than as expressly set forth in the Debt Financing Commitment. There are no side letters or other Contracts (except for customary engagement letters and fee letters which do not contain provisions that impose any additional conditions or other contingencies to the funding of the Debt Financing Commitment, and true, correct and complete copies of which have been provided to the Company), whether written or oral, related to the funding of the full amount of the Debt Financing Commitment other than as expressly set forth in the Debt Financing Commitment. All commitment fees or other fees or deposits required to be paid under the Debt Financing Commitment on or prior to the date of this Agreement have been paid in full. It is acknowledged and agreed by Parent and the Merger Sub that the obligations of Parent and the Merger Sub under this Agreement are not subject to any conditions regarding Parent’s, the Merger Sub’s or their respective Affiliates’, or any other Persons’ ability to obtain any financing for the consummation of the transactions contemplated by this Agreement.

Section 5.10 Solvency. As of the Effective Time, assuming that all representations and warranties set forth in Article IV are true and correct in such as to satisfy the condition in Section 7.2, immediately after giving effect to the transactions contemplated by this Agreement, payment of the aggregate Merger Consideration, Company RSU Consideration and Company PSU Consideration, and payment of all related fees and expenses, Parent, the Surviving Corporation and their respective Subsidiaries, on a consolidated basis, will be Solvent. For the purposes of this Section 5.10, the term “Solvent,” when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “fair saleable value” (determined on a going concern basis) of the assets of such Person will, as of such date, exceed the value of all “liabilities of such Person, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with applicable federal Laws governing determinations of the insolvency of debtors, (b) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date and (c) such Person will be able to pay its liabilities, including contingent and other liabilities, as they mature. For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” mean that such Person will be able to generate enough cash from operations, asset dispositions or lines of credit, or a combination thereof, to meet its obligations as they become due.

Section 5.11 Reliance.

(a) Each of Parent and Merger Sub has conducted its own independent review and analysis of the businesses, assets, condition, operations and prospects of the Company and its Subsidiaries. In entering into this Agreement, Parent and Merger Sub have relied solely upon their own investigation and analysis, and Parent and Merger Sub acknowledge that, except for the representations and warranties of the Company expressly set forth in Article IV, none of the Company and its Subsidiaries or any of their respective Representatives makes any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to Parent, Merger Sub, or their respective Representatives, and that neither Parent nor Merger Sub is executing or authorizing the execution of this Agreement in reliance upon any such representation or warranty not explicitly set forth in Article IV.

(b) In connection with Parent’s investigation of the Company, Parent has received from the Company and its Representatives certain projections and other forecasts, including projected financial statements, cash flow items and other data and certain business plan information. Parent acknowledges that there are uncertainties inherent in attempting to make such projections and other forecasts and plans and accordingly is not relying on them, that Parent is familiar with such uncertainties, that Parent is taking full responsibility for making its own evaluation of the adequacy and accuracy of all projections and other forecasts and plans so furnished to it, and that Parent and its Representatives shall have no claim against any Person with respect thereto.

Section 5.12 No Other Representations or Warranties. Except for the representations and warranties expressly contained in this Article V, none of Parent, Merger Sub, their respective Affiliates or their respective Representatives or any other Person makes any express or implied representations or warranties with respect to Parent, Merger Sub, or their Subsidiaries, their businesses, operations, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding Parent, Merger Sub or their Subsidiaries or any other matter furnished or provided to the Company or made available to the Company in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, this Agreement or the transactions contemplated hereby. Parent and Merger Sub disclaim any other representations or warranties, whether made by Parent, Merger Sub, their respective Affiliates or their respective Representatives. Parent and Merger Sub acknowledge that, except for the representations and warranties of the Company expressly set forth in Article IV, neither the Company nor any of its Representatives or Affiliates makes any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to Parent, Merger Sub or their respective Representatives or Affiliates, and that Parent and Merger Sub are not executing or authorizing the execution of this Agreement in reliance upon any such representation or warranty not explicitly set forth in Article IV.

ARTICLE VI

COVENANTS AND AGREEMENTS

Section 6.1 Conduct of Business.

(a) Except (v) as expressly contemplated or required by this Agreement, (w) as expressly permitted by Section 6.3, (x) as may be required by applicable Law, (y) as set forth in Section 6.1(a) of the Company Disclosure Schedule or (z) as otherwise consented in writing by Parent (such consent not to be unreasonably withheld, conditioned or delayed), from the date hereof until the earlier of the Effective Time or the date on which this Agreement is validly terminated pursuant to Section 8.1 (the “Termination Date”), the Company shall, and shall cause each of its Subsidiaries to, (i) use commercially reasonable efforts to conduct its business in the ordinary course of business and (ii) use commercially reasonable efforts to preserve intact its business organization and maintain its existing relations with customers, suppliers, landlords, tenants, creditors, licensors, licensees, business partners, officers, key employees, consultants, insurers and others having business dealings with it, in each case of clauses (i) and (ii), in all material respects; provided, however, that no action relating to the subject matter of any clause of Section 6.1(b) that is permitted to be taken by the Company or any of its Subsidiaries without Parent’s consent shall be deemed a breach of this Section 6.1(a).

(b) The Company agrees that from the date hereof until the earlier of the Effective Time or the Termination Date, except (x) as expressly contemplated or required by this Agreement, (y) as may be required by applicable Law or (z) as set forth in Section 6.1(b) of the Company Disclosure Schedule, without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed, except with respect to clauses (i), (ii), (iii), (iv), (v), (xii) (provided that with respect to this clause (xii) for the matters specifically indicated on Section 6.1(b)(xii) of the Company Disclosure Schedule such consent not to be unreasonably withheld, conditioned or delayed), (xviii), (xx), (xxv), (xxvi), (xxvii) and (xxviii) (in the case of clause (xxviii), as it relates to the foregoing), as to which Parent may grant or withhold its consent in its sole discretion), the Company will not, and will cause each of its Subsidiaries not to:

(i) enter into any material new line of business outside the ordinary course of business consistent with past practice or in any jurisdiction that would reasonably be expected to require the receipt of additional consents or approvals of any Governmental Entity in connection with the consummation of the Merger or delay or impair the ability of the Parties to consummate the Merger;

(ii) amend (A) the Governing Documents of the Company, (B) the Governing Documents of its Subsidiaries in any material respect or (C) any terms of the Company Group’s outstanding equity interests;

(iii) make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of its capital stock, except for (A) dividends from its wholly owned Subsidiaries to the Company or another of its wholly owned Subsidiaries or (B) solely to the extent not reducing availability under the Company Indebtedness Available Baskets, cash dividends or cash distributions by any non-wholly-owned Subsidiary or joint venture, in each case, to the equityholders of such non-wholly-owned Subsidiary or joint venture on a pro rata basis in accordance with their respective equity interests in, and the Governing Documents of (or, in the case of any joint venture, any Contract governing such joint venture), such non-wholly-owned Subsidiary or joint venture;

(iv) notwithstanding anything in Section 6.1(b)(vii) to the contrary, issue, make grants or other promises with respect to, or sell, any of the Company Group’s equity interests or any securities or other interests convertible into, or rights to acquire, any of the Company Group’s equity interests, except pursuant to the vesting or settlement of Company Equity Awards outstanding as of the date hereof (or issued following the date hereof in accordance with this Section 6.1) and in accordance with the terms of such instruments;

(v) adjust, split, combine, redeem, repurchase or otherwise acquire any shares of the Company Group’s capital stock (except in connection with the net settlement of Company Equity Awards or obligations outstanding as of the date hereof), or reclassify, combine, split, subdivide or otherwise amend the terms of the Company Group’s capital stock;

(vi) (A) make any acquisition of any other Person or business for aggregate consideration in excess of $10,000,000, (B) make any loans or advances to any Person, or (C) make any capital contributions to, or investments in, any other Person in the case of each of clause (A) through (C), as would be reasonably expected to require the receipt of additional consents or approvals of any Governmental Entity in connection with the consummation of the Merger or which would prevent, materially delay or materially impair the ability of the Parties to consummate the transactions contemplated by this Agreement in accordance with its terms prior to the End Date other than (1) in the case of clause (B), loans or advances to employees under tax-qualified plans or extensions of credit to customers, in each case, in the ordinary course of business or, (2) in the case of clause (B) or (C), in connection with any transaction among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries;

(vii) except as required by a Company Plan or Labor Contract in place on the date hereof (or entered into in accordance with this Agreement), (A) enter into, establish, adopt or amend any Company Plan, or any trust agreement (or similar arrangement) related thereto (other than entering into (x) offer letters or employment agreements in the ordinary course of business consistent with past practice with newly hired Employees or other individual service providers provided that, for corporate employees (i.e., non-casino employees), such Employees or other individual service providers do not have annual compensation that is in excess of $250,000 or (y) severance or separation agreements in the ordinary course of business that provide benefits no more favorable than those provided pursuant to applicable Company Plans disclosed to Parent (for clarity, such agreements cannot provide for any new entitlements to accelerated vesting or change of control payments in connection with the transactions contemplated by this Agreement that are not otherwise set forth in the applicable Company Plan, and any cash-based awards issued pursuant to (C) below shall not accelerate solely in connection with the transactions contemplated by this Agreement), (B) increase the compensation payable or that could become payable to any Employee, officer, director or other individual service provider, other than (1) increases in annual base salary or wage rate for Employees (excluding former Employees) (x) required pursuant to the terms of a Contract in effect as of the date hereof that is Previously Disclosed, (y) in the ordinary course of business consistent with past practice for employees below the executive officer level (other than in connection with promotions), not to exceed four percent (4%) of the applicable individual’s then-current annual base salary or wage rate on an individual basis and three percent (3%) in the aggregate or (z) in the ordinary course of business consistent with past practice in connection with promotions (provided, a promotion to a corporate senior vice president position (or more senior) needs the consent of Parent, not to be unreasonably delayed, conditioned or withheld, and that any such increase shall be consistent with similarly situated employees, after taking into account such promotion); provided, that, for the avoidance of doubt, no increase in annual base salary or wage rate shall be made pursuant to this clause (B) with respect to any executive officer level employee, (C) grant any Company Equity Awards or other equity or equity-based awards to any Employee, officer, director or other individual service provider (other than Company Equity Awards provided to members of the Company’s Board of Directors in the ordinary course of business consistent with past practice), provided that the Company may grant cash-based awards to any Employee (other than any executive officer level employee) or other individual service provider with comparable value and terms and conditions (including time vesting and performance vesting) to previous annual equity grants granted in the ordinary course of business consistent with past practice (provided that any new such cash-based grants shall not provide for “single-trigger” accelerated vesting or payments in connection with the transactions contemplated by this Agreement, but, for clarity, may provide for “double-trigger” protections on the same basis as existing Company Equity Awards), (D) take any action to accelerate the vesting of Company Equity Awards or other compensation or benefits payable under any Company Plan or to any Employee, (E) fund or in any other way secure the payment of compensation or benefits under any Company Plan or to any Employee other than deposits and contributions that are required pursuant to the terms of any such Company Plan or any Contracts subject to any such Company Plans in effect as of the date hereof or as required by applicable Law, (F) change any actuarial or other assumptions used to calculate funding obligations with respect to any Company Plan that is required by applicable Law to be funded or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP or applicable Law, or (G) forgive any loans, or issue any loans (other than routine travel advances issued in the ordinary course of business) to any of the Company’s or its Subsidiaries’ directors, officers, contractors or Employees, in each case of the preceding clauses (A)-(G), except (1) as may be required by a Company Plan or Labor Contract including paying severance benefits payable under agreements or policies in place on the date hereof disclosed to Parent (provided that such Company Plan or Labor Contract must have been (x) Previously Disclosed if material or (y) entered into in accordance with this Agreement), (2) for actions that would not result in materially increased administrative costs, (3) for actions taken in the ordinary course (x) in connection with annual renewals for welfare plans, (y) as may be determined to be reasonably necessary in connection with a change in Law or (z) in connection with any collective bargaining process (provided that such actions do not result in a material increase in costs);

(viii) hire or engage any new consultant, or terminate the employment or engagement (other than for cause) of any current consultant, in each case, if such consultant will have, or has had, annual compensation in excess of $250,000 (other than hiring or engaging such a consultant to replace a consultant with a comparably compensated position, subject to prompt notice to Parent regarding such replacement);

(ix) voluntarily recognize any union as the bargaining representative of any employees of the Company or any of its Subsidiaries, except to the extent required as a result of an acquisition permitted by Section 6.1(b)(vi);

(x) sell, transfer, lease, dispose of, grant or otherwise authorize the sale, transfer, lease, disposition or grant of any of its real properties or material tangible assets or the capital stock or equity interests in any of its Subsidiaries or a third Person in each case with a value in excess of $10,000,000 in the aggregate;

(xi) cancel any material indebtedness for borrowed money (prior to the maturity date thereof, other than in connection with a refinancing or replacement with indebtedness permitted under this Agreement) owed to the Company Group or waive any of its claims or rights of substantial value;

(xii) (A) amend or modify the Company Indentures or the Company Credit Agreement, or (B) incur or guarantee any indebtedness for borrowed money other than (x) in the ordinary course of business borrowing under the revolving portion of the Company Credit Agreement in effect on the date hereof or as amended, modified, extended, refinanced or replaced as permitted by this Agreement (without giving effect to any incremental portion of the Company Credit Agreement) not to exceed $150,000,000 in the aggregate in excess of the aggregate amount outstanding thereunder on the date hereof (such amount is set forth on Section 6.1(b)(xii) of the Company Disclosure Schedule), (y) working capital facilities, capital lease obligations, purchase money debt and letter of credit, bank guaranty and similar facilities incurred in the ordinary course of business and (z) loans to or guarantees for its direct or indirect wholly owned Subsidiaries (other than any Subsidiaries designated as “unrestricted” subsidiaries under any of the Company Credit Agreement and/or the Company Indentures);

(xiii) grant any consensual Lien on a material portion of its properties or assets other than (A) Liens granted in the ordinary course of business consistent with past practice (including leases of real properties) and (B) Liens with respect to indebtedness incurred in compliance with Section 6.1(b)(xii) after the date hereof;

(xiv) other than as permitted by this Section 6.1, terminate (except with respect to the expiration of the stated term), renew or extend (except with respect to the renewals or extensions in the ordinary course of business on substantially similar terms) or amend or modify in any material respect adverse to the Company (including by way of interpretation), any Material Contract, or enter into any Contract that would constitute a Material Contract if it were in effect as of the date of this Agreement;

(xv) make any material change to its financial accounting methods, principles or practices, except as may be required by Law or by GAAP;

(xvi) change or revoke any material Tax election, make any material Tax election inconsistent with past practice, adopt or materially change any Tax accounting methods, change any annual Tax accounting period, settle or compromise any material claim, assessment, audit, dispute or other Action relating to or with respect to Tax, surrender any right to claim a material Tax refund, enter into any material closing agreement or other material written binding agreement with any Governmental Entity with respect to Taxes or any material Tax sharing agreement (other than any agreement the primary purpose of which is not the allocation or payment of Taxes or Tax liabilities), consent to any extension or waiver of the limitation period applicable to any material claim, assessment or other Action relating to or with respect to Tax (other than pursuant to an extension of time to file any Tax Return obtained in the ordinary course of business), or file any amended material Tax Return;

(xvii) except in circumstances where a third party insurer has the right to control the relevant decision, enter into any settlement, consent decree or other similar Contract with a third party or Governmental Entity, other than any settlement, consent decree or other similar Contract that is entered into in the ordinary course of business consistent with past practice, which only includes monetary remedies or monetary obligations on the part of the Company and its Subsidiaries (net of insurance proceeds actually received or contributed to such settlement) of no more than $2,000,000 per claim or series of related claims and that would not result in the imposition of any Order that would materially restrict the future activity or conduct of the Company or any of its Subsidiaries or a finding or admission of a violation of Law or material violation of the rights of any Person;

(xviii) (A) sell, assign, transfer, pledge, exchange, permit the lapsing of, dispose, abandon, encumber (other than Liens incurred in compliance with Section 6.1(b)(xii)) convey title (in whole or in part), license or grant a covenant not to sue or any other right to material Company Intellectual Property, other than non-exclusive licenses of

Company Intellectual Property granted in the ordinary course of business; (B) disclose any material Trade Secrets of the Company or any of its Subsidiaries to any Person (other than pursuant to a written confidentiality agreement entered into in the ordinary course of business that contains reasonable protections to preserve the Company’s or such Subsidiary’s rights in, and the confidentiality of, such Trade Secrets); or (C) subject any material Company Software to any Copyleft Terms;

(xix) (A) except as may be required by any Gaming Authority, modify or rescind any material license, franchise, permit or authorization of a Governmental Entity or (B) fail to make capital expenditures at any Property required under any Gaming Law or by any Gaming Authority in each case as of the date of this Agreement;

(xx) adopt a plan of complete or partial liquidation of the Company or resolutions providing for or authorizing such a liquidation or dissolution, restructuring, recapitalization or reorganization of the Company;

(xxi) make, or commit to make, any cash capital expenditure that would, or would reasonably be expected to, exceed, individually or in the aggregate, $25,000,000, in each case, other than such expenditures or commitments that are (A) capital expenditures and are not in excess of the aggregate capital expenditure budgets for each of the 2026 and 2027 fiscal years, in each case, as set forth in Section 6.1(b)(xxi) of the Company Disclosure Schedule, (B) capital expenditures the Company deems (in its sole discretion) reasonably necessary and appropriate in response to an emergency that could reasonably be expected to result in personal injury or material property damage; provided that the Company shall (i) shall use commercially reasonable efforts to notify Parent prior to making such expenditure (or if prior notice is not practicable, shall notify Parent as promptly as reasonably practicable thereafter (and in any event no later than two (2) Business Days following the making of such capital expenditure)), and (ii) limit such expenditure to the amount reasonably required to address the immediate emergency, or (C) are expressly required by this Agreement;

(xxii) affirmatively and expressly waive any restrictive covenant obligation of any Employee at the Executive Vice President Level or above;

(xxiii) enter into any Contract granting a license to use the Company’s Trademarks for sponsorships (which, for the avoidance of doubt, excludes advertising Contracts entered in the ordinary course of business) that (A) involve aggregate payments or consideration of more than $150,000, or (B) have a term exceeding three (3) years;

(xxiv) enter into or amend in any material respect any Contract with any broker, finder, investment banker or other Person under which such Person is or may be entitled to any brokerage, finder’s or other similar fee or commission (in connection with the transactions contemplated by this Agreement); or

(xxv) make any payments or investments that would reduce the availability under any of the Company Indebtedness Available Baskets to be less than the amount thereof on the date hereof;

(xxvi) designate any Subsidiary of the Company as an “unrestricted” subsidiary or, other than as expressly set forth in Section 6.16(a), redesignate any “unrestricted subsidiary” as no longer being “unrestricted”, in each case, under any documentation in respect of Company Indebtedness;

(xxvii) incur any Junior Capital for the purpose of financing the Transactions (each as defined in the Debt Financing Commitment as in effect on the date hereof); or

(xxviii) enter into any Contract with respect to, or otherwise agree or commit to do, any of the foregoing.

Section 6.2 Access; Contact with Business Relations.

(a) From and after the date of this Agreement until the Effective Time or, if earlier, the Termination Date, for purposes of facilitating the consummation of the transactions contemplated hereby or post-Closing integration planning, the Company shall (and shall cause its Subsidiaries to, and shall instruct its and their respective Representatives to) afford Parent and its Representatives such reasonable access during normal business hours upon reasonable prior notice, to the Company’s and its Subsidiaries’ personnel and properties, contracts, commitments, books and records and any report, schedule or other document filed or received by it pursuant to the requirements of applicable Laws and with such additional accounting, financing, operating, environmental and other data and information regarding the Company and its Subsidiaries as Parent may reasonably request for purposes that are, in good faith, related to the consummation of the transactions contemplated by this Agreement or Parent’s or its Affiliates’ integration and post-Closing operational planning. Notwithstanding the foregoing, the Company shall not be required to provide access to or make available to any Person any document or information that, in the reasonable judgment of the Company, (i) violates any of its obligations with respect to confidentiality, (ii) is subject to any attorney-client, work-product or other legal privilege or (iii) the disclosure of which would violate any applicable Law or legal duty; provided, that the Company will use commercially reasonable efforts to allow such access or disclosure in a manner that does not result in loss or waiver of such privilege, including entering into appropriate common interest or similar agreements; provided, further, that nothing herein shall authorize Parent or its Representatives to undertake any environmental testing or sampling at any of the properties owned, operated or leased by the Company or its Subsidiaries. Parent agrees that it will not, and will cause its Subsidiaries and Representatives not to, use any information obtained pursuant to this Section 6.2 for any competitive or other purpose unrelated to the consummation of the transactions contemplated by this Agreement (which transactions, for the avoidance of doubt, shall include any Financing). Parent will use its commercially reasonable efforts to minimize any disruption to the businesses of the Company that may result from requests for access.

(b) Notwithstanding anything in this Agreement to the contrary, from and after the date of this Agreement until the Effective Time or, if earlier, the Termination Date, Parent shall not (and shall not permit any of its Representatives or Affiliates to), except in the ordinary course of business of Parent or its Affiliates unrelated to the transactions contemplated hereby, contact any employee (other than a member of management involved with the transactions contemplated by this Agreement), customer, supplier, distributor or other material business relation of the

Company or any of its Subsidiaries regarding (i) the Company or any of its Subsidiaries, (ii) the business of the Company or any of its Subsidiaries and (iii) the transactions contemplated by this Agreement, in each case, other than in accordance with a communication plan that shall be agreed between the Company and Parent after the date hereof.

(c) The Parties hereby agree that all information provided to them or their respective Representatives in connection with this Agreement and the consummation of the transactions contemplated hereby shall be governed in accordance with the Confidentiality Agreement, which shall survive the termination of this Agreement in accordance with the terms set forth therein.

(d) No investigation by any Party of the business and affairs of the other Parties, pursuant to this Section 6.2 or otherwise, will affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to any Party’s obligation to consummate the transactions contemplated by this Agreement.

Section 6.3 Go Shop.

(a) Notwithstanding anything to the contrary set forth in this Agreement, during the period (the “Go-Shop Period”) beginning on the date hereof and continuing until 11:59 p.m., Pacific time on July 11, 2026 (the “No-Shop Period Start Date”), the Company, its Subsidiaries and each of their respective Representatives shall have the right to, directly or indirectly:

(i) solicit, initiate, propose, encourage or facilitate the making or submission of any Alternative Proposal;

(ii) subject to the entry into, and solely in accordance with, an Acceptable Confidentiality Agreement, furnish to any Third Party (and its Representatives, prospective debt and equity financing sources and/or their respective Representatives), any non-public information or afford to any such Third Party (and its Representatives, prospective debt and equity financing sources and/or their respective Representatives) access to the personnel, business, properties, assets, books, records or other non-public information with the intent to solicit, seek, initiate, propose, facilitate, induce or encourage the making, submission or announcement of an Alternative Proposal (or any proposal that would reasonably be expect to lead to, result in or constitute an Alternative Proposal); provided that the Company shall promptly (and in any event within forty-eight (48) hours) provide to Parent and its Representatives, or provide Parent and its Representatives access to, any such non-public information concerning the Company or its Subsidiaries that is provided to any such Third Party or its Representatives that was not previously provided to Parent or its Representatives;

(iii) continue, enter into, maintain or participate or engage in discussions or negotiations with any Third Party (and its Representatives, prospective debt and equity financing sources and/or their respective Representatives) with respect to an Alternative Proposal (or any proposal that would reasonably be expected to lead to, result in or constitute an Alternative Proposal); or

(iv) otherwise cooperate with, assist, participate in or facilitate any such proposals, inquiries, offers, discussions or negotiations or any effort or attempt to make any Alternative Proposal, including that the Company may grant a limited waiver under any “standstill provision” or similar obligation of any Third Party with respect to itself or any of its Subsidiaries to allow such Third Party to submit or amend an Alternative Proposal on a confidential basis to the Company Board of Directors.

(b) Without limiting the obligations set forth in Section 6.4(d), during the period commencing on the date of this Agreement until the No-Shop Period Start Date, the Company shall (i) advise Parent in writing (email acceptable) once every four (4) Business Days of the entry into an Acceptable Confidentiality Agreement by the Company or any of its Representatives during the preceding four (4) Business Day period, (ii) provide to Parent in writing (email acceptable) once every four (4) Business Days a summary of any inquiries or requests for discussion or negotiation which would reasonably be expected to lead to, result in or constitute an Alternative Proposal and (iii) notify Parent (email acceptable) within one (1) Business Day of any written Alternative Proposal which notice shall include the material terms and conditions thereof (including copies of any written proposal relating thereto provided to the Company or any of its Representatives) or any material modification of or material amendment to the status or terms of any such Alternative Proposal, including in each case of clauses (i) through (iii) notifying Parent of the identity of the Third Party entering into an Acceptable Confidentiality Agreement or making any such Alternative Proposal, request, inquiry, indication of interest, proposal or offer.

Section 6.4 No Solicitation.

(a) Except as expressly permitted by this Section 6.4, during the period (x) beginning on (1) with respect to any Third Party that is an Excluded Party as of the No-Shop Period Start Date, the date on which such Third Party is no longer an Excluded Party, or (2) with respect to any other Third Party, the No-Shop Period Start Date, and (y) ending on the earlier to occur of the Termination Date and the Effective Time, the Company shall, shall cause its Subsidiaries and their respective directors, officers and employees to, and shall use its reasonable best efforts to cause its and its Subsidiaries’ other Representatives and Affiliates to: (i) immediately cease and cause to be terminated any solicitation, knowing encouragement, discussions or negotiations with any Person that may be ongoing with respect to an Alternative Proposal, and (ii) promptly (and in any event within one (1) Business Day) instruct (to the extent it has not already done so prior to the date of this Agreement) or otherwise request, any Person that has executed a confidentiality or non-disclosure agreement within the twelve (12)-month period prior to the date of this Agreement in connection with any actual or potential Alternative Proposal to return or destroy, and confirm in writing to the Company such return or destruction in accordance with the terms of such Person’s confidentiality or non-disclosure agreement, if applicable, all such confidential information or documents previously furnished in connection therewith or material incorporating any such information in the possession of such Person or its Representatives. Other than with respect to a Third Party who is an Excluded Party on the No-Shop Period Start Date (and only until such time as such Third Party is no longer an Excluded Party, at which time the provisions of this Section 6.4(a) shall become applicable to that Excluded

Party), subject to the terms of Section 6.4(b), during the period commencing on the No-Shop Period Start Date and continuing until the earlier of the Effective Time or Termination Date, the Company shall not, and shall cause its Subsidiaries and their respective directors, officers and employees to not, and shall use its reasonable best efforts to cause its and its Subsidiaries’ other Representatives and Affiliates to not, directly or indirectly: (A) solicit, initiate or knowingly facilitate or knowingly encourage any inquiries regarding, or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, an Alternative Proposal, (B) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other Person any information knowingly in connection with or for the purpose of encouraging or facilitating, an Alternative Proposal (other than (x) solely in response to an unsolicited inquiry, to refer the inquiring Third Party to this Section 6.4(a) or (y) upon receipt of a bona fide, unsolicited written Alternative Proposal from any Third Party that did not result from a breach of this Section 6.4(a), solely to the extent necessary to ascertain facts or clarify terms with respect to an Alternative Proposal for the Company Board of Directors to be able to have sufficient information to make the determinations described in this Section 6.4), (C) approve, recommend or enter into, or propose to approve, recommend or enter into, any letter of intent, memorandum of understanding, merger agreement, acquisition agreement or similar document, agreement, commitment, Contract or agreement in principle providing for, or that would reasonably be expected to lead to, result in or constitute, an Alternative Proposal or (D) approve, endorse or recommend any Alternative Proposal or other agreement requiring the Company to abandon or terminate its obligations under this Agreement. Without limiting the foregoing, the Company agrees that any violation of the restrictions on the Company set forth in this Section 6.4(a) by any Subsidiary, Representative or Affiliate of the Company shall be deemed a breach of this Section 6.4(a) by the Company.

(b) Except as expressly provided by this Agreement, none of the Parties shall take any action to exempt any Person from the Takeover Laws or the Takeover Provisions or otherwise cause such restrictions not to apply. Except (x) as necessary to take any actions that the Company or any Third Party would otherwise be permitted to take pursuant to Section 6.3 or this Section 6.4 (and in such case only in accordance with the terms thereof or hereof) or (y) if the Company Board of Directors determines in good faith, after consultation with its outside financial advisors and outside legal counsel, that any such action or forbearance would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law, (i) the Company and its Subsidiaries shall not release any third party from, or waive, amend or modify any provision of, or grant permission under any (A) standstill provision in any Contract to which the Company or any of its Subsidiaries is a party or (B) confidentiality provision in any Contract to which the Company or any of its Subsidiaries is a party (excluding any waiver under a confidentiality provision that does not, and would not reasonably be likely to, facilitate or encourage an Alternative Proposal) and (ii) the Company shall, and shall cause its Subsidiaries to, enforce the confidentiality and standstill provisions of any such Contract; provided, that, for the avoidance of doubt, any automatic release from the standstill provisions of any such Contract in accordance with its terms shall not constitute a breach of this Section 6.4(b).

(c) Notwithstanding anything to the contrary contained in Section 6.4(a) (but subject to the other limitations in this Section 6.4), if at any time following the No-Shop Period Start Date and prior to obtaining the Company Stockholder Approval, (x) the Company directly or indirectly receives from any Third Party a bona fide, unsolicited (except to the extent such Person was solicited either (x) prior to the date hereof or (y) during the Go-Shop Period pursuant to and in compliance with Section 6.3) written Alternative Proposal made after the date of this Agreement, (y) the Company is not in, and such Alternative Proposal did not result from any breach of this Section 6.4 and (z) the Company Board of Directors determines in good faith, after consultation with its outside financial advisors and outside legal counsel, that such Alternative Proposal constitutes or would reasonably be expected to lead to a Superior Proposal, and failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law, then the Company and its Representatives may, directly or indirectly, (i) furnish, pursuant to an Acceptable Confidentiality Agreement, information (including non-public information) with respect to the Company and its Subsidiaries, and afford access to the business, properties, assets, employees, officers, Contracts, books and records of the Company and its Subsidiaries, to the Third Party that has made such Alternative Proposal and its Representatives and potential sources of funding; provided, that the Company shall substantially concurrently with the delivery to such Third Party provide to Parent any non-public information concerning the Company or any of its Subsidiaries that is provided or made available to such Third Party or its Representatives unless such non-public information has been previously provided or made available to Parent and/or (ii) engage in or otherwise participate in discussions or negotiations with such Third Party and its Representatives and potential sources of financing regarding such Alternative Proposal (including as a part thereof, making counterproposals).

(d) During the period commencing on the No-Shop Period Start Date and continuing until the earlier of the Effective Time or Termination Date, the Company shall (i) promptly (and in no event later than twenty-four (24) hours after receipt) notify, orally and in writing, Parent of any Alternative Proposal received by the Company or any of its Representatives, which notice shall include the identity of the Third Party making the Alternative Proposal and the material terms and conditions thereof, including the material legal, regulatory and financing aspects of the proposal (including copies of any written proposal relating thereto provided to the Company or any of its Representatives) and indicate whether the Company has furnished non-public information to, or entered into discussions or negotiations with, such Third Party; and (ii) keep Parent reasonably informed on a reasonably current basis as to the status of (including changes to any material terms of, and any other material developments with respect to) such Alternative Proposal. The Company agrees that it and its Subsidiaries will not enter into any Contract with any Person subsequent to the date of this Agreement that prohibits the Company from providing any information to Parent in accordance with this Section 6.4.

(e) Except as set forth in this Section 6.4, until the receipt of the Company Stockholder Approval, or, if earlier, the Termination Date, the Company Board of Directors shall not (i)(A) fail to include the Company Recommendation in the Proxy Statement, (B) change, qualify, withhold, withdraw or modify, or authorize or publicly propose to change, qualify, withhold, withdraw or modify, in a manner adverse to Parent, the Company Recommendation, (C) make or publicly propose to make any recommendation in connection with a tender offer or exchange offer other than a recommendation against such offer or a customary “stop, look and listen” communication by the Company Board of Directors of the type contemplated by Rule 14d-9(f) under the Exchange Act (it being understood that the Company Board of Directors may refrain from taking a position with respect to such a tender offer or exchange offer until the close of business as of the fifth (5th) Business Day after the commencement of such tender offer or exchange offer pursuant to Rule 14d-9(f) under the Exchange Act (or, if earlier, by the second (2nd)

Business Day prior to the then-scheduled Company Stockholders’ Meeting) without such action being considered an Adverse Recommendation Change so long as the Company reaffirms publicly the Company Recommendation during such period), (D) other than with respect to the period of up to five (5) Business Days applicable to formal tender or exchange offers that are the subject of the preceding clause (C), fail to recommend against an Alternative Proposal or fail to reaffirm publicly the Company Recommendation within five (5) Business Days after a request by Parent to do so (or, if earlier, by the second (2nd) Business Day prior to the then-scheduled Company Stockholders’ Meeting), or (E) adopt, authorize, approve, agree to, accept, endorse, recommend, submit to a vote of the stockholders of the Company or otherwise declare advisable (or propose to do any of the foregoing) an Alternative Proposal, it being understood that taking a neutral position or no position with respect to any Alternative Proposal shall be deemed a breach of this clause (E); (any action described in this clause (i) being referred to as an “Adverse Recommendation Change”); or (ii) authorize, cause or permit the Company or any of its Subsidiaries to enter into any letter of intent, agreement, commitment or agreement in principle providing for any Alternative Proposal (other than an Acceptable Confidentiality Agreement entered into in accordance with Section 6.4(c)).

(f) Notwithstanding anything to the contrary set forth in this Agreement, prior to the time the Company Stockholder Approval is obtained, the Company Board of Directors may (x) make an Adverse Recommendation Change or (y) cause or permit the Company to (and the Company may) terminate this Agreement and concurrently enter into a binding written agreement providing for a Superior Proposal in accordance with Section 8.1(h) (each of clauses (x) and (y), a “Superior Proposal Action”), in each case if and only if, prior to such Superior Proposal Action: (1) the Company is not in breach of, and has complied with the requirements of, this Section 6.4 and (2) after receiving a bona fide unsolicited (except to the extent such Third Party was solicited either (x) prior to the date hereof or (y) during the Go-Shop Period pursuant to and in compliance with Section 6.3(a)) written Alternative Proposal from a Third Party, the Company Board of Directors has determined in good faith, after consultation with its outside financial advisors and outside legal counsel, that (i) such Alternative Proposal constitutes a Superior Proposal and (ii) in light of such Alternative Proposal, the failure to take such action would be reasonably likely to be inconsistent with the Company Board of Directors’ fiduciary duties under applicable Law; provided, however, that, prior to making any Adverse Recommendation Change or terminating this Agreement as described in clauses (x) and (y) of this sentence, (A) the Company has given Parent at least five (5) Business Days’ prior written notice (the “Notice Period”) of its intention to take such action (which notice shall include all information required by Section 6.4(d), mutatis mutandis) and the Company has contemporaneously provided to Parent an unredacted copy of the Superior Proposal and an unredacted copy of any written proposed transaction documents with the person making such Superior Proposal, (B) the Company has negotiated, and caused its Representatives to negotiate, in good faith with Parent during the Notice Period, to enable Parent to propose revisions to the terms of this Agreement such that it would cause such Superior Proposal to no longer constitute a Superior Proposal, (C) following the end of the Notice Period, the Company Board of Directors shall have considered in good faith any revisions to the terms of this Agreement proposed in writing by Parent and shall have determined, after consultation with its outside financial advisors and outside legal counsel, that the Superior Proposal continues to constitute a Superior Proposal if the revisions proposed by Parent are to be given effect, and (D) in the event of any change to any material terms of such Superior Proposal, the Company shall have delivered to Parent an additional notice consistent with that described in clause (A) above of this proviso and a new notice period under clause (A) of this proviso shall commence (except that the Notice Period referred to in clause (A) above of this proviso shall instead be equal to the longer of (i) three (3) Business Days and (ii) the period remaining under the Notice Period under clause (A) of this proviso immediately prior to the delivery of such additional notice under this clause (D)) during which time the Company shall be required to comply with the requirements of this Section 6.4(f) anew with respect to such additional notice, including clauses (A) through (D) above of this proviso.

(g) Other than in connection with a Superior Proposal (which, for the avoidance of doubt, shall be subject to Section 6.4(f) and shall not be subject to this Section 6.4(g)), nothing in this Agreement shall prohibit or restrict the Company Board of Directors from, prior to the time the Company Stockholder Approval is obtained, making an Adverse Recommendation Change in response to a Company Intervening Event, if the Company Board of Directors has determined in good faith, after consultation with its outside financial advisors and outside legal counsel, that the failure of the Company Board of Directors to make an Adverse Recommendation Change would be reasonably likely to be inconsistent with the Company Board of Directors’ fiduciary duties under applicable Law; and provided, further, that, prior to making such Adverse Recommendation Change, (i) the Company has given Parent at least five (5) Business Days’ prior written notice of its intention to take such action, which notice shall specify the reasons therefor, including a description of the applicable Company Intervening Event, (ii) the Company has negotiated, and caused its Representatives to negotiate, in good faith with Parent during such notice period after giving any such notice to enable Parent to propose revisions to the terms of this Agreement such that it would not permit the Company Board of Directors to make an Adverse Recommendation Change pursuant to this Section 6.4(g) and (iii) following the end of such notice period, the Company Board of Directors shall have considered in good faith any revisions to the terms of this Agreement proposed in writing by Parent and shall have determined, after consultation with its outside financial advisors and outside legal counsel, that failure to make an Adverse Recommendation Change in response to such Company Intervening Event, would be reasonably likely to be inconsistent with the Company Board of Directors’ fiduciary duties under applicable Law.

(h) Nothing contained in this Section 6.4 shall prohibit the Company or the Company Board of Directors from taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act; provided, however, that nothing in this Section 6.4(h) shall be construed to permit the Company to effect an Adverse Recommendation Change other than in accordance with Section 6.4(f).

Section 6.5 Proxy Statement; Other Filings.

(a) Subject to Parent’s compliance with its obligations under this Section 6.5, the Company shall prepare and file with the SEC, as promptly as reasonably practicable after the date of this Agreement (and in no event later than forty-five (45) Business Days following the date hereof), a proxy statement as contemplated by Rule 14a of the Exchange Act (such proxy statement, as amended or supplemented, the “Proxy Statement”), which shall contain (i) the information specified in Schedule 14A under the Exchange Act concerning the Merger and (ii) the notice of availability of appraisal rights and related disclosure required by Section 262 of the DGCL. The Company shall (A) provide Parent with a reasonable opportunity to review and comment on drafts of the Proxy Statement prior to filing the Proxy Statement with the SEC and (B) consider in good faith all reasonable comments made with respect thereto by Parent or its Representatives.

(b) Each of the Company and Parent shall provide each other and their respective outside legal counsel and other Representatives a reasonable opportunity to participate in any discussions or meetings with the SEC (or portions of any such discussions or meetings) that relate to the Proxy Statement. The Company shall promptly notify Parent, and Parent shall promptly notify the Company, as applicable, of the receipt of any comments from the SEC (or its staff) with respect to the Proxy Statement and of any request by the SEC for any amendment or supplement thereto or for additional information. The Company shall promptly provide to Parent copies of all correspondence between the Company or any of its Representatives and the SEC with respect to the Proxy Statement, and Parent shall promptly provide to the Company copies of all correspondence between Parent or any of its Representatives and the SEC with respect to the Proxy Statement. Subject to Parent’s compliance with its obligations under this Section 6.5, the Company shall use its reasonable best efforts to promptly provide responses to the SEC with respect to all comments received on the Proxy Statement from the SEC (or its staff), including by preparing any additional filings required by the SEC or pursuant to applicable Law (provided that, for the avoidance of doubt, prior to responding to any comments of the SEC (or its staff) or making any additional filings required by the SEC, each Party shall provide the other with a reasonable opportunity to consult and review such responses or filings and shall consider in good faith any comments on such responses or filings). Subject to Parent’s compliance with its obligations under this Section 6.5, the Company shall use its reasonable best efforts to have the Proxy Statement cleared by the SEC as promptly as reasonably practicable after such filing, including responding as promptly as reasonably practicable to any comments received from the SEC or its staff concerning the Proxy Statement. The Company shall cause the definitive Proxy Statement (and any other such additional required filings) to be mailed (including by electronic delivery if permitted) to the stockholders of the Company as of the record date established for the Company Stockholders’ Meeting as promptly as reasonably practicable after confirmation from the SEC that it will not review, or that it has completed its review of, the Proxy Statement.

(c) The Company agrees, as to itself and its Subsidiaries, that the Proxy Statement will comply in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder. Each of Parent and Merger Sub shall reasonably assist and cooperate with the Company in preparation of the Proxy Statement and provide the Company with such information concerning itself and its Affiliates as is customarily included in a proxy statement prepared in connection with a transaction of the type contemplated by this Agreement or as otherwise required by Law, as requested by the SEC (or its staff), or as the Company may reasonably request in connection with the preparation and filing of the Proxy Statement, in each case, as promptly as reasonably practicable after its request by the Company. The Company, Parent and Merger Sub shall ensure that none of the information supplied by it for inclusion or incorporation by reference in the Proxy Statement will, at the date of mailing (including by electronic delivery if permitted) to stockholders of the Company and at the time of the Company Stockholders’ Meeting (as applicable), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the Company assumes no responsibility with respect to information supplied in writing by or on behalf of Parent, Merger Sub or their respective Representatives, for inclusion or incorporation by reference in the Proxy Statement and Parent, Merger Sub and their respective Representatives assume no responsibility with respect to information supplied in writing by or on behalf of the Company for inclusion or incorporation by reference in the Proxy Statement.

(d) If at any time prior to the Company Stockholders’ Meeting, any information relating to the Company or Parent, or any of their respective Affiliates, officers or directors, or any transaction any of them have entered, or are contemplating entering, into in connection with this Agreement, is discovered by Parent, Merger Sub or the Company, such information should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the party hereto that discovers such information shall as promptly as practicable following such discovery notify the other parties hereto and after such notification (i) the Company shall, as and to the extent required by applicable Law, promptly prepare (with the assistance of Parent as provided for in this Section 6.5) an amendment or supplement to the Proxy Statement and (ii) the Company shall cause the Proxy Statement as so amended or supplemented to be filed with the SEC and the Company shall cause such filing to be disseminated to its stockholders.

(e) To the extent not prohibited by any Order, the Company shall, subject to the provisions of this Agreement, (a) conduct a “broker search” in accordance with Rule 14a-13 of the Exchange Act as promptly as reasonably practicable after the date hereof and take all necessary action in accordance with applicable Law and the Company’s governing documents to duly set a record date for the Company Stockholders’ Meeting (and the Company will not change the record date without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed)), which shall not be earlier than ten (10) Business Days after the date of this Agreement without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), and (b) take all action required under applicable Law, the Company’s governing documents and the applicable requirements of Nasdaq necessary to promptly and duly call, give notice of, convene and hold, as promptly as reasonably practicable after the SEC confirms that it will not review, or that it has completed its review of, the Proxy Statement, a meeting of its stockholders for the purpose of obtaining the Company Stockholder Approval (including any postponement, recess or adjournment thereof, the “Company Stockholders’ Meeting”); provided that the date of the Company Stockholders’ Meeting shall be set in consultation with, and be reasonably satisfactory to, Parent; provided, further, that the Company may postpone, recess or adjourn such meeting (and, if requested by Parent on no more than two (2) occasions, taken together with any postponements, recesses or adjournments by the Company, shall for a reasonable period of time not to exceed ten (10) Business Days in the aggregate) (i) to the extent determined by the Company Board of Directors in good faith after consultation with, and taking into account the advice of, its outside legal counsel, as being required by Law, fiduciary duty or a request from the SEC (or its staff), (ii) to allow reasonable additional time to solicit additional proxies to the extent the Company or Parent, as applicable, reasonably believes necessary to obtain the Company Stockholder Approval or (iii) if as of the time for which the Company Stockholders’ Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Company Common Stock represented (either in person or by proxy) and voting to constitute a quorum necessary to conduct the business of the Company Stockholders’ Meeting (it being understood that the Company may not postpone, recess or adjourn the Company

Stockholders’ Meeting more than two (2) times pursuant to clause (ii) or (iii) without Parent’s prior written consent, and each such postponement or adjournment shall not exceed ten (10) Business Days without Parent’s prior written consent (such consent not to be unreasonably withheld, delayed or conditioned)). Subject to Section 6.4, the Proxy Statement shall include the Company Recommendation and the Company shall use its reasonable best efforts to obtain the Company Stockholder Approval from the Company equityholders entitled to vote thereon. Notwithstanding anything to the contrary contained in this Agreement, unless this Agreement is validly terminated in accordance with its terms, the Company will submit the approval of this Agreement to its stockholders at the Company Stockholders’ Meeting even if the Company Board of Directors has effected an Adverse Recommendation Change. Without the prior written consent of Parent, obtaining the Company Stockholder Approval and adjournment shall be the only matters (other than procedural matters) which the Company shall propose to be acted on by the Company’s stockholders at the Company Stockholders’ Meeting.

Section 6.6 Regulatory Approvals; Efforts; Third-Party Consents.

(a) Prior to the Closing, the Parties shall use their respective reasonable best efforts to promptly take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under this Agreement and any applicable Laws, including the HSR Act and Gaming Laws, to consummate and make effective, as promptly as practicable after the date hereof, the Merger, including (i) the preparation and filing of all applications, forms, registrations, petitions, notices and other documents required to be filed to consummate the Merger, including prompt filing of a Notification and Report Form pursuant to the HSR Act, (ii) the preparation of any financial or non-financial information required by any Gaming Authority or Governmental Entity pursuant to any Antitrust Law or Gaming Law, in each case in connection with the transactions contemplated by this Agreement, (iii) the satisfaction of the conditions to consummating the Merger, (iv) the defending of any Actions, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, (v) the taking of all actions necessary to obtain (and cooperating with each other in obtaining) as promptly as practicable any consent, authorization, Order or approval of, or any exemption by, or to avoid any Action or other challenge of the legality of the transactions contemplated by this Agreement by, any Governmental Entity (which actions shall include furnishing all information and documentary material required by any Gaming Authority or other Governmental Entity) required to be obtained or made by any of the Parties or their respective Subsidiaries in connection with the Merger or the taking of any action contemplated by this Agreement (collectively, “Approvals”), (vi) the execution and delivery of any additional instruments necessary to consummate the Merger and to fully carry out the purposes of this Agreement and (vii) the voting of all shares of Company Common Stock held by it in favor of the Merger. Additionally, each of the Parties and their respective Affiliates shall not take any action after the date of this Agreement with the intent of (i) imposing any delay in the obtaining of, or increasing the risk of not obtaining, the expiration or termination of any applicable waiting period pursuant to the HSR Act, or any other Approval, including Gaming Approvals, necessary to consummate the transactions contemplated hereby, (ii) increasing the risk of any Governmental Entity entering an Order prohibiting the consummation of the transactions contemplated hereby or (iii) increasing the risk of not being able to remove any such Order on appeal or otherwise.

(b) Without limiting the generality of Parent’s and the Company’s undertakings pursuant to Section 6.6(a), Parent and its Subsidiaries shall take any and all steps necessary, and the Company shall reasonably cooperate with Parent and its Subsidiaries in their efforts, to avoid or eliminate each and every impediment under any Antitrust Law or Gaming Law that may be asserted by any Governmental Entity or Gaming Authority so as to enable the Parties to close the Merger as promptly as practicable, and in any event prior to the End Date, including proposing, negotiating, committing to and effecting, by consent decree, hold separate orders or otherwise, (i) the sale, divestiture or disposition of its or its Subsidiaries assets, properties or businesses or of the assets, properties or businesses of the Company or its Subsidiaries, (ii) the holding separate of particular assets or placing operating properties in trust upon the Closing pending obtaining control upon subsequent receipt of Approval from any applicable Gaming Authority or Governmental Entity pursuant to applicable Antitrust Laws or Gaming Laws and (iii) the entry into such other arrangements, agreements or amendments as are necessary or advisable in order to obtain any required Approvals or the expiration or termination of any applicable waiting period pursuant to the HSR Act and to avoid the entry of, or to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that would restrain, delay or prevent the consummation of the transactions contemplated hereby as soon as possible (and in any event before the End Date); provided, however, that any such action, commitment, or agreement pursuant to Section 6.6(b) is expressly conditioned upon the consummation of the Closing. For the avoidance of doubt, Parent shall be entitled to, without the Company’s consent, pull and refile under the HSR Act. Notwithstanding anything in this Agreement to the contrary and for the avoidance of doubt, nothing in this Agreement shall require the taking of any action by, including the offering of any remedy with respect to, any Person that is not considered an Affiliate of Parent taking into account the proviso in the definition of “Affiliate.”

(c) In furtherance and not in limitation of the provisions of Section 6.6(a), each Party agrees to make promptly but in no event later than twenty-five (25) Business Days after the date of this Agreement an appropriate and complete filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated by this Agreement and to supply as promptly as practicable to the appropriate Governmental Entities any additional information and documentary material that may be requested pursuant to the HSR Act. None of the Parties shall extend any waiting period under the HSR Act without, or enter into any agreement with the Federal Trade Commission or the U.S. Department of Justice or any other Governmental Entity that would restrain, delay or prevent the consummation of the transactions contemplated by this Agreement except with, the prior written consent of the other Parties (which shall not be unreasonably withheld, conditioned or delayed).

(d) Parent and the Company shall each keep the other apprised of the status of matters relating to the completion of the Merger and work cooperatively in connection with obtaining all required Approvals undertaken pursuant to the provisions of this Section 6.6. In that regard, prior to the Closing, each Party shall promptly consult with the other Parties with respect to, and, upon request, provide information with respect to, all filings (except copies of filings made pursuant to the HSR Act) made by such Party with any Governmental Entity or any other information supplied by such Party to, or correspondence with, a Governmental Entity in connection with this Agreement or the Merger. Each Party shall promptly inform the other Parties, and if in writing, furnish the other Parties with copies of (or, in the case of oral communications, advise the other Parties orally of) any material communication from any Governmental Entity or third party regarding the Merger or any proposed agreement or arrangement with any Governmental Entity or third party in connection with the Merger, and permit the other Parties to review and discuss in advance, and consider in good faith the views of the other Parties in connection with, any proposed material communication, or proposed agreement or arrangement, with any such Governmental Entity or third party. None of the Parties shall initiate, and to the extent reasonably practicable and customary, participate in, any substantive meeting or teleconference with any Governmental Entity in connection with this Agreement or the Merger unless it consults with the other Parties in advance and, to the extent permitted by such Governmental Entity and applicable Law, gives the other Parties the opportunity to attend and participate thereat (whether by telephone or in person). To the extent reasonably practicable and customary, each Party shall furnish the other Parties with copies of all material correspondence, filings and communications between it and any such Governmental Entity or third party with respect to this Agreement or the Merger and furnish the other Parties with such necessary information and reasonable assistance as any such other Party may reasonably request and require in connection with its preparation of necessary filings or submissions of information to any such Governmental Entity; provided, however, that materials provided pursuant to this Section 6.6 may be redacted (i) to remove references concerning the valuation of the Company, the Merger or other confidential information (including personal financial and other confidential personal information), (ii) as necessary to comply with contractual arrangements or applicable Laws and (iii) as necessary to address reasonable privilege concerns, and the Parties may reasonably designate any competitively sensitive or any confidential business material provided to the other under this Section 6.6(d) as “counsel only” or, as appropriate, as “outside counsel only.”

(e) In furtherance and not in limitation of the provisions of Section 6.6(b), Parent and Merger Sub agree to, and agree to cause their Subsidiaries and their respective directors and officers to, and the Company agrees to, prepare and submit to the Gaming Authorities as promptly as practicable, and in any event no later than (i) forty-five (45) days from the date of this Agreement with respect to the initial applications and supporting documents necessary to obtain the Requisite Gaming Approvals set forth on Section 1.1(b)(i) of the Company Disclosure Schedule and (ii) ninety (90) days from the date of this Agreement with respect to the initial applications and supporting documents necessary to obtain the Requisite Gaming Approvals set forth on Section 1.1(b)(ii) of the Company Disclosure Schedule. Parent shall cause each of the Specified Individuals to provide such cooperation and assistance as may be reasonably necessary or requested by any Gaming Authority in connection with obtaining the Requisite Gaming Approvals.

(f) Notwithstanding anything herein to the contrary, Parent shall determine the strategy to be pursued for obtaining and lead any efforts to obtain all required Approvals; provided, that Parent shall, in good faith, take into consideration the Company’s views, suggestions and comments regarding such strategy and efforts.

(g) To the extent reasonably requested by Parent, the Company shall use its reasonable best efforts to cooperate with Parent and its Affiliates to obtain, any third-party consents or approvals (other than the Approvals) (collectively, “Third-Party Consents”) that are necessary or desirable for consummation of the transactions contemplated by this Agreement; provided, however, that notwithstanding anything to the contrary in this Agreement, (i) the Company and its Subsidiaries shall not be obligated to obtain any Third-Party Consents, or pay any fees in connection therewith, pursuant to this Agreement and (ii) the conditions to the obligations of Parent and Merger Sub to consummate the Merger set forth in Section 7.3 shall not be deemed to include the obtaining of any Third-Party Consents.

Section 6.7 Takeover Laws and Provisions. If any Takeover Laws or Takeover Provisions may become, or may purport to be, applicable to this Agreement, the Merger or any other transactions contemplated hereby, the Company and the Company Board of Directors shall grant such approvals and take such all actions within their power (i) so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and (ii) to otherwise act to eliminate or minimize the effects of such statute or regulation on the Agreement, the Merger or any other transactions contemplated hereby.

Section 6.8 Publicity. Parent and the Company agree to issue a mutually acceptable initial joint press release announcing this Agreement and the Merger. None of the Parties shall issue or cause the publication of, and each of them shall cause their Affiliates and Representatives not to issue or publish, any press release or public announcement in respect of this Agreement or the transactions contemplated by this Agreement without the prior written consent of Parent and the Company (which consent shall not be unreasonably withheld, conditioned or delayed), except (a) as may be required by applicable Law or stock exchange rules (upon the advice of counsel), (b) in connection with an Adverse Recommendation Change or (c) for any disclosures made in compliance with Section 6.3 or Section 6.4; provided, that in the case of the foregoing clauses (a), (b) and (c), Parent or the Company, as applicable, shall use its reasonable best efforts to provide the other Party a reasonable opportunity to comment on such press release or public announcement in advance of such issuance or publication; provided, further, that, for purposes of clarity and the avoidance of doubt, no Party shall be required to obtain consent pursuant to this Section 6.8 to the extent any communication (including any internal announcement to employees) is not inconsistent in any material respect with information that has been previously been made public in compliance with the obligations set forth in this Section 6.8.

Section 6.9 Indemnification and Insurance.

(a) The Surviving Corporation and Merger Sub agree that all rights to exculpation, indemnification and advancement of expenses for acts or omissions occurring at or prior to the Effective Time (including any matters arising in connection with the transactions contemplated hereby), whether asserted or claimed prior to, at or after the Effective Time, now existing in favor of the current or former directors, officers or employees, as the case may be, of the Company or any of its Subsidiaries as provided in their respective Governing Documents or in any Contract shall survive the Merger and shall continue in full force and effect. For a period of six (6) years from the Effective Time, the Surviving Corporation shall maintain in effect (to the fullest extent permitted under applicable Law) any and all exculpation, indemnification and advancement of expenses provisions of the Company’s and any of its Subsidiaries’ Governing Documents in effect immediately prior to the Effective Time (to the extent and for so long as such entities remain in existence following the Effective Time) or in any Contracts of the Company or its Subsidiaries with any of their respective current or former directors, officers or employees in effect immediately prior to the Effective Time, and shall not amend, repeal or otherwise modify any such provisions or the exculpation, indemnification or advancement of expenses provisions of the applicable Party’s Governing Documents during such six (6) year period in any manner that would adversely affect the rights thereunder of any individuals who immediately before the Effective Time were current or former directors, officers or employees of the Company or any of its Subsidiaries; provided, however, that all rights to indemnification and exculpation in respect of any Action pending or asserted within such period shall continue until the disposition or resolution of such Action.

(b) The Surviving Corporation shall to the fullest extent permitted under applicable Law, indemnify and hold harmless (and advance funds in respect of each of the foregoing) each current and former director or officer of the Company or any of its Subsidiaries (each, together with such Person’s heirs, executors or administrators, an “Indemnified Party”), in each case, against any costs or expenses (including advancing reasonable attorneys’ fees and expenses in advance of the final disposition of any claim, suit, proceeding, arbitration or investigation to each Indemnified Party to the fullest extent permitted by applicable Law; provided, however, that the Indemnified Party to whom expenses are advanced provides an undertaking consistent with the Governing Documents of the Company and applicable Law to repay such amounts if it is ultimately determined that such person is not entitled to indemnification), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (an “Action”), arising out of, relating to or in connection with any action or omission by them in their capacities as such occurring or alleged to have occurred whether commenced before or after the Effective Time (including any matters arising in connection with the transactions contemplated hereby and including acts or omissions in connection with such Indemnified Party serving as an officer, director, employee or other fiduciary of any entity if such service was at the request or for the benefit of the Company). In the event of any such Action, the Surviving Corporation shall cooperate with the Indemnified Party in the defense of any such Action.

(c) For a period of six (6) years from the Effective Time, the Surviving Corporation shall cause to be maintained in effect the coverage provided by the policies of directors’ and officers’ liability insurance and fiduciary liability insurance in effect as of the date hereof by the Company and its Subsidiaries or provide substitute policies for the Company and its current and former directors and officers who are currently covered by the directors’ and officers’ liability insurance and fiduciary liability insurance coverage in effect as of the date hereof by the Company and its Subsidiaries, in either case, of not less than the existing coverage and with other terms not less favorable to the insured persons than the directors’ and officers’ liability insurance and fiduciary liability insurance coverage with respect to matters existing or arising on or before the Effective Time, including the transactions contemplated hereby; provided, however, that the Surviving Corporation shall not be required to pay annual premiums in excess of the last annual premium paid by the Company prior to the date hereof in respect of the coverages (the “Maximum Amount”) required to be obtained pursuant hereto, but in such case shall be obligated to obtain a policy with the greatest coverage possible that does not exceed the last annual premium paid by the Company prior to the date hereof. Prior to the Effective Time, the Company shall, or if the Company is unable to, shall cause the Surviving Corporation as of the Effective Time to, purchase a “tail policy” with respect to acts or omissions occurring or alleged to have occurred prior to the Effective Time that were committed or alleged to have been committed by such Indemnified Parties in their capacity as such; provided, that in no event shall the cost of such policy, if purchased by the Company, exceed the Maximum Amount and, if such a “tail policy” is purchased, the Surviving Corporation shall have no further obligations under this Section 6.9(c).

(d) The Surviving Corporation shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided in this Section 6.9; provided that the Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Indemnified Party is not entitled to indemnification.

(e) The rights of each Indemnified Party shall be in addition to, and not in limitation of, any other applicable rights such Indemnified Party may have under the Governing Documents of the Company or any of its Subsidiaries or the Surviving Corporation, any other indemnification arrangement, the DGCL or otherwise.

(f) The obligations of the Surviving Corporation under this Section 6.9 shall not be terminated, amended or modified in any manner so as to adversely affect any Indemnified Party (including its successors, heirs and legal representatives) to whom this Section 6.9 applies without the consent of such Indemnified Party. It is expressly agreed that, notwithstanding any other provision of this Agreement that may be to the contrary, (i) the Indemnified Parties to whom this Section 6.9 applies shall be third-party beneficiaries of this Section 6.9 and (ii) this Section 6.9 shall survive consummation of the Merger and shall be enforceable by such Indemnified Parties and their respective successors, heirs and legal representatives against the Surviving Corporation and their respective successors and assigns.

(g) In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then and in each such case, the Surviving Corporation shall cause proper provision to be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 6.9.

Section 6.10 Control of Operations. Without in any way limiting any Party’s rights or obligations under this Agreement, the Parties understand and agree that (a) the restrictions contained in this Agreement are not intended to give Parent or the Company, directly or indirectly, the right to control or direct the other Party’s operations prior to the Effective Time and (b) prior to the Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ operations.

Section 6.11 Section 16 Matters. Prior to the Effective Time, the Company shall take all such steps as may be required to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) resulting from the Merger by each individual who is as of immediately prior to the Effective Time subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.12 Transaction Litigation. The Company shall promptly notify Parent of any stockholder Action against the Company or any of its Representatives relating to the transactions contemplated by this Agreement, including the Merger (“Transaction Litigation”) and shall keep Parent reasonably informed regarding any such Transaction Litigation. Until the earlier of the Termination Date and the Effective Time, the Company shall provide Parent (a) an opportunity to review and to propose comments to all filings or written responses to be made by the Company in connection with any Transaction Litigation, and the Company shall give reasonable and good-faith consideration to any comments proposed by Parent and (b) with the opportunity to participate in, at Parent’s sole expense, the Company’s defense or settlement of any Transaction Litigation and shall consider in good faith Parent’s advice with respect to such Transaction Litigation. The Company agrees that it shall not settle or offer to settle any Transaction Litigation commenced prior to or after the date of this Agreement without the prior written consent of Parent, such consent not to be unreasonably withheld, conditioned or delayed.

Section 6.13 Nasdaq De-Listing. Prior to the Effective Time, the Company and Parent shall cooperate to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Law and rules and policies of Nasdaq to enable the de-listing by the Company of the Company Common Stock from Nasdaq and deregistration of the Company Common Stock under the Exchange Act promptly after the Effective Time.

Section 6.14 Notification of Certain Matters. Each of the Parties shall promptly notify the other Parties of any fact, event or circumstance known to it that (a) has had or is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to have a Material Adverse Effect, in the case of the Company, or prevent or materially delay the consummation of the Merger and any other transactions contemplated by this Agreement or the ability of Parent and Merger Sub to fully perform their respective covenants and obligations pursuant to this Agreement, in the case of Parent, or (b) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein; provided, that any failure to give notice in accordance with the foregoing with respect to any change or event shall not be deemed to constitute a violation of this Section 6.14 or the failure of any condition set forth in Section 7.2 or Section 7.3 to be satisfied, or otherwise constitute a breach of this Agreement by the Party failing to give such notice, in each case unless the underlying change or event would independently result in a failure of the conditions set forth in Section 7.2 or Section 7.3 to be satisfied.

Section 6.15 Employee Matters.

(a) No later than ten (10) Business Days prior to the Effective Time, Parent may in its discretion provide written notice to the Company that it shall, no later than one (1) Business Day prior to the Effective Time, adopt resolutions terminating any Company Plan intended to qualify as a qualified cash or deferred arrangement under Section 401(k) of the Code (the “Company 401(k) Plan”), effective no later than the day immediately preceding the Closing Date and contingent upon the occurrence of the Effective Time. The form and substance of such resolutions shall be subject to the reasonable and timely comment of Parent, which shall be considered in good faith, and the Company shall provide evidence that such resolutions have been adopted by the Company and/or its Subsidiaries, as applicable, prior to the Closing Date. If the

Company 401(k) Plan is so terminated, Parent shall, as of the Closing Date, offer participation in Parent’s qualified cash or deferred arrangement under Section 401(k) of the Code (“Parent 401(k) Plan”) to each Continuing Employee who was an active participant in a Company 401(k) Plan as of the Closing Date. If elected by such Continuing Employee in accordance with applicable Law, Parent shall cause the Parent 401(k) Plan to, following the Closing Date, accept a “direct rollover” of Company 401(k) Plan assets to such Parent 401(k) Plan equal to the account balances (including any participant loans) of such Continuing Employee. If the Company 401(k) Plan is terminated in accordance with this Section 6.15(a), as soon as practicable following the date matching contributions are made under the Parent 401(k) Plan in respect of the year of Closing, Parent shall provide each Continuing Employee who is a participant in the Company 401(k) Plan with a cash bonus or employer contributions equal to the difference, if any, between (x) the matching contributions such Continuing Employee would have received under the Company 401(k) Plan with respect to the period elapsed in the calendar year through and including the Closing Date (had such plan not been terminated), pro-rated through the Closing Date, and (y) the matching contributions actually paid to such Continuing Employee under any applicable plan for such period (it being understood that such payment is intended solely to make whole any unpaid matching contributions accrued through the Closing Date that were not otherwise paid under the Company 401(k) Plan or successor plan). In addition, no later than twenty (20) Business Days prior to the Effective Time, Parent may in its discretion provide written notice to the Company directing the Company to take any or all of the following actions with respect to any or all nonqualified deferred compensation plans (within the meaning of Section 409A of the Code) maintained by the Company or any of its Subsidiaries (each, a “NQDC Plan”), in each case, effective immediately prior to the Closing Date and contingent upon the occurrence of the Effective Time: (A) terminate any such NQDC Plan; (B) freeze any such NQDC Plan, including by ceasing all future deferrals and/or benefit accruals thereunder; or (C) amend any such NQDC Plan in such manner as Parent may reasonably specify. Upon receipt of any such notice from Parent, the Company shall, and shall cause its applicable Subsidiaries to, take all actions reasonably necessary (including adopting resolutions of the Company Board of Directors or any committee thereof) to effectuate the actions specified in such notice with respect the applicable NQDC Plan(s) in compliance with Section 409A of the Code and applicable Law; provided, that (i) the form and substance of any resolutions or plan amendments effectuating such actions shall be subject to the reasonable and timely comment of Parent, which shall be considered in good faith, and (ii) the Company shall provide evidence that such actions have been taken prior to the Closing Date. Notwithstanding the foregoing, no action taken pursuant to this Section 6.15(a) shall require the Company or any of its Subsidiaries to accelerate the payment of any amounts deferred under any NQDC Plan in a manner that would or would be reasonably expected to violate Section 409A of the Code.

(b) Except where applicable Law or the provisions of a Labor Contract in effect as of the date hereof (or entered into or modified following the date hereof in compliance with Section 6.1) require more favorable treatment, from the Effective Time and continuing for twelve (12) months following the Effective Time, Parent shall, or shall cause its Subsidiaries (including the Company or any of its Subsidiaries) to, provide each Continuing Employee, to the extent such employee remains employed by Parent or its Subsidiaries (including the Company or any of its Subsidiaries), (i) no less than the annual base salary or wage rate and short-term cash incentive opportunities that, in each case, were provided to such Continuing Employee immediately prior to the Effective Time and (ii) other employee benefits (excluding any equity compensation, defined benefit pension or retiree medical benefits or one-time payments such as transaction or retention bonuses) that are substantially comparable in the aggregate to those provided to such Continuing Employee as of immediately prior to the Effective Time. In addition, cash incentive opportunities may be made available at the discretion of Parent, including on an annual basis, to Continuing Employees based on the value of historical long-term equity or equity-based incentive opportunities realized or received. Without limiting the foregoing, from the Effective Time and continuing for a period of at least twelve (12) months following the Effective Time, Parent agrees to provide or cause its Subsidiaries (including the Company and its Subsidiaries) to provide to each Continuing Employee severance benefits that are no less favorable than the severance benefits for which such Continuing Employee was eligible immediately prior to the Effective Time; provided, that such severance benefits are set forth on Section 6.15(a) of the Company Disclosure Schedule (or entered into or modified following the date hereof in compliance with Section 6.1), and, in each case, only to the extent the terms of such benefits have not been modified following the date hereof (except for modifications that are expressly permitted by the terms of this Agreement).

(c) With respect to employee benefit plans, programs, policies and arrangements that are established or maintained by Parent or its Subsidiaries (including the Company and its Subsidiaries) from and after the Effective Time (the “Parent Benefit Plans”), Parent shall provide that, to the extent applicable, Continuing Employees (and their eligible dependents) shall be given credit for their service with the Company and its Subsidiaries for purposes of eligibility to participate, vesting and benefit accrual (but not for purposes of benefit accrual under any defined benefit pension plan or post-retirement welfare plan, or equity or equity-based compensation plan), to the same extent such service was taken into account by the Company and its Subsidiaries under a corresponding Company Plan immediately prior to the Effective Time. With respect to Parent Benefit Plans, to the extent applicable Parent shall use commercially reasonable efforts to provide that (i) any waiting periods, evidence of insurability requirements, or the application of any pre-existing condition limitations shall be waived for Continuing Employees (and their eligible dependents) as of the Effective Time or such later date that the Continuing Employee becomes a participant in the applicable Parent Benefit Plan and (ii) all Continuing Employees (and their eligible dependents) shall be given credit for amounts paid under a corresponding Company Plan during the same period for purposes of applying deductibles, copayments and out of pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the applicable Parent Benefit Plans. Notwithstanding the foregoing provisions of this Section 6.15(c), (A) service and other amounts shall not be credited to Continuing Employees (or their eligible dependents) to the extent the crediting of such service or other amounts would result in the duplication of benefits, and (B) nothing in this Section 6.15(c) shall require Parent or any of its Subsidiaries to establish or maintain any particular employee benefit plan or arrangement or prevent Parent or any of its Subsidiaries from amending or terminating any Parent Benefit Plan in accordance with its terms.

(d) To the extent required by applicable Law or by the express terms of any employment, consulting, severance, bonus, retention, change in control, incentive or other compensation agreement or arrangement or Labor Contract in effect as of the date hereof (or entered into or modified following the date hereof in compliance with Section 6.1) between the Company or any of its Subsidiaries and any director, officer or employee thereof or covering Continuing Employees (or former employees of the Company or any of its Subsidiaries), as of the Effective Time, Parent shall cause the Company and/or its applicable Subsidiaries to assume and agree to perform in accordance with their terms such agreements and arrangements; provided, that each such agreement or arrangement is Previously Disclosed, to the extent required under this Agreement, or is entered into or modified after the date hereof and prior to the Effective Time by the Company or any of its Subsidiaries in compliance with Section 6.1; provided, further, that nothing in this Section 6.15(d) shall (i) prevent Parent or any of its Subsidiaries (including the Company and its Subsidiaries) from amending or terminating any such agreement or arrangement after the Effective Time to the extent permitted by the terms thereof and applicable Law or (ii) require Parent or any of its Subsidiaries to assume any agreement or arrangement that was not Previously Disclosed or entered into or modified in compliance with Section 6.1. For the avoidance of doubt, Parent agrees to perform and be bound by the terms of the agreements listed on Section 4.14(a) of the Company Disclosure Schedule, as such agreements may be modified following the date hereof in accordance with their terms.

(e) Prior to the Effective Time, the Company shall comply with all notification and consultation provisions under any Labor Contracts. Parent shall, and shall cause its Affiliates to, reasonably cooperate with the Company and use its respective commercially reasonable efforts to comply promptly with all applicable Laws that may be imposed on them or any of their Affiliates with respect to carrying out any and all required or necessary communications, including information, notice and consultation, and effects and decisional bargaining, and any action required to facilitate any required assumption of Labor Contracts, with Employees or any labor or trade union, labor organization, works council, staff association, worker representative or any other employee representative body.

(f) Notwithstanding anything in this Section 6.15 to the contrary, the terms and conditions of employment of any Continuing Employee whose terms and conditions of employment are governed by a Labor Contract shall be governed by the terms of the applicable Labor Contract, and any conflicting provisions of this Section 6.15 (other than Section 6.15(d) and Section 6.15(e)) shall not apply to any such Continuing Employee.

(g) Without limiting the generality of Section 6.15(a) and Section 6.15(d), following the Closing Date, Parent shall, or shall cause the Company and its Subsidiaries to, honor any Company Plan that is a short-term cash incentive plan, program or arrangement (each, a “Cash Bonus Program”) that is or may become payable to any Continuing Employee for the year in which the Closing occurs. For the year in which the Closing occurs, all Cash Bonus Programs shall remain subject to terms and conditions that are substantially consistent, in all material respects, with those that applied immediately prior to the Closing Date, including with respect to target incentive opportunities and applicable performance metrics.

(h) Nothing contained in this Agreement (including this Section 6.15), express or implied (i) shall be construed to establish, amend, or modify any employee benefit plan, program, agreement or arrangement, (ii) shall alter or limit the ability of Parent, the Company or any of their respective Affiliates to amend, modify or terminate any employee benefit or employment plan, program, agreement, or arrangement after the Effective Time, (iii) is intended to confer or shall confer upon any current or former employee any right to employment or continue employment, or constitute or create an employment agreement with any employee, or (iv) is intended to confer or shall confer upon any individual or any legal representative of any individual (including employee, retirees, or dependents or benefits of employees or retirees) any right as a third-party beneficiary of this Agreement.

Section 6.16 Financing Cooperation; Financing.

(a) The Company shall, and shall cause its Subsidiaries to, and shall use reasonable best efforts to cause its and their respective Representatives to, at Parent’s sole expense, provide to Parent such cooperation as is reasonably requested by Parent in connection with consummating, arranging, obtaining or syndicating any Financing; provided, that such requested cooperation pursuant to this Section 6.16(a) (i) does not conflict with or violate applicable Law or the Governing Documents of the Company or any of its Subsidiaries or any Contract to which the Company or any of its Subsidiaries is a party or by which it or its assets are bound, (ii) does not unreasonably interfere with the business or operations of the Company and its Subsidiaries, (iii) is not required to the extent that it would cause any condition to the Closing set forth in Article VII to not be satisfied or cause any representation or warranty in this Agreement to be breached, (iv) does not cause the Company or any of its Subsidiaries to violate any obligation of confidentiality, (v) does not require the Company or any of its Subsidiaries to pay or incur any commitment or other similar fee or incur or assume any liability or obligation in connection with the Financing prior to the Closing that is not advanced or substantially simultaneously reimbursed by Parent, (vi) does not cause, and would not reasonably be expected to cause, any director, officer or employee of the Company or any of its Subsidiaries or any Representatives to incur any personal liability, (vii) does not require the directors of the Company or any of its Subsidiaries to authorize or adopt any resolutions approving the agreements, documents, instruments, actions or transactions contemplated in connection with the Financing, in each case that is not contingent upon the Closing or would take effect prior to the Closing Date, (viii) does not require that the Company or any of its Subsidiaries or their respective directors, officers or employees execute, deliver or enter into or perform any Contract in connection with Financing that would be effective prior to the Closing Date (other than any customary authorization or representation letters or auditor engagement letters for purposes of effecting the cooperation envisioned hereunder), (ix) does not require the Company to (1) prepare or provide Excluded Information, (2) without limiting the scope of its obligations pursuant to clauses (C) and (D) below or the definition of “Financing Information,” prepare or provide pro forma financial statements or (3) change any fiscal period, (x) does not require the Company or its Subsidiaries to (or to use any efforts to cause its counsel to) deliver any opinions or reliance letters, including, in connection with the transactions contemplated hereby, or to provide access to or disclose information that would jeopardize any attorney-client privilege of the Company or any of its Subsidiaries, and (xi) does not require the Company or its Subsidiaries to file or furnish any reports or information with the SEC in connection with the Financing, except, after consultation between Parent and the Company and their respective Representatives, the furnishing on Current Reports on Form 8-K by the Company of information to be included in documents or marketing materials with respect to the Financing to the extent required in order to satisfy the Company’s Regulation FD disclosure obligations. Such cooperation pursuant to this Section 6.16(a) may include using reasonable best efforts to (A) cause the individuals set forth in Section 6.16 of the Company Disclosure Schedule to be available, during normal business hours and upon reasonable advance notice, to participate in a reasonable number of meetings (including a reasonable and limited number of one-on-one meetings and calls that are requested in advance with or by the parties acting as lead arrangers or agents for, and prospective lenders of, the Financing), presentations, road shows, due diligence sessions (including any accounting due diligence sessions), drafting sessions and sessions with rating agencies in connection with the Financing; (B) assist with the preparation of customary materials relating to the Company and its Subsidiaries for rating agency presentations, offering documents, private placement memoranda, bank information memoranda, lender or investor presentations, prospectuses and similar documents customarily required in connection with the Financing, in each case, as may be reasonably requested by Parent, including delivering any customary authorization letters and confirmations with respect to presence or absence of material non-public information and material accuracy of the information contained in any such materials; (C) as promptly as reasonably practicable upon the reasonable request by Parent, furnish Parent and its Financing Sources with financial and other pertinent information, and assist in the interpretation of such financial and other pertinent information, regarding the Company and its Subsidiaries that is customarily required to prepare any offering memorandum, registration statement, prospectus, confidential information memorandum, lender presentation and other materials, in each case, customarily required in connection with the Financing (including the Financing Information but excluding any Excluded Information); (D) as promptly as reasonably practicable upon the reasonable request by Parent, furnish Parent with customary financial and other information as may be reasonably necessary for Parent to prepare a customary pro forma consolidated balance sheet and related pro forma consolidated statements of income of Parent and its Subsidiaries giving effect to the Merger, the Financing and to any sale, divestiture, lease, sublease, license, sublicense or other disposition of any assets, properties or businesses of the Company or its Subsidiaries that is consummated, or with respect to which a definitive agreement is entered into, during the period beginning on the date of this Agreement and ending substantially currently with the Closing, in each case of the foregoing in this clause (D), that would be required pursuant to the requirements of Regulation S-X under the Securities Act, and assisting Parent with Parent’s preparation of such pro forma financial statements (it being understood that, notwithstanding anything to the contrary set forth herein, the Company shall have no obligation to prepare any pro forma financial statements or projections, each of which Parent shall be solely responsible for), (E) promptly (but in any event no later than four (4) Business Days prior to the Closing Date) furnish to the Financing Sources all customary information regarding the Company and its Subsidiaries that is reasonably requested by the Financing Sources and is required in connection with, and in accordance with the terms of, the Debt Financing by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, and a certification regarding beneficial ownership as required by 31 C.F.R. §1010.230 to any Financing Source that has requested such certification, relating to the Company or any of its Subsidiaries, in each case to the extent requested by Parent in writing at least eight (8) Business Days prior to the Closing; (F) by a date that is reasonably in advance of the anticipated Closing Date, (i) use commercially reasonable efforts to request landlord waivers and estoppels and non-disturbance agreements and, (ii) if requested by Parent, use reasonable best efforts to cooperate with and assist Parent in obtaining appraisals, surveys, title insurance, environmental assessments and other documentation and items customarily required relating to any Financing as reasonably requested by Parent; provided, however, that (w) the Company shall not be required to guarantee the delivery of any such documentation or items, (x) none of the documents or certificates shall be executed and/or delivered except in connection with and for the Closing, (y) such actions and documents thereof shall become effective and operative only after, concurrently with or immediately prior to the occurrence of the Closing and (z) any such environmental assessments shall not include any sampling or testing of any environmental media at any of the properties owned, operated or leased by the Company or its Subsidiaries; (G) provide customary authorization letters authorizing the distribution of information to prospective lenders regarding the Company, subject to customary terms and conditions; (H) direct the Company’s independent registered accountants to (i) provide customary comfort letters (including “negative assurance” and change period comfort) with respect to the historical financial information regarding the Company and its Subsidiaries referenced in clause (C) and that is included in an offering memorandum or prospectus for a securities offering comprising part of the Debt Financing to the extent such financial information is customarily subject to a comfort letter, (ii) provide any necessary management representation letters, (iii) provide reports, letters and consents related to their work for the Company and its Subsidiaries, (iv) consent to the inclusion or incorporation by reference of its audit opinion or report with respect to any audited financial statements of the Company and its Subsidiaries, (v) consent to be named an expert in any offering memorandum, private placement memorandum, prospectus, or filing used or filed by Parent in connection with any private placements of debt securities under Rule 144A or a registered offering of debt securities or any offering of equity securities in each case with respect to the audited or unaudited financial statements of the Company and its Subsidiaries and (vi) provide access to Parent and its Representatives to the work papers of the independent auditors of the Company and its Subsidiaries; (I) update any Financing Information as may be necessary for such Financing Information to remain Compliant; (J) upon the reasonable request of Parent, facilitate the execution and delivery by the Company or its Subsidiaries of the documents related to any Financing to which they are to be a party immediately prior to, on or following the Closing, including obtaining title, property and liability insurance and endorsements and reasonably facilitating the provision of guarantees and pledging of collateral by executing and delivering definitive financing documents (including, but not limited to, any incremental amendment or similar agreement to the Company Credit Agreement and/or Company Indentures and accession documents to any applicable pledge and security documents or intercreditor agreements, in each case, to the extent contemplated by the Debt Financing Commitment), including pledge and security documents, customary certificates and other documents (including original stock certificates) (provided that (x) none of the documents or certificates shall be executed and/or delivered except in connection with and for the Closing and (y) such actions and documents thereof shall become effective and operative only after, concurrently with or immediately prior to, the occurrence of the Closing); and (K) use commercially reasonable efforts to cooperate with and assist Parent in obtaining any consents, modifications or waivers of the Company Credit Agreement and the Company Indentures in connection with the Debt Financing or otherwise requested by Parent in writing so long as such consents, modifications and waivers are not materially adverse to the Company and the effectiveness thereof is subject to the occurrence of the Closing; provided, however, that such consent shall become effective and operative only after, concurrently with or immediately prior to the occurrence of the Closing. The Company and its Subsidiaries hereby consent to the use of their logos in connection with the Debt Financing; provided, that such names, marks, and logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company, any of its Subsidiaries or the reputation or goodwill of the Company of any of its Subsidiaries. In addition:

(i) at the written request of Parent, the Company shall promptly (and in any event at least one (1) Business Day immediately preceding the Closing (so long as Parent requests at least ten (10) Business Days prior to the Closing) but no earlier than two

(2) Business Days immediately preceding the Closing) cause (1) Caesars Enterprise Services, LLC, (2) Caesars License Company, LLC, (3) PHW Las Vegas, LLC, and/or (4) Caesars Joint IP Company Limited (and/or any other Subsidiary of the Company that holds assets that were previously held by any of the foregoing entities on the date hereof) to no longer be designated as “unrestricted” subsidiaries under the Company Credit Agreement and the Company Indentures; and

(ii) the Company shall (i) furnish to Parent written notice promptly (and in any event within three (3) Business Days) after obtaining knowledge of any Event of Default (in each case, as defined in the Company Credit Agreement and the Company Indentures) under the Company Credit Agreement and the Company Indentures together with a description of such Event of Default, (ii) not intentionally take any action that would reasonably be expected to cause an Event of Default (in each case, as defined in the Company Credit Agreement and the Company Indentures) under the Company Credit Agreement and the Company Indentures and (iii) use commercially reasonable efforts to cure any Event of Default (in each case, as defined in the Company Credit Agreement and the Company Indentures) that exists under the Company Credit Agreement and the Company Indentures.

(b) Parent shall indemnify, defend and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all losses suffered or incurred by them in connection with any action taken by them at the request of Parent or Merger Sub or otherwise pursuant to this Section 6.16 or in connection with the arrangement of the Financing and/or any information provided by the Company, its Subsidiaries or their respective Representatives utilized in connection therewith other than to the extent such losses arise from the bad faith, gross negligence or willful misconduct of the Company or its Subsidiaries, as determined by a final, non-appealable judgment of a court of competent jurisdiction. Nothing contained in this Section 6.16 or otherwise shall require the Company or any of its Subsidiaries to be an issuer or other obligor with respect to any Financing prior to the Closing. All material nonpublic information regarding the Company and its Subsidiaries provided to any of Parent, Merger Sub or their respective Representatives pursuant to this Section 6.16 shall be kept confidential by them in accordance with the Confidentiality Agreement except for disclosure to potential lenders and investors and their respective Representatives as required in connection with any Financing subject to confidentiality protections customary for such Financing (which shall, in any event, require “click through” or other affirmative action acknowledging such provisions).

(c) Parent shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange, obtain and complete the Debt Financing at or before the Closing on the terms and conditions described in the Debt Financing Commitment (including any “flex” terms contained therein) (as amended, supplemented, modified, replaced, terminated, reduced or waived in accordance with Section 6.16(d)), including using reasonable best efforts to:

(i) comply with, maintain in effect and enforce the Debt Financing Commitment and, once entered into, the Financing Agreements with respect thereto (subject to Parent’s right to replace, restate, supplement, modify, assign, substitute, waive or amend the Debt Financing Commitments in accordance with Section 6.16(d) below) until the transactions contemplated hereby are consummated;

(ii) negotiate Financing Agreements with respect to the Debt Financing on the terms and conditions contained in the Debt Financing Commitment (including any “flex” terms contained therein);

(iii) satisfy on a timely basis (or obtain the wavier of) all conditions applicable to the Debt Financing in the Debt Financing Commitment and, once entered into, the Financing Agreements with respect thereto;

(iv) [reserved]; and

(v) consummate the Debt Financing at or prior to the Closing in an amount that is necessary to fund the Financing Uses on the Closing Date (after taking into account any funds otherwise available to Parent or Merger Sub and the Company and its Subsidiaries as of the Closing Date).

(d) Parent and Merger Sub shall not agree to or permit any consent, amendment, supplement or other modification or replacement of, or any termination or reduction of, or grant any waiver of, any condition, remedy or other provision under the Debt Financing Commitment without the prior written consent of the Company if such consent, amendment, supplement, modification, replacement, termination, reduction or waiver would or would reasonably be expected to (i) delay or prevent the Closing, (ii) reduce the aggregate net proceeds of the Debt Financing from that contemplated by the Debt Financing Commitment as in effect on the date hereof below an amount sufficient to fund the Financing Uses on the Closing Date (after taking into account any funds otherwise available to Parent or Merger Sub and the Company and its Subsidiaries as of the Closing Date), (iii) impose new or additional conditions or otherwise expand, amend or modify any of the conditions to the receipt of the Debt Financing, in each case, in a manner that would or would reasonably be expected to materially delay, prevent or otherwise adversely impact the ability of Merger Sub (or the Company, if applicable) to obtain the Debt Financing at or prior to the Closing, (iv) make the funding of the Debt Financing (or satisfaction of the conditions thereto) less likely to occur at or prior to the Closing, or (v) adversely impact (A) the ability of Parent to consummate the transactions contemplated by this Agreement by the Closing Date or (B) the ability of any of Parent or Merger Sub to enforce its rights against other parties under the Debt Financing Commitment or any Financing Agreements with respect thereto; it being understood that notwithstanding the foregoing Parent may amend the Debt Financing Commitment to add lenders, lead arrangers, bookrunners, syndication agents or similar entities that had not executed the Debt Financing Commitment as of the date of this Agreement and otherwise amend, modify or restate the Debt Financing Commitment in any manner not inconsistent with this sentence. Upon any amendment of the Debt Financing Commitment in accordance with this Section 6.16(d), Parent shall promptly deliver a copy thereof to the Company and (i) references herein to “Debt Financing Commitment” shall include such documents as amended in compliance with this Section 6.16(d) and (ii) references to “Debt Financing” or “Financing” shall include the financing contemplated by the Debt Financing Commitment as amended in compliance with this Section 6.16(d).

(e) Notwithstanding Section 6.16(d), in the event any portion of the Debt Financing necessary to fund the Financing Uses on the Closing Date (after taking into account any funds otherwise available to Parent or Merger Sub and the Company and its Subsidiaries as of the Closing Date) becomes or would reasonably be expected to become unavailable on the terms and conditions contemplated in the Debt Financing Commitment, (i) Parent shall promptly notify the Company thereof (and, in any event, within two (2) Business Days) and (ii) Parent shall use its reasonable best efforts to arrange and obtain alternative financing from alternative sources (the “Alternate Financing”) (A) on financial terms that are no less favorable to Merger Sub, in the aggregate, than those set forth in the Debt Financing Commitment, and on other terms and conditions not materially less favorable, in the aggregate, than those set forth in the Debt Financing Commitment, to Merger Sub than those set forth in the Debt Financing Commitment and (B) in an amount sufficient to consummate the Merger no later than the Closing Date (after taking into account any funds otherwise available to Parent or Merger Sub and the Company and its Subsidiaries as of the Closing Date). True, complete and correct copies of any new financing commitment letter (including any associated engagement letter and fee letter (which fee letter may be redacted to remove fee amounts and other economic terms, none of which affect the availability or the net amount of such Debt Financing)) shall be promptly provided to the Company. In the event any Alternate Financing is obtained in accordance with this Section 6.16, any reference in this Agreement to “Debt Financing Commitment” or “Debt Financing” shall include the debt financing contemplated by such Alternate Financing.

(f) Parent shall keep the Company reasonably informed of the status of its efforts to obtain the Financing and provide the Company with copies of any Financing Agreements related thereto promptly upon the execution thereof. Without limiting the generality of the foregoing, Parent shall (i) give the Company prompt written notice of (A) any default, breach or threatened in writing breach by any party of any of the Debt Financing Commitment or Financing Agreements related thereto of which any of Parent, Merger Sub or their Representatives or Affiliates become aware or any withdrawal, termination, repudiation or rescission or threatened withdrawal, termination, repudiation or rescission in writing thereof, (B) any dispute or disagreement between or among the parties to any Debt Financing Commitment or Financing Agreements or (C) if at any time, for any reason, Parent believes that it will not be able to obtain the amount of the Debt Financing or any other Financing in an amount that is necessary to fund the Financing Uses on the Closing Date (after taking into account any funds Parent reasonably expects to otherwise be available to Parent or Merger Sub and the Company and its Subsidiaries as of the Closing Date) on the terms and conditions, in the manner or from the sources contemplated by the Debt Financing Commitment and (ii) otherwise keep the Company reasonably informed of the status of its efforts to arrange the Debt Financing (or any Alternate Financing).

(g) In the event any Financing is funded in advance of the Closing Date, Parent, or its applicable Subsidiary, shall keep and maintain at all times prior to the Closing Date the proceeds of such Financing available for the purpose of funding the transactions contemplated by this Agreement and such proceeds shall be maintained as unrestricted cash or cash equivalents, free and clear of all Liens; provided, that if the terms of any such Financing requires the proceeds of such Financing to be held in escrow or in a secured proceeds account (or similar arrangement) pending the consummation of the transactions contemplated under this Agreement, then such proceeds shall be held in escrow or in a secured proceeds account, in each case, pursuant to a customary agreement, with applicable Liens in favor of the escrow agent, trustee or other applicable agent for the benefit of the applicable lenders or security holders with customary release provisions for such funds in accordance with the Debt Financing Commitment (as in effect on the date hereof) (or, in the case of any other Financing, the Financing Agreements with respect thereto).

(h) Each of Parent and Merger Sub acknowledges and agrees that obtaining any Debt Financing or any other Financing is not a condition to the Closing. Without limiting the foregoing sentence, and notwithstanding anything in this Section 6.16 to the contrary, the failure of the Company, its Subsidiaries or their respective Representatives to comply with this Section 6.16 shall not give rise to the failure of the condition precedent set forth in Section 7.3(b) or a right to terminate this Agreement pursuant to Section 8.1(f) other than in the event of a willful and material breach by a Party or any of its Representatives.

Section 6.17 Intended Tax Treatment of Certain Items. The Parties agree that (1) any distribution of cash (by redemption or otherwise in connection with the Merger) from the Company, including any distribution by the Company of proceeds of debt of any member of the Company Group incurred pursuant to the Debt Financing Commitments and any other distribution of cash by the Company that constitutes Merger Consideration, is intended to be integrated with the Merger and treated as a transaction governed by the principles of Zenz v. Quinlivan, 213 F.2d 914 (6th Cir. 1954) and (2) any “redemption” (within the meaning of Section 317(b) of the Code) that occurs from the transactions contemplated by this Agreement is intended to be treated as a “take-private transaction” (within the meaning of Treasury Regulations Section 58.4501-2(e)(3)(ii)) and is not intended to be treated as a “repurchase” (within the meaning of Section 4501(c) of the Code and Treasury Regulations Section 58.4501-2(e)(3)), in each case, for purposes of Section 4501 of the Code. Each of the Parties agrees to prepare and file all Tax Returns in accordance with the intended Tax treatment set forth in the foregoing sentence, unless otherwise required pursuant to any change in applicable Tax Law after the Closing Date or a “determination” within the meaning of Section 1313(a) of the Code.

Section 6.18 Parent Board Appointment. Following the satisfaction of the condition set forth in clause (i) of Section 7.1(c), and in no event more than thirty (30) days prior to the Closing, and upon at least five (5) Business Days written notice by Parent to the Company (which notice shall identify the nominee that is reasonably acceptable to the Company (it being understood that the individuals set forth on Section 6.18 of the Parent Disclosure Schedule shall be deemed acceptable to the Company) and the requested date or timeline for appointment (which may be amended by Parent at any time)), the Company shall and shall cause its Representatives to cooperate with Parent, and (i) take any and all actions necessary or advisable or requested by Parent, to cause such nominee to be appointed to the Company Board of Directors as of the requested time, including, to the extent necessary to effectuate such appointment, (A) increasing the size of the Company Board of Directors by such number of seats as promptly is required to accommodate such appointment and (B) amending the Governing Documents of the Company to the extent required to permit such necessary increase in the size of the Company Board of Directors; and (ii) take any and all actions reasonably necessary or advisable to ensure that such nominee remains a member of the Company Board of Directors until and through the Effective Time. Parent shall have the right, at any time prior to the Closing, to replace its nominee with a substitute nominee by delivering written notice thereof to the Company (which notice shall identify the substitute nominee that is reasonably acceptable to the Company), and the Company shall, and shall cause its Representatives to, cooperate with Parent to cause such substitute nominee to be appointed to the Company Board of Directors as promptly as practicable following receipt of such notice, in each case in the same manner as set forth above with respect to the initial nominee. The appointment of the nominee to the Company Board of Directors is subject to approval by Gaming Authorities. Parent and its Subsidiaries agree to take any and all steps necessary, and the Company agrees to take any and all steps necessary to cooperate with Parent and its Subsidiaries in their efforts, to obtain any approvals required by Gaming Authorities to allow the nominee to be a member of the Company Board of Directors. The Company shall not take any action to remove, replace or otherwise impair the rights of any such initial or substitute nominee without the prior written consent of Parent. Parent shall take all necessary actions to obtain from such nominee an irrevocable resignation letter in a form reasonably acceptable to the Company, which shall automatically become effective, if at all, upon the termination of this Agreement pursuant to Article VIII.

ARTICLE VII

CONDITIONS TO THE MERGER

Section 7.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each Party to effect the Merger shall be subject to the fulfillment (or waiver by all Parties, to the extent permissible under applicable Law) at or prior to the Effective Time of the following conditions:

(a) Stockholder Approval. The Company Stockholder Approval shall have been obtained in accordance with applicable Law and the Governing Documents of the Company.

(b) No Legal Prohibition. No Law issued by any Governmental Entity (including any Gaming Authority) of competent jurisdiction shall have been adopted, promulgated or issued that would prohibit, restrain, enjoin or render unlawful the consummation of the Merger.

(c) Regulatory Approvals. (i) Any waiting period applicable to the Merger under the HSR Act (and any extensions thereof including any timing agreement with a Governmental Entity), shall have expired or been terminated and (ii) all Requisite Gaming Approvals shall have been duly obtained and shall be in full force and effect.

Section 7.2 Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger is further subject to the fulfillment (or waiver by the Company, to the extent permissible under applicable Law) at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct, both when made and as of the Closing Date, as if made on such date (except to the extent expressly made as of an earlier date, in which case as of such date), except for any failure to be so true and correct that would not, individually or in the aggregate, prevent the consummation of the Merger by Parent and Merger Sub..

(b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have in all material respects performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by them at or prior to the Effective Time.

(c) Closing Certificate. Parent shall have delivered to the Company a certificate, dated as of the Closing Date and signed by Parent’s Chief Executive Officer or Chief Financial Officer, certifying to the effect that the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied.

Section 7.3 Conditions to Obligation of Parent and Merger Sub to Effect the Merger. The obligation of Parent and Merger Sub to effect the Merger is further subject to the fulfillment (or the waiver by Parent, to the extent permissible under applicable Law) at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Company set forth in Section 4.1(a), Section 4.5(a), Section 4.5(b), Section 4.6(b)(ii), Section 4.7(c)(ii), Section 4.16 and Section 4.20 shall be true and correct in all material respects, both when made and as of the Closing Date, as if made on such date (except to the extent expressly made as of an earlier date, in which case as of such date), (ii) the representations and warranties of the Company set forth in Section 4.2 shall be true and correct in all respects except for de minimis inaccuracies both when made and as of the Closing Date, as if made as of such date (except to the extent expressly made as of an earlier date, in which case as of such date), (iii) the representations and warranties of the Company set forth in Section 4.23 shall be true and correct, both when made and as of the Closing Date, as if made on such date (except to the extent expressly made as of an earlier date, in which case as of such date), except (x) in the case of Section 4.23(g), where such representation and warranties would be true and correct if given as of the Closing Date (but immediately prior to the consummation of any of the transactions contemplated hereby) and (y) in the case of Section 4.23 (other than Section 4.23(g)) where the failure of such representations and warranties to be so true and correct has not had or would not reasonably be expected to have a material effect on the ability of Parent or its Affiliates (including for this purpose the Company and its Subsidiaries) to incur the Financing necessary to consummate the Merger (assuming the Minimum Equity Contribution (as defined in the Debt Financing Commitment) is satisfied) in a manner that is in compliance with the terms of the Company Credit Agreement and each of the Company Indentures, including making the applicable restricted payments with such proceeds (and cash on hand at the Company and its Subsidiaries that replaces any indebtedness intended to be incurred under the Financing), and (iv) the other representations and warranties of the Company set forth in Article IV shall be true and correct both when made and as of the Closing Date, as if made as of such date (except to the extent expressly made as of an earlier date, in which case as of such date), except with respect to this clause (iv) where the failure of such representations and warranties to be so true and correct (without regard to any qualifications or exceptions contained as to “materiality,” “Material Adverse Effect” and similar qualifiers contained in such representations and warranties) has not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(b) Performance of Obligations of the Company. The Company shall have in all material respects performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it at or prior to the Effective Time.

(c) No Material Adverse Effect. Since the date of this Agreement, there has not been any Material Adverse Effect under clause (a) of the definition thereof with respect to the Company.

(d) Closing Certificate. The Company shall have delivered to Parent a certificate, dated as of the Closing Date and signed by the Company’s Chief Executive Officer or Chief Financial Officer, certifying to the effect that the conditions set forth in Section 7.3(a), Section 7.3(b) and Section 7.3(c) have been satisfied.

Section 7.4 Frustration of Closing Conditions. None of the Company, Parent or Merger Sub may rely, either as a basis for not consummating the Merger or terminating this Agreement and abandoning the Merger, on the failure of any condition set forth in Section 7.1, Section 7.2 or Section 7.3, as the case may be, to be satisfied if such failure was caused by such Party’s material breach of this Agreement.

ARTICLE VIII

TERMINATION

Section 8.1 Termination or Abandonment. Notwithstanding anything in this Agreement to the contrary, this Agreement may be terminated and abandoned at any time prior to the Effective Time, whether before or after the Company Stockholder Approval has been obtained (except as otherwise provided below):

(a) by the mutual written consent of the Company and Parent;

(b) by either the Company or Parent, if the Merger shall not have been consummated on or prior to May 27, 2027 (the “Initial End Date” and, as such date may be extended pursuant to this Section 8.1(b), the “End Date”); provided, however, that the Initial End Date shall be automatically extended until August 27, 2027 (the “First Extended End Date”) and the First Extended End Date shall be automatically extended until November 27, 2027 (the “Second Extended End Date”), if on the Initial End Date or the First Extended End Date, as applicable, one or more of the conditions set forth in Section 7.1(b) (as a result of an Antitrust Law or Gaming Law) or Section 7.1(c) has not been satisfied but all of the other conditions set forth in Article VII have been satisfied or are capable of being satisfied; provided, further, that, if on the Initial End Date or the First Extended End Date, all of the conditions set forth in Article VII shall have been satisfied or are capable of being satisfied, then the End Date shall be automatically extended to the date that is three (3) Business Days after such condition has been satisfied, but in no event beyond the Second Extended End Date; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to a Party if the failure of the Closing to occur by such date is primarily caused by, or primarily resulted from, the material breach by such Party of any representation, warranty, covenant or other agreement of such Party set forth in this Agreement;

(c) by either the Company or Parent, if any Law shall have been adopted, promulgated or issued by any Governmental Entity (including any Gaming Authority) of competent jurisdiction that prohibits, permanently restrains, permanently enjoins or renders unlawful the consummation of the Merger, and such Law shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 8.1(c) shall not be available to a Party if such injunction was primarily caused by, or primarily resulted from, a material breach of such Party’s obligations under this Agreement;

(d) by either the Company or Parent, if the Company Stockholders’ Meeting (including any adjournments or postponements thereof) shall have concluded and the Company Stockholder Approval shall not have been obtained;

(e) by the Company, if Parent or Merger Sub shall have breached or failed to perform (as applicable) any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) if it occurred or was continuing to occur on the Closing Date, would result in a failure of a condition set forth in Section 7.2(a) or Section 7.2(b) and (ii) by its nature, cannot be cured prior to the End Date or, if such breach or failure is capable of being cured by the End Date, Parent has not cured such breach or failure within thirty (30) days after receiving written notice from the Company describing such breach or failure in reasonable detail (provided, that the Company is not then in breach of any representation, warranty, covenant or other agreement contained herein that would result in a failure of a condition set forth in Section 7.3(a) or Section 7.3(b));

(f) by Parent, if the Company shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) if it occurred or was continuing to occur on the Closing Date, would result in a failure of a condition set forth in Section 7.3(a) or Section 7.3(b) and (ii) by its nature, cannot be cured prior to the End Date or, if such breach or failure is capable of being cured by the End Date, the Company has not cured such breach or failure within thirty (30) days after receiving written notice from Parent describing such breach or failure in reasonable detail (provided, that Parent is not then in breach of any representation, warranty, covenant or other agreement contained herein that would result in a failure of a condition set forth in Section 7.2(a) or Section 7.2(b));

(g) by Parent, prior to receipt of the Company Stockholder Approval, in the event of an Adverse Recommendation Change; or

(h) by the Company, at any time prior to receipt of the Company Stockholder Approval in order to enter into an agreement that constitutes a Superior Proposal pursuant to Section 6.4; provided, however, that the Company shall not terminate this Agreement pursuant to this Section 8.1(h) unless in advance of or concurrently with such termination the Company pays, or causes to be paid, the Company Termination Fee as provided in Section 8.3.

Section 8.2 Effect of Termination. In the event of termination of this Agreement pursuant to Section 8.1, notice thereof shall be given to the other Parties, specifying the provisions hereof pursuant to which such termination is made and the basis therefor described in reasonable detail, and this Agreement shall terminate (except for the Confidentiality Agreement and the provisions of Section 6.16(b), this Section 8.2, Section 8.3 and Article IX), and there shall be no other liability on the part of any of the Parties (including, for the avoidance of doubt, the Financing Sources) to one another except as provided in the Confidentiality Agreement, and the provisions of Section 6.16(b), this Section 8.2, Section 8.3 and Article IX, and liability arising out of or the result of, intentional fraud or any willful and material breach of any covenant or agreement or willful and material breach of any representation or warranty in this Agreement occurring prior to termination, in which case the aggrieved Party shall not be limited to expense payment or any fee payable pursuant to Section 8.3, and shall be entitled to all rights and remedies available at Law or in equity; The Parties acknowledge and agree that, to the extent Parent or Merger Sub is required to pay damages in connection with the termination of this Agreement that exceeds the Company’s expenses or out-of-pocket costs incurred in connection with this Agreement and any of the transactions contemplated hereby, including any disputes related thereto, such excess represents an amount of damages payable in respect of losses suffered by the Company and by Persons who are holders of Company Stock or Company Equity Awards as of the date on which this Agreement is terminated in respect of Company Stock or Company Equity Awards, as applicable.

Section 8.3 Termination Fees

(a) If this Agreement is terminated:

(i) by Parent pursuant to Section 8.1(g) (Adverse Recommendation Change); or

(ii) by the Company pursuant to Section 8.1(h) (Company Superior Proposal); or

(iii) (A) by (I) either Parent or the Company pursuant to Section 8.1(b) (Outside Date) or Section 8.1(d) (Company Stockholder Approval Not Obtained) or (II) Parent pursuant to Section 8.1(f) (Company Terminable Breach), (B) a bona fide Alternative Proposal shall have been made to the Company or been publicly announced after the date of this Agreement and not publicly withdrawn any time prior to such termination and abandonment and such Alternative Proposal shall have been made by a Third Party prior to such termination (or prior to the date of the Company Stockholders’ Meeting in the case of a termination pursuant to Section 8.1(d)), and (C) within twelve (12) months after the termination of this Agreement, the Company or any of its Subsidiaries (1) consummates a transaction that is an Alternative Proposal, (2) enters into a definitive agreement with a Third Party with respect to a transaction that is an Alternative Proposal or (3) the Company Board of Directors shall have approved or recommended to the Company’s stockholders any Alternative Proposal, and the transactions contemplated by such definitive agreement with respect to such Alternative Proposal are or such Alternative Proposal is subsequently consummated (regardless of whether such consummation occurs within such twelve (12) month period);

then the Company shall pay to Parent the Company Termination Fee by wire transfer (to an account designated by Parent) in immediately available funds (x) in the case of the foregoing clause (i), within two (2) Business Days of such termination, (y) in the case of the foregoing clause (ii), at or prior to such termination, or, (z) in the case of the foregoing clause (iii), upon the earlier of the consummation of the transaction or the entry of a definitive agreement with respect to the transaction contemplated by such Alternative Proposal.

(b) If this Agreement is terminated:

(i) by either Parent or the Company pursuant to Section 8.1(c) (Unlawful Consummation) in connection with any Law relating to Antitrust Laws or Gaming Laws, including the Gaming Approvals; or

(ii) by either Parent or the Company pursuant to Section 8.1(b) (End Date) and at the time of such termination, (A) the condition set forth in Section 7.1(a) has been satisfied, (B) any of the conditions set forth in Section 7.1(b) (solely as such condition relates to Antitrust Laws or Gaming Laws, including the Gaming Approvals) or Section 7.1(c) shall not have been satisfied and no breach by the Company of Section 6.6 has been the primary cause of the conditions in Section 7.1(b) and Section 7.1(c) not being satisfied, and (C) the conditions set forth in Section 7.3 have been satisfied (other than those conditions that by their nature cannot be satisfied other than at Closing, but which condition would be satisfied or would be capable of being satisfied if the Closing Date were the date of such termination);

then, except as set forth in Section 8.3(e) with respect to a Reverse Termination Fee that becomes payable in circumstances constituting a Regulatory Breach Termination, Parent shall pay to the Company, on the fourth (4th) Business Day after such termination (the “Settlement Date”), the Reverse Termination Fee (in the case of clauses (i) and (ii) above), by wire transfer (to an account designated by the Company) in immediately available funds; provided that, at Parent’s election by written notice to the Company no later than two (2) Business Days after such termination, any portion of the Reverse Termination Fee shall be satisfied by Parent’s surrender (and the Company’s cancellation) of a number of shares of Company Common Stock with an aggregate value equal to such portion, based on the volume weighted average price per share of Company Common Stock for the period covering the ten (10) consecutive trading days immediately preceding the date of such termination and the ten (10) consecutive trading days beginning on (and including) the trading day immediately following the date of such termination (in which case, the Settlement Date shall be the second (2nd) Business Day after the tenth (10th) consecutive trading day following the date of such termination).

(c) “Company Termination Fee” shall be an amount equal to $200,000,000; provided, that, if this Agreement is terminated (i) prior to the No-Shop Period Start Date (A) by the Company pursuant to Section 8.1(h) or (B) by Parent pursuant to Section 8.1(g) or (ii) by the Company pursuant to Section 8.1(h) to enter into a Superior Proposal with any Excluded Party, then in each case “Company Termination Fee” shall be an amount equal to $100,000,000.

(d) “Reverse Termination Fee” shall be an amount equal to $450,000,000.

(e) Each of the Parties hereby agrees that, except as otherwise provided herein, any and all remedies set forth in this Agreement, including payment of the Company Termination Fee or the Reverse Termination Fee as applicable (in each case, a “Termination Fee Payment”), shall be deemed cumulative with, and not exclusive of, any other remedy conferred hereby, or at Law or in equity upon such Party, and the exercise by any Party of any one remedy will not preclude the exercise of any other remedy; provided, however, that a Termination Fee Payment that becomes due and payable in accordance with Section 8.3(a) or Section 8.3(b) shall be compensation and liquidated damages for the loss suffered by the Company or Parent, as applicable, as a result of the failure of the Merger to be consummated and to avoid the difficulty of determining damages under the circumstances, and none of the Parties shall have any other liability to one another after the payment of such Termination Fee Payment, except in the case of intentional fraud or a willful and material breach of this Agreement or as specifically set forth in this Section 8.3(e) with respect to a Reverse Termination Fee that becomes payable in circumstances constituting a Regulatory Breach Termination. Notwithstanding anything to the contrary in this Agreement, if a Termination Fee Payment shall become due and payable in accordance with Section 8.3(a) or Section 8.3(b), as applicable, from and after such termination and payment of such Termination Fee Payment pursuant to and in accordance with Section 8.3(a) or Section 8.3(b), as applicable, the paying Party shall have no further liability of any kind for any reason in connection with this Agreement or the termination contemplated hereby other than as provided under Section 8.3(a) or Section 8.3(b), as applicable, except in the case of intentional fraud or a willful and material breach of this Agreement. Each of the Parties acknowledges that any Termination Fee Payment that becomes due and payable in accordance with Section 8.3(a) or Section 8.3(b) is not intended to be a penalty, but rather constitutes liquidated damages in a reasonable amount that will compensate the Company or Parent, as the case may be, in the circumstances in which such Termination Fee Payment is due and payable and that do not involve intentional fraud or a willful and material breach of this Agreement, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision. In no event shall any Party be entitled to more than one payment of the Termination Fee Payment in connection with a termination of this Agreement pursuant to which the Termination Fee Payment is payable, even though such payment may be payable under one or more provisions hereof. Solely for purposes of this Section 8.3, “Alternative Proposal” shall have the meaning ascribed thereto in Section 1.1, except that all references to “10% or more” shall be changed to “more than 50%”. Notwithstanding anything to the contrary in this Agreement, if the Reverse Termination Fee becomes payable in circumstances constituting a Regulatory Breach Termination, the Company may elect in its sole discretion to either (i) demand payment of such Reverse Termination Fee in writing, in which case such Reverse Termination Fee will be paid by Parent to the Company in accordance with Section 8.3(b) or (ii) directly or indirectly, pursue an award of monetary damages or any other remedy available to it at law or in equity; provided, that, for purposes of clarity and for the avoidance of doubt, the Company’s exercise of any right to seek specific performance or other equitable relief pursuant to the terms of this Agreement shall not affect the Company’s right to terminate this Agreement pursuant to Section 8.1 or collect the Reverse Termination Fee (it being understood that in no event shall the Company be entitled both to specific performance to cause Parent to consummate the Merger and payment of the Reverse Termination Fee); provided, further, that, under no circumstances will the Company be entitled to receive both an award of monetary damages in connection with a Regulatory Breach Termination and payment of all or any portion of the Reverse Termination Fee.

(f) Each of the Parties acknowledges that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated hereby, and that, without these agreements, the Parties would not enter into this Agreement. If a Party fails to pay any amount due pursuant to this Section 8.3 (the “Non-Paying Party”) and a Party (the “Unpaid Party”) commences a suit which results in a final, non-appealable judgment against such Non-Paying Party for any amount due pursuant to this Section 8.3, then such Non-Paying Party shall pay the Unpaid Party its costs and expenses (including reasonable attorney’s fees and disbursements) in connection with such suit, together with interest on any amount due pursuant to this Section 8.3 at the “prime rate” as published in The Wall Street Journal, Eastern Edition, in eﬀect on the date such payment was required to be made through the date of payment (calculated daily on the basis of a year of 365 days and the actual number of days elapsed, without compounding) (the “Recovery Costs”).

ARTICLE IX

MISCELLANEOUS

Section 9.1 No Survival. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger, except for covenants and agreements that contemplate performance after the Effective Time or otherwise expressly by their terms survive termination of this Agreement or the Effective Time.

Section 9.2 Expenses. Except as set forth in Section 8.3 and as set forth herein with respect to the Debt Financing or in the Debt Financing Commitment, whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated hereby shall be paid by the Party incurring or required to incur such expenses. Other than as described in Section 3.4, the Surviving Corporation shall bear and timely pay all Transfer Taxes and shall prepare and file, at its expense, all Tax Returns and other documentation with respect to such Transfer Taxes.

Section 9.3 Counterparts; Effectiveness. This Agreement may be executed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered (by telecopy, electronic delivery or otherwise) to the other Parties. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document will have the same effect as physical delivery of the paper document bearing the original signature.

Section 9.4 Governing Law. This Agreement, and all claims or causes of action (whether at Law, in equity, in contract, in tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof, shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. Notwithstanding the foregoing and anything to the contrary herein, any Action, controversy or dispute of any kind or nature, whether at Law, in equity, in contract, in tort or otherwise, involving a Financing Source in connection with this Agreement, the Debt Financing Commitment or the transactions contemplated hereby or thereby shall (except as expressly set forth in the Debt Financing Commitment or any Financing Agreement) be governed by, and construed in accordance with, the Laws of the State of New York, without giving effect to any choice or conflict of Law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of New York; provided, however, that, notwithstanding the foregoing, it is understood and agreed that any matter to which a Financing Source is a party that is related to a Material Adverse Effect, the interpretation of the definition of “Material Adverse Effect” and the determination of whether the Merger has been consummated in accordance with the terms of this Agreement, in each case, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

Section 9.5 Jurisdiction; Specific Enforcement.

(a) The Parties agree that irreparable damage would occur (for which monetary damages, even if available, would not be an adequate remedy) in the event that any of the provisions of this Agreement were not performed (including failing to take such actions as are required of each of them hereunder to consummate the transactions contemplated by this Agreement), or were threatened to be not performed, in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, in addition to any other remedy that may be available to it, including monetary damages, each of the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) and all such rights and remedies at Law or in equity shall be cumulative, except as may be limited by Section 8.3; provided, that, notwithstanding anything contained herein to the contrary, it is explicitly agreed that the right of the Company to seek specific performance or other equitable remedies of Parent’s obligation to consummate the transactions contemplated by this Agreement, shall be subject to the terms of this Agreement, and the requirements that, on or after the date the Closing should have occurred pursuant to Section 2.2, the Company has delivered written notice to Parent to the effect that all of the conditions set forth in Section 7.1 and Section 7.3 have been satisfied or waived by Parent (other than those conditions that by their nature cannot be satisfied other than at Closing, provided that such conditions to be satisfied at the Closing would be satisfied as of the date of such notice if the Closing were to occur on the date of such notice) and the Company Parties are prepared to immediately consummate the Closing. Notwithstanding anything contained herein to the contrary, under no circumstances will the Company or any Affiliate of the Company be permitted or entitled to receive both specific performance that results in the occurrence of the Closing and any monetary damages. Each Party agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other Party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. The Parties further agree that no Party shall be required to obtain, secure, furnish or post any bond, security or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.5 and each Party waives any objection to the imposition of such relief or any right it may have to require the obtaining, securing, furnishing or posting of any such bond, security or similar instrument. If, prior to the End Date, either Party brings an action to enforce specifically the performance of the terms and provisions of this Agreement by the other Party, the End Date shall automatically be extended by (i) the amount of time during which such action is pending, plus twenty (20) Business Days, or (ii) such other time period established by the court presiding over such action. In addition, each of the Parties irrevocably agrees that any Action with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by any other Party or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the Parties hereby irrevocably submits with regard to any such Action for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any Action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the Parties hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any Action with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above named courts, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by applicable Law, any claim that (i) the Action in such court is brought in an inconvenient forum, (ii) the venue of such Action is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each of the Parties agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. To the fullest extent permitted by applicable Law, each of the Parties hereby consents to the service of process in accordance with Section 9.7; provided, however, that nothing herein shall affect the right of any Party to serve legal process in any other manner permitted by Law.

(b) Notwithstanding anything herein to the contrary, each of the Parties agrees on behalf of itself, its Subsidiaries and their respective Representatives that it, its Subsidiaries and their respective Representatives will not bring or support any Action, whether in Law, in equity, in contract, in tort or otherwise, against the Financing Sources and their respective current, former or future directors, officers, general or limited partners, stockholders, members, managers, controlling persons, Affiliates, employees or advisors, in each case, in their respective capacities as such, in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the Debt Financing or the performance thereof, in any forum other than the federal and New York state courts located in the Borough of Manhattan within the City of New York and the appellate courts thereof.

(c) The Company Group agrees that it has no right of recovery against, and no liability shall attach to, any of the Parent Related Persons (other than against the Parent Parties as provided by Section 8.3 and this Section 9.5(c), through Parent or Merger Sub or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil, by or through a claim by or on behalf of Parent or Merger Sub against any Parent Related Person, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any applicable Law, whether in contract, tort or otherwise, except for its rights to recover from the Parent (but not any other Parent Related Person) and subject to the other limitations described herein. Recourse against Parent shall be the sole and exclusive remedy of the Company Group and its Affiliates against Parent and any other Parent Related Persons (other than the Parent Parties to the extent provided in this Agreement and to the extent provided in the Confidentiality Agreement) in connection with this Agreement or the transactions contemplated hereby or in respect of any other document or theory of law or equity or in respect of any oral representations made or alleged to be made in connection herewith or therewith, whether at law or in equity, in contract, in tort or otherwise. Without limiting the rights of the Company against Parent and Merger Sub hereunder and Parent under the Confidentiality Agreement, in no event shall the Company Group or its Aﬃliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover damages from, any Parent Related Person (other than Parent in accordance with the terms of this Agreement and the limitations described herein). Notwithstanding anything herein to the contrary and for the avoidance of doubt, nothing in Section 8.3 or this Section 9.5(c) shall limit the remedies of the parties under the Confidentiality Agreement.

Section 9.6 Waiver of Jury Trial. EACH OF THE PARTIES ON BEHALF OF ITSELF, ITS SUBSIDIARIES AND THEIR RESPECTIVE REPRESENTATIVES IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION (WHETHER AT LAW, IN EQUITY, IN CONTRACT, IN TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE FINANCING, THE DEBT FINANCING COMMITMENT OR THE OTHER TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (INCLUDING ANY ACTION OR PROCEEDING INVOLVING OR AGAINST ANY FINANCING SOURCE).

Section 9.7 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given (a) upon personal delivery to the Party to be notified, (b) when received when sent by email to the Party to be notified (provided that no “bounce back” or similar message of non-delivery is received with respect thereto) or (c) when delivered by a courier (with confirmation of delivery), in each case, to the Party to be notified at the following address:

To Parent or Merger Sub:

Fertitta Gaming Holdco, LLC

1510 West Loop South

         Houston TX 77027

Email:    [***]

Attention:  Steven L. Scheinthal

with copies to (which shall not constitute notice):

White & Case LLP

1221 Avenue of the Americas

New York, NY 10020

Email:     joel.rubinstein@whitecase.com

    michael.deyong@whitecase.com

    ross.sturman@whitecase.com

Attention:    Joel Rubinstein

    Michael Deyong

 Ross Sturman

To the Company:

Caesars Entertainment, Inc.

100 West Liberty Street, Suite 1150

       Reno, NV 89501

Email:    [***]

Attention:  General Counsel

with copies to (which shall not constitute notice):

Latham & Watkins LLP

10250 Constellation Blvd. Suite 1100

Los Angeles, CA 90067

Email:   steven.stokdyk@lw.com

      andrew.clark@lw.com

Attention:  Steven Stokdyk

      Andrew Clark

or to such other address as any Party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated or personally delivered. Any Party may notify, in accordance with the procedures set forth in this Section 9.7, any other Party of any changes to the address or any of the other details specified in this paragraph; provided, however, that such notification shall only be effective on the date specified in such notice or five (5) Business Days after the notice is properly given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

Section 9.8 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or delegated by any of the Parties without the prior written consent of the other Parties. Subject to the first sentence of this Section 9.8, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and assigns. Any purported assignment not permitted under this Section 9.8 shall be null and void.

Section 9.9 Severability. Any term, covenant, restriction or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms, covenants, restrictions and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

Section 9.10 Entire Agreement. This Agreement, together with the Exhibits and Schedules hereto, the Company Disclosure Schedule, the Rollover Agreements, the Parent Rollover Agreements, the Support Agreements and the Confidentiality Agreement, constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, between the Parties, or among any of them, with respect to the subject matter hereof and thereof, and, subject to Section 9.13, this Agreement is not intended to grant standing to any Person other than the Parties.

Section 9.11 Amendments; Waivers. At any time prior to the Effective Time, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by a duly authorized representative of each of the Parties; provided, however, that after receipt of Company Stockholder Approval, if any such amendment or waiver shall by applicable Law or in accordance with the rules and regulations of Nasdaq require further approval of the stockholders of the Company, the effectiveness of such amendment or waiver shall be subject to the approval of the stockholders of the Company. Notwithstanding the foregoing, no failure or delay by any Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Notwithstanding anything to the contrary contained herein, Section 8.2, the second sentence of Section 9.4, Section 9.5(b), Section 9.6, this sentence of Section 9.11 and Section 9.13 (and any defined terms as used in such provisions (but not as used for any other purpose in this Agreement)) and any other provision of this Agreement to the extent modifying the substance of such provision may not be amended, supplemented, waived or otherwise modified in a manner adverse to the Financing Sources without the prior written consent of any such adversely affected Financing Source.

Section 9.12 Headings. Headings of the Articles and Sections of this Agreement are for convenience of the Parties only and shall be given no substantive or interpretive effect whatsoever. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.13 No Third-Party Beneficiaries; Liability of Financing Sources.

(a) Each of the Parties agrees that their respective representations, warranties, covenants and agreements set forth herein are solely for the benefit of the other Parties, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any person other than the Parties any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein, except:

(i) from and after the Effective Time, with respect to the provisions of Section 6.8, which shall inure to the benefit of the Persons benefitting therefrom who are intended to be third-party beneficiaries thereof;

(ii) from and after the Effective Time, (i) the rights of holders of Company Common Stock to receive the Merger Consideration in accordance with the terms and conditions of this Agreement or (ii) the rights of holders of Company Equity Awards to receive the payments contemplated by the applicable provisions of Section 3.5, in each case, in accordance with the terms and conditions of this Agreement;

(iii) subject to the provisions of this Agreement, if Parent willfully and materially breaches this Agreement, then, following the termination of this Agreement, the Company may seek damages and other relief (including equitable relief) on behalf of the holders of shares of Company Common Stock or Company Equity Awards (which Parent and Merger Sub acknowledge and agree may include monetary damages based on a decrease in share value or lost premium or other economic benefit of the transactions contemplated by this Agreement to the holders of Company Stock or Company Equity Awards); and

(iv) the Financing Sources shall be express third-party beneficiaries of Section 8.2, the second sentence of Section 9.4, Section 9.5(b), Section 9.6, the last sentence of Section 9.11 and this Section 9.13, each such Section shall expressly inure to the benefit of the Financing Sources each of them shall be entitled to rely on and enforce the provisions of such Sections.

(b) The rights granted pursuant to clause (iii) of Section 9.13(a) and the provisions of Section 8.2 with respect to the ability to seek and, if awarded, the recovery of, damages based on the losses suffered by the holders of Company Stock or Company Equity Awards (including monetary damages based on a decrease in share value or lost premium or other economic benefit of the transactions contemplated by this Agreement to the holders of Company Stock or Company Equity Awards) shall only be enforceable on behalf of the holders of Company Stock or Company Equity Awards by the Company in its sole and absolute discretion, as agent for the holders of Company Stock or Company Equity Awards (and in no event shall any such holder be entitled to enforce any of their rights, or any of Parent’s or Merger Sub’s obligations, under this Agreement in the event of any willful and material breach), it being understood and agreed that any and all interests in the recovery of such losses or any such claim shall attach to the Company Stock and Company Equity Awards and subsequently be transferred therewith and, consequently, any damages, settlements or other amounts recovered or received by the Company with respect to such claims (net of expenses incurred by the Company in connection therewith and) may, in the Company’s sole and absolute discretion, be (i) distributed, in whole or in part, by the Company to such holders as of any date determined by the Company; or (ii) retained by the Company for the use and benefit of the Company and its Subsidiaries in any manner that the Company deems fit.

(c) Notwithstanding anything to the contrary contained herein but subject to the proviso at the end of this Section 9.13(c), the Company agrees on behalf of itself, its Subsidiaries and their respective Representatives that it, its Subsidiaries and their respective Representatives shall not have any rights or claims against any Financing Source in its capacity as such (or any current, former or future directors, officers, general or limited partners, stockholders, members, managers, controlling persons, Affiliates, employees or advisors of any such Financing Source in its capacity as such) in connection with this Agreement, the Debt Financing, the Debt Financing Commitment or the transactions contemplated hereby or thereby, whether at law or equity, contract, tort or otherwise, nor shall any Financing Source in its capacity as such (or any current, former or future directors, officers, general or limited partners, stockholders, members, managers, controlling persons, Affiliates, employees or advisors of any Financing Source in its capacity as such) have any obligations or liability to the Company or any of its Subsidiaries and their respective Representatives in connection with this Agreement, the Debt Financing, the Debt Financing Commitment or the transactions contemplated hereby or thereby, all of which are hereby waived; provided, that the foregoing shall not be interpreted as (i) limiting the ability of Parent or any Affiliate of Parent to enforce their rights and remedies under the Debt Financing Commitment or any Financing Agreement or (ii) otherwise limiting the obligations of the Financing Sources to Parent (and its successors, assigns and Affiliates) and/or the other rights of the parties to the Debt Financing Commitment or any Financing Agreement.

Section 9.14 Guarantee.

(a) As a material inducement to the Company to enter into this Agreement and to consummate the transactions contemplated by this Agreement, the Parent Guarantor, hereby absolutely, fully, irrevocably and unconditionally, on the terms and subject to the conditions set forth herein, guarantees to the Company, the full, complete and timely payment and performance of all of the obligations of Parent and Merger Sub under this Agreement (including full, complete and timely payment by Parent of Parent’s obligations under Section 8.2 and Section 8.3, in the event of a termination of this Agreement pursuant to Article VIII, and as a result of any action under Section 9.5 to specifically enforce the terms and provisions of this Agreement), and any other amounts required to be paid by Parent pursuant to this Agreement (collectively, the “Obligations”), as primary obligors and not merely as sureties.

(b) The Parent Guarantor shall take all actions necessary or advisable, in its control, to ensure that (i) it complies (as applicable), and causes its Subsidiaries to comply, with all of the Obligations applicable to Parent’s Subsidiaries under Section 6.6 as if the Parent Guarantor and its Subsidiaries were parties thereto and (ii) the Persons listed on Section 9.14(b) of the Parent Disclosure Schedule comply with, solely in respect of any casino assets, all of the Obligations applicable to Parent’s Subsidiaries under Section 6.6.

(c) This guarantee shall be an irrevocable, absolute, full and unconditional guaranty, irrespective of: (i) any modification, amplification, amendment, supplement, renewal or waiver of this Agreement or any of the terms or conditions hereof; (ii) any postponement or extension of the date on which any payment must be made pursuant to this Agreement or postponement or extension of the date on which any act must be performed by Parent or Merger Sub hereunder; (iii) any change in the organization or structure of the Company or any of its Affiliates; and (iv) any other circumstances which might otherwise constitute a legal or equitable discharge or defense of a guarantor, including any termination of or change in corporate existence, structure or ownership of Parent, Merger Sub or Parent Guarantor, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting Parent, Merger Sub or their assets, in each case, without notice to or assent by Parent Guarantor, who shall remain bound by this guarantee, which shall remain in full force and effect until all of the Obligations have been indefeasibly paid, notwithstanding any such event or circumstance or any such act by the Company. The obligations of the Parent Guarantor hereunder are independent of the obligations of Parent and Merger Sub, and a separate action or actions, including any action brought by the Company in accordance with Section 9.5 to enforce its rights to cause the Obligations to be satisfied, may be brought and prosecuted against Parent Guarantor whether or not any action is brought against Parent or Merger Sub and whether or not Parent or Merger Sub is joined in any such action. Parent Guarantor hereby waives: (i) notice of the acceptance by the Company of this guarantee; (ii) notice of the non-performance of all or any of the Obligations; (iii) diligence, presentment, demand of payment, filing objections with a court, any right to require proceeding first against Parent or Merger Sub, any right to require the prior disposition of the assets of Parent or Merger Sub to meet their respective obligations, notice, protest and all demands whatsoever; (iv) any defense arising by reason of any claim or defense based upon an election of remedies, including the failure or delay in exercising remedies against Parent or Merger Sub, by the Company which in any manner affects any of its rights to proceed against Parent or Merger Sub; (v) any defense arising by reason of any modification, termination or release of any of the Obligations pursuant to applicable Law; (vi) any defense arising from the bankruptcy, insolvency, dissolution, liquidation, receivership or reorganization of Parent or Merger Sub; and (vii) any right to require the Company to exhaust any right, power or remedy or proceed against Parent or Merger Sub under this Agreement or any other document.

(d) Parent Guarantor represents and warrants as follows: (i) Parent Guarantor is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization, and has the requisite organizational power and authority to own or lease its assets and to conduct its business in all material respects as it is now being conducted; (ii) the execution, delivery and performance by Parent Guarantor of this Section 9.14 and the consummation of the transactions contemplated hereby have been duly authorized by all necessary organizational action on the part of Parent Guarantor, this Agreement has been duly and validly executed and delivered by Parent Guarantor and constitutes a valid and binding agreement of Parent Guarantor enforceable against it in accordance with its terms; (iii) all consents, authorizations, and approvals of, and registrations and declarations with, any Governmental Entity necessary for the due execution, delivery and performance of this Section 9.14 have been obtained, or will be obtained prior to the Closing Date, and as of the Closing Date shall remain in full force and effect and all conditions thereof have been, or will be prior to the Closing Date, duly complied with, and, to the knowledge of Parent Guarantor, no other action by and no notice to or filing with any Governmental Entity is required in connection with the execution, delivery, or performance of this Section 9.14; (iv) Parent Guarantor has adequate means to obtain from Parent and Merger Sub, on a continuing basis, information concerning the financial condition of Parent and Merger Sub and is not relying on the Company to provide such information, now or in the future; (v) Parent Guarantor is the indirect owner of Fertitta Entertainment, LLC and (v) the execution, delivery and performance by Parent Guarantor of this Section 9.14 and the consummation of the transactions contemplated hereby do not and will not (A) violate the organizational documents of Parent Guarantor, (B) violate any applicable Law, or (C) constitute a default under or give rise to any right of termination, cancellation or acceleration of any material right or obligation under, any Contract binding upon Parent Guarantor, except, in the case of this clause (C), as would not reasonably be expected, individually or in the aggregate, to interfere with, prevent or delay the ability of Parent Guarantor to enter into and perform its obligations under this Section 9.14.

(e) Parent Guarantor agrees that other than to a wholly owned Subsidiary of Parent or Parent Guarantor, Parent Guarantor shall not sell, distribute or otherwise transfer any assets or incur any liabilities or restrictions on the use of such assets that would or would reasonably be expected to prevent or materially impair the ability of Parent Guarantor to perform its obligations under this Agreement.

(f) If any of the Obligations have been paid by Parent Guarantor but such payment is forfeited, reclaimed or otherwise repaid pursuant to any bankruptcy, insolvency or similar Laws, then claims for such amount as was so forfeited, reclaimed or otherwise repaid shall be revived and continue as if such payment or proceeds had not been received by the Company from Parent Guarantor under this Section 9.14.

(g) Notwithstanding anything to the contrary, Parent Guarantor shall have and may assert any defenses that Parent or Merger Sub may possess or may assert under this Agreement other than any defenses that Parent or Merger Sub may possess relating to (i) lack of validity or enforceability of this Agreement against Parent or Merger Sub arising from the defective incorporation of Parent or Merger Sub or lack of qualification to do business in any applicable jurisdiction, (ii) Parent’s or Merger Sub’s lack of corporate authority to enter into or perform this Agreement or the due execution and delivery hereof, or (iii) the termination of existence, dissolution, liquidation, insolvency, bankruptcy, receivership, or other reorganization of Parent or Merger Sub.

(h) Parent Guarantor shall be subrogated to all rights of the Company against Parent and Merger Sub in respect of any amounts paid by Parent Guarantor pursuant to this Section 9.14; provided, however, that Parent Guarantor hereby postpones all rights of subrogation, reimbursement, indemnity and recourse (including any statutory rights of subrogation under Section 509 of the Bankruptcy Code, 11 U.S.C. § 509, or otherwise) until such time as the Obligations are paid or otherwise satisfied in full.

(i) This guarantee shall remain in full force and effect notwithstanding any merger, consolidation, reorganization, sale of assets or similar transaction involving Parent or Parent Guarantor. Parent Guarantor may not assign its rights or obligations under this Section 9.14 without the prior written consent of the Company, which consent may be withheld in the Company’s sole and absolute discretion.

(j) Hospitality Headquarters shall take all actions necessary or advisable, in its control, to ensure that it complies (as applicable) with all of the Obligations applicable to Parent’s Subsidiaries under Section 6.6 as if Hospitality Headquarters was party thereto. Hospitality Headquarters is owned by Fertitta Entertainment, Inc. and owns, among other things, the assets listed on Section 9.14(j) of the Parent Disclosure Schedule.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered as of the date first above written.

CAESARS ENTERTAINMENT, INC.

By:	/s/ Thomas R. Reeg
Name: Thomas R. Reeg
Title: Chief Executive Officer

FERTITTA GAMING HOLDCO, LLC

By:	/s/ Steven L. Scheinthal
Name: Steven L. Scheinthal
Title: Vice President and Secretary

EMPIRE MERGER SUB, INC.

By:	/s/ Steven L. Scheinthal
Name: Steven L. Scheinthal
Title: Vice President and Secretary

LANDRY’S FERTITTA, LLC, solely in its capacity as Parent Guarantor with respect to Section 9.14

By:	/s/ Steven L. Scheinthal
Name: Steven L. Scheinthal
Title: Vice President and Secretary

HOSPITALITY HEADQUARTERS, INC., solely for the purposes of Section 9.14(j)

By:	/s/ Steven L. Scheinthal
Name: Steven L. Scheinthal
Title: Vice President and Secretary

Exhibit A

Rollover Stockholders

Rollover Stockholder	Rollover Shares
Recreational Enterprises, Inc.	5,000,000 unless reduced in accordance with the Rollover Agreement